                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                COMBANCORP
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               [COMBANCORP STATIONERY]
                                                           August 5, 1996



Dear Fellow Shareholder:

     A Special Meeting of Shareholders of COMBANCORP will be held at the Wyndham Garden Hotel (Salon A, Main Floor), 5757 Telegraph Road, City of Commerce, California on August 29, 1996, at 10:00 a.m., Pacific Time.

     At the Special Meeting, you will be asked to consider and vote on the approval and adoption of an Agreement and Plan of Merger, dated as of May 22, 1996, which provides for the acquisition of COMBANCORP by BanPonce Corporation ("BanPonce") through a merger of a wholly-owned indirect subsidiary of BanPonce with and into COMBANCORP. In addition, you will be asked to consider and vote on the approval and adoption of a related Agreement of Merger which will be executed and filed with the Secretary of State of the State of California to effect the merger. In the proposed merger, each outstanding share of COMBANCORP Common Stock (other than dissenters' shares) will be converted into the right to receive $17.31 in cash.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER PROPOSAL DESCRIBED IN THE ATTACHED PROXY STATEMENT AND HAS DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, COMBANCORP AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED MERGER. THE EXECUTIVE OFFICERS AND DIRECTORS OF COMBANCORP HAVE CONFLICTS OF INTEREST WITH RESPECT TO THE TRANSACTION. SEE "THE MERGER -- CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER" IN THE ENCLOSED PROXY STATEMENT.

     Accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement relating to the actions to be taken by COMBANCORP shareholders at the Special Meeting and a proxy card. The Proxy Statement more fully describes the proposed merger and includes additional information about COMBANCORP.

     All shareholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. It is important that your shares be represented and voted at the Special Meeting.

                                   Sincerely,


                                   RICHARD F. DEMERJIAN
                                   Chairman of the Board and President



- --------------------------------------------------------------------------------
     Your vote is important.  Even if you have sold shares since the July 19,
1996 Record Date, only you are entitled to vote such shares. If your COMBANCORP shares were held by your broker on the Record Date, you must instruct your broker how to vote the shares.  Please complete, sign and date the enclosed proxy card and mail it promptly in the enclosed return envelope.
- --------------------------------------------------------------------------------

                                      COMBANCORP
                            6001 East Washington Boulevard
                         City of Commerce, California  90040
                      -----------------------------------------

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON AUGUST 29, 1996
                      -----------------------------------------

    NOTICE IS HEREBY GIVEN of a Special Meeting of Shareholders of COMBANCORP, a California corporation, to be held on Thursday, August 29, 1996 at the Wyndam Garden Hotel (Salon A, Main Floor), 5757 Telegraph Road, City of Commerce, California, at 10:00 a.m., Pacific Time (the "Special Meeting"), to consider and vote upon the following matter:

    The approval and adoption of an Agreement and Plan of Merger, dated as of May 22, 1996 (the "Reorganization Agreement"), by and among BanPonce Corporation, a Puerto Rico corporation ("BanPonce"), BanPonce Merger Corp., a California corporation and a wholly-owned indirect subsidiary of BanPonce ("Merger Sub"), and COMBANCORP, and a related Agreement of Merger to be executed by COMBANCORP and Merger Sub and filed with the Secretary of State of the State of California (the "Merger Agreement") (the Reorganization Agreement and the Merger Agreement together being referred to as the "Acquisition Agreement") pursuant to which Merger Sub will merge with and into COMBANCORP and each share of COMBANCORP Common Stock then outstanding (other than dissenters' shares) will be converted without any action on the part of the holder thereof into the right to receive $17.31 in cash. A copy of the Reorganization Agreement is attached as Appendix A to the accompanying Proxy Statement and a copy of the Merger Agreement is attached as Exhibit 8.1 to the Reorganization Agreement.

    The Board of Directors of COMBANCORP has approved the Acquisition Agreement and the transactions contemplated thereby and recommends that shareholders vote "FOR" approval and adoption of the Acquisition Agreement and such transactions. The directors and officers of COMBANCORP have certain conflicts of interest with respect to the transactions. See "THE MERGER -- Conflicts of Interest of Certain Persons in the Merger" in the accompanying Proxy Statement.

    Only holders of record of shares of COMBANCORP Common Stock at the close of business on July 19, 1996 are entitled to notice of and to vote at the Special Meeting and any adjournment thereof. Under California law, the affirmative vote of the holders of a majority of the outstanding shares of COMBANCORP Common Stock is necessary to approve and adopt the Acquisition Agreement.

    Shareholders of COMBANCORP who vote against the Acquisition Agreement or who abstain from voting and who comply with the requirements of Chapter 13 of the California General Corporation Law have the right to seek appraisal of the fair value of their shares of

COMBANCORP Common Stock. See "DISSENTERS' RIGHTS" in the accompanying Proxy Statement.

                                       BY ORDER OF THE BOARD OF DIRECTORS,



                                                 Esther G. Wilson
                                               Corporate Secretary


City of Commerce, California
AUGUST 5, 1996


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING, AT
ANY TIME PRIOR TO ITS EXERCISE AT THE MEETING.  A RETURN ENVELOPE IS ENCLOSED
FOR YOUR CONVENIENCE AND REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                PROXY STATEMENT
                                       OF
                                   COMBANCORP

     This Proxy Statement is furnished by COMBANCORP, a California corporation, to be used in soliciting proxies of holders of Common Stock of COMBANCORP ("COMBANCORP Common Stock") in connection with the proposed merger (the "Merger") of COMBANCORP and BanPonce Merger Corp., a California corporation and a wholly-owned indirect subsidiary ("Merger Sub") of BanPonce Corporation, a Puerto Rico Corporation ("BanPonce"), pursuant to an Agreement and Plan of Merger, dated as of May 22, 1996, by and among BanPonce, COMBANCORP and Merger Sub and a related Agreement of Merger by and between COMBANCORP and Merger Sub to be filed with the Secretary of State of the State of California to effect the Merger.

                -------------------------------------------------

                              AVAILABLE INFORMATION

     COMBANCORP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic and other reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial affairs and other matters.

     The periodic and other reports, proxy statements and other information filed with the SEC by COMBANCORP pursuant to the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, Washington, D.C. 20549, and should be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                -------------------------------------------------

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and if given or made, such information or representation should not be relied upon as having been authorized by COMBANCORP. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction in which, or from any person from whom in any jurisdiction, it is unlawful to make such proxy solicitation. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of COMBANCORP since the date of this Proxy Statement.

                -------------------------------------------------

     This Proxy Statement is dated, and the approximate date the proxy materials were first mailed to COMBANCORP shareholders was, August 5, 1996.

                                TABLE OF CONTENTS


                                                                            Page

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     Parties to the Merger . . . . . . . . . . . . . . . . . . . . . . . . .   1
     Date, Time and Place of the Special Meeting . . . . . . . . . . . . . .   2
     Purpose of the Special Meeting. . . . . . . . . . . . . . . . . . . . .   2
     Record Date; Shares Entitled to Vote; Vote Required . . . . . . . . . .   2
     Market Price of COMBANCORP Common Stock Prior
       to Announcement of Merger . . . . . . . . . . . . . . . . . . . . . .   2
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     Description of the Merger; Merger Consideration . . . . . . . . . . . .   3
     Surrender of COMBANCORP Certificates. . . . . . . . . . . . . . . . . .   3
     Recommendation of the COMBANCORP Board of Directors;
     Opinion of COMBANCORP's Financial Advisor . . . . . . . . . . . . . . .   4
     Conflicts of Interest of Certain Persons in the Merger. . . . . . . . .   4
     COMBANCORP 1993 Stock Option Plan . . . . . . . . . . . . . . . . . . .   5
     Conditions of the Merger; Waiver; Amendment . . . . . . . . . . . . . .   5
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     Governmental and Regulatory Approvals . . . . . . . . . . . . . . . . .   6
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . .   6
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . .   6

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . .   7

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING. . . . . . . . . . . . . . . .   9

VOTING AND PROXIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Record Date; Vote Required; Proxies . . . . . . . . . . . . . . . . . .  10
     Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     Stock Ownership of Management and Certain Beneficial Owners . . . . . .  11

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     Background. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . . . . .  14
     Merger Consideration; Description of the Merger . . . . . . . . . . . .  16
     Recommendation of the COMBANCORP Board of Directors . . . . . . . . . .  16
     Opinion of COMBANCORP's Financial Advisor . . . . . . . . . . . . . . .  16
     Operations of COMBANCORP After the Merger . . . . . . . . . . . . . . .  22
     Conflicts of Interest of Certain Persons in the Merger. . . . . . . . .  22

                                                                            Page

     Severance Agreements. . . . . . . . . . . . . . . . . . . . . . . . . .  22
     COMBANCORP 1993 Stock Option Plan . . . . . . . . . . . . . . . . . . .  23
     Surrender of Certificates Representing COMBANCORP Common Stock. . . . .  23
     Conditions of the Merger; Waiver; Amendment . . . . . . . . . . . . . .  24
     Conduct of Business; Certain Covenants. . . . . . . . . . . . . . . . .  24
     Deregistration of COMBANCORP Common Stock After the Merger. . . . . . .  26
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . .  27

CERTAIN FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . .  27

DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

INFORMATION CONCERNING COMBANCORP. . . . . . . . . . . . . . . . . . . . . .  31
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     Market Price of Common Stock and Dividend Information . . . . . . . . .  59

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS  FOR THE YEARS
  ENDED DECEMBER 31, 1995, 1994 AND 1993 . . . . . . . . . . . . . . . . . .  60
     Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . .  63
     Liquidity and Interest Rate Sensitivity . . . . . . . . . . . . . . . .  66
     Capital Resources . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     Risk Elements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     Effects of Inflation. . . . . . . . . . . . . . . . . . . . . . . . . .  68
     Recent Accounting Developments. . . . . . . . . . . . . . . . . . . . .  69

MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 . . . . . . . . . . . .  70
     Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . .  72
     Liquidity and Interest Rate Sensitivity . . . . . . . . . . . . . . . .  73
     Capital Resources . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

INDEPENDENT PUBLIC ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . . . .  75

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75

                                     SUMMARY


     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND IN THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO AND INCORPORATED BY REFERENCE HEREIN. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY.

PARTIES TO THE MERGER

     COMBANCORP AND COMMERCE NATIONAL BANK

     COMBANCORP, a California corporation, is a registered bank holding company that was incorporated in 1982 to acquire all of the outstanding shares of Commerce National Bank, a national banking association (the "Bank"). At March 31, 1996, COMBANCORP had total consolidated assets of approximately $69.0 million and shareholders' equity of approximately $6.2 million. The Bank is a full-service commercial bank providing a full range of deposit, investment and credit services for business and individual customers. The primary service area of the Bank includes the City of Commerce, Downey, Montebello, Bell Gardens, Whittier, Lynwood, South Gate, Pico Rivera, Santa Fe Springs, Los Angeles and portions of Vernon, all located in California. At March 31, 1996, the Bank had total assets of approximately $69.0 million and total deposits of approximately $62.5 million. COMBANCORP has no operations other than those of the Bank and has no other subsidiaries. The mailing address and telephone number of the principal executive offices of COMBANCORP and the Bank are 6001 E. Washington Boulevard, City of Commerce, California 90004, (213)724-8800.

     BANPONCE CORPORATION AND BANPONCE MERGER CORP.

     BanPonce Corporation, a Puerto Rico corporation organized in 1984 ("BanPonce"), is a bank holding company which provides full-service commercial banking and other financial services through four subsidiaries in Puerto Rico and the continental United States. At March 31, 1996, BanPonce had total consolidated assets of approximately $15.8 billion and stockholders' equity of approximately $1.2 billion.

     BanPonce Merger Corp., a California corporation ("Merger Sub"), is a corporation recently organized by BanPonce for the purpose of effecting the acquisition of COMBANCORP. It has no material assets and has not engaged in any activities except in connection with such proposed acquisition. The mailing address and telephone number of the principal executive offices of BanPonce and Merger Sub are 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918, (809)765-9800.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The Special Meeting of Shareholders of COMBANCORP, including any adjournment thereof (the "Special Meeting"), will be held on Thursday, August 29, 1996, at 10:00 a.m., Pacific Time, at the Wyndam Garden Hotel (Salon A, Main Floor), 5757 Telegraph Road, City of Commerce, California. See "INTRODUCTION."

PURPOSE OF THE SPECIAL MEETING

     The purpose of the Special Meeting is to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of May 22, 1996 (the "Reorganization Agreement"), by and among BanPonce, COMBANCORP and Merger Sub and a related Agreement of Merger to be executed by and between COMBANCORP and Merger Sub and filed with the Secretary of State of the State of California (the "Merger Agreement") (the Reorganization Agreement and the Merger Agreement together shall be referred to as the "Acquisition Agreement"), pursuant to which Merger Sub will merge with and into COMBANCORP (the "Merger"), with COMBANCORP as the surviving corporation (the "Surviving Corporation") and each share of common stock, no par value per share, of COMBANCORP (the "COMBANCORP Common Stock") then outstanding (other than dissenters' shares) will be converted without any action on the part of the holder thereof into the right to receive $17.31 in cash (the "Merger Consideration"). A copy of the Reorganization Agreement is attached to this Proxy Statement as Appendix A and a copy of the Merger Agreement is attached as
Exhibit 8.1 to the Reorganization Agreement and each is incorporated herein by reference.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

     Only holders of record of shares of COMBANCORP Common Stock at the close of business on July 19, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 565,789 shares of COMBANCORP Common Stock outstanding, held by approximately 346 holders of record.

     The affirmative vote of the holders of a majority of the shares of COMBANCORP Common Stock outstanding on the Record Date is required to approve the Merger Proposal. As of the Record Date, COMBANCORP executive officers and directors owned an aggregate of 163,782 shares of COMBANCORP Common Stock, representing approximately 29.0% of the outstanding shares of COMBANCORP Common Stock. Such persons intend to vote their shares in favor of the Merger Proposal. See "VOTING and PROXIES."

MARKET PRICE OF COMBANCORP COMMON STOCK PRIOR TO ANNOUNCEMENT OF MERGER

     On April 25, 1996, the last full trading day prior to the joint public announcement by COMBANCORP and BanPonce of the proposed Merger, the reported bid price for COMBANCORP Common Stock was $9.125 per share.

DISSENTERS' RIGHTS

     Holders of shares of COMBANCORP Common Stock who comply with the specific legal requirements of Chapter 13 of the General Corporation Law of the State of California (the "California GCL") are entitled to rights of appraisal with respect to such shares. Shareholders electing to exercise their appraisal rights under Chapter 13 must vote against the Merger Proposal or specify a direction to abstain. If a shareholder returns a signed proxy but does not specify a vote against the Merger Proposal or a direction to abstain, the proxy will be voted for the Merger Proposal, which will have the effect of waiving that shareholder's appraisal rights. In addition, in order for any shareholder to perfect appraisal rights, the shareholder, after receipt of notice of approval of the Merger Proposal by COMBANCORP, must make written demand upon COMBANCORP, Attention Secretary, at 6001 E. Washington Blvd., City of Commerce, California 90004 for the purchase of his or her shares and submit certificates representing his or her shares to COMBANCORP or its transfer agent. See "DISSENTERS' RIGHTS" and Appendix C.

DESCRIPTION OF THE MERGER; MERGER CONSIDERATION

     The Acquisition Agreement provides that, if the Merger Proposal is approved by the shareholders of COMBANCORP and all other conditions to the consummation of the Merger have been satisfied or waived, (a) Merger Sub will be merged with and into COMBANCORP, (b) COMBANCORP will become a wholly-owned indirect subsidiary of BanPonce and (c) each share of COMBANCORP Common Stock then outstanding (other than dissenters' shares) will be converted without any action on the part of the holder thereof into the right to receive the Merger Consideration.

     The Merger will be effective upon the filing of the Merger Agreement, together with required officers' certificates, with the Secretary of State of the State of California in accordance with the California GCL, which filing will be made as promptly as practicable after the Merger Proposal is approved at the Special Meeting and after all other conditions to the consummation of the Merger have been satisfied or waived (the date of such filing being the "Effective Date" and the time of such filing being the "Effective Time"). It is presently anticipated that, subject to the satisfaction or waiver of the other conditions to the consummation of the Merger, such filing will be made on the date of the Special Meeting. See "THE MERGER -- Conditions of the Merger; Waiver; Amendment."

SURRENDER OF COMBANCORP CERTIFICATES

     Promptly after consummation of the Merger, COMBANCORP's transfer agent, Wells Fargo Bank, N.A., will mail a letter of transmittal with instructions to all holders of record of COMBANCORP Common Stock as of the Effective Time for use in exchanging their COMBANCORP stock certificates for the Merger Consideration. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS

RECEIVED. See "THE MERGER -- Surrender of Certificates Representing COMBANCORP Common Stock."

RECOMMENDATION OF THE COMBANCORP BOARD OF DIRECTORS;
OPINION OF COMBANCORP'S FINANCIAL ADVISOR

     The Board of Directors of COMBANCORP believes that the terms of the Merger are fair to, and in the best interests of, COMBANCORP and its shareholders and recommends to shareholders of COMBANCORP that they vote "FOR" the Merger Proposal. Certain executive officers and directors of COMBANCORP have conflicts of interest with respect to the transaction. See "THE MERGER -- Conflicts of Interest of Certain Persons in the Merger."

     COMBANCORP has retained The Secura Group ("Secura") to act as its financial advisor in connection with the Merger. Secura has delivered to the COMBANCORP Board of Directors its written opinion, dated as of July 31, 1996, to the effect that, as of such date and based upon the matters described therein, the Merger Consideration to be received by the holders of COMBANCORP Common Stock was fair, from a financial point of view, to such shareholders. The opinion of Secura is directed to the fairness of the Merger Consideration and does not constitute a recommendation to any shareholder as to how to vote at the Special Meeting. Reference is made to the full text of the fairness opinion, a copy of which is attached as Appendix B, for the specific assumptions made and matters considered by Secura. This opinion should be read in its entirety by COMBANCORP shareholders. See "THE MERGER -- Background," "-- Recommendation of the COMBANCORP Board of Directors" and "-- Opinion of COMBANCORP's Financial Advisor."

CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER

     On the Effective Date, the Bank will enter into severance agreements (the "Severance Agreements") with each of Richard F. Demerjian and Esther G. Wilson, each of whom is an executive officer and director of COMBANCORP and the Bank. The Severance Agreements provide that if the Merger Agreement is consummated and either of Mr. Demerjian's or Ms. Wilson's employment with the Bank is terminated (except under certain circumstances) within one year of the Effective Date of the Merger, the Bank will pay to such person, in addition to accrued salary and benefits, an amount in cash equal to the sum of his or her annual salary in effect immediately prior to the date of termination (currently $151,505, in the case of Mr. Demerjian, and $98,063, in the case of Ms. Wilson) and $25,000 (in the case of Mr. Demerjian) or $12,500 (in the case of Ms. Wilson), plus the annualized amount of other employee benefits paid or accrued during the preceding year. See "THE MERGER -- Severance Agreements."

     Pursuant to the Reorganization Agreement, all outstanding stock options to acquire COMBANCORP Common Stock, including those held by executive officers and directors of COMBANCORP, will be cancelled and converted into the right to receive $10.31 per share. The directors and executive officers of COMBANCORP will receive the following amounts, less applicable withholding taxes, attributable to the cancellation of their Stock
Options: Mr. Demerjian, $193,313; Mr. Glover, $51,550; Mr. Minasian, $51,550; Mr. Oppenheim, $51,550; Mr. Pace, $51,550; Mr. Strayer, $51,550 and Ms. Wilson, $128,875. See "THE MERGER -- COMBANCORP 1993 Stock Option Plan."

COMBANCORP 1993 STOCK OPTION PLAN

     The Reorganization Agreement provides that each outstanding option to purchase COMBANCORP Common Stock ("Stock Option") granted under the COMBANCORP 1993 Stock Option Plan, as amended (the "Option Plan"), whether or not exercisable, shall be cancelled by COMBANCORP and converted into the right to receive $10.31 per share of COMBANCORP Common Stock subject to such Stock Options. See "THE MERGER -- COMBANCORP 1993 Stock Option Plan.

CONDITIONS OF THE MERGER; WAIVER; AMENDMENT

     In addition to approval by the shareholders of COMBANCORP, the consummation of the Merger is conditioned upon (a) receipt of required regulatory approvals by the Federal Reserve Board and other governmental regulatory agencies without any materially burdensome conditions; (b) the absence of any order, decree or injunction of, or litigation or proceeding before, any court or agency enjoining or prohibiting, or seeking to enjoin or prohibit, the consummation of the Merger; (c) the absence of any statute, rule, regulation, order, injunction or decree enacted, entered or promulgated by any governmental authority seeking to prevent consummation of the transactions contemplated by the Reorganization Agreement; (d) the Bank having entered into the Severance Agreements with Mr. Demerjian and Ms. Wilson; and (e) certain other conditions applicable to the various parties. The Reorganization Agreement also provides that prior to the Effective Time, any provisions of the Reorganization Agreement may be waived by the party benefitted by the provision, or amended or modified at any time (including a change to the structure of the transaction) by an agreement in writing between the parties to the Reorganization Agreement approved by their respective Boards of Directors, except that, after the vote by the shareholders of COMBANCORP, no amendment may be made that would contravene California law. See "THE MERGER -- Conditions of the Merger; Waiver; Amendment."

TERMINATION

     The Reorganization Agreement provides that it may be terminated and the Merger abandoned, prior to the Effective Time, either before or after approval by the shareholders of COMBANCORP and Merger Sub: (a) by mutual consent of BanPonce and COMBANCORP duly authorized by the vote of a majority of the members of the entire Boards of Directors of BanPonce and COMBANCORP; (b) by either BanPonce or COMBANCORP if its Board of Directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the shareholders of COMBANCORP to approve the Merger Proposal at the Special Meeting or (ii) a material breach by the other party thereto of any representation, warranty, covenant or agreement contained in the Reorganization Agreement which is not cured or not curable within 30 days after written notice of such breach to the breaching party; (c) by either BanPonce or COMBANCORP by written notice to the other party of either (y) any approval, consent or waiver required by a governmental authority for consummation of the Merger having been denied or (z) any governmental authority of competent jurisdiction having issued a final, unappealable order enjoining or otherwise prohibiting consummation of the Merger; or (d) by BanPonce or COMBANCORP, if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Merger is not consummated by January 6, 1997, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the Reorganization Agreement by the party seeking to terminate. See "THE MERGER -- Termination."

GOVERNMENTAL AND REGULATORY APPROVALS

     COMBANCORP and BanPonce are registered bank holding companies and as such are regulated by the Federal Reserve Board. The approval of the Federal Reserve Board of the Merger is required in order to consummate the Merger.

     When the approval of the Federal Reserve Board has been obtained, COMBANCORP and BanPonce must wait at least 30 days prior to consummating the Merger. During this 30-day period, the Department of Justice may object to the Merger on antitrust grounds.

     The regulatory approval sought in connection with the Merger may be obtained or denied prior to or after the Special Meeting. The vote on the Merger Proposal at the Special Meeting is not dependent or conditioned upon receipt of any such approval prior to the Special Meeting. Even if the Merger Proposal is approved at the Special Meeting, the Merger, nevertheless, may not be consummated thereafter. Failure to receive the requisite regulatory approvals will result in termination of the Acquisition Agreement.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" for financial accounting purposes in accordance with generally accepted accounting principles. See "THE MERGER -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The exchange of shares of COMBANCORP Common Stock in the Merger for the Merger Consideration will be a taxable transaction to COMBANCORP shareholders and gain or loss will be recognized by such shareholders measured by the difference between the amount of cash received in the Merger and the tax basis of the shares of COMBANCORP Common Stock surrendered in exchange therefor. Shareholders who perfect their statutory appraisal rights will recognize gain or loss with respect to the receipt of cash pursuant to the exercise of appraisal rights. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

                             SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Proxy Statement. The statement of operations data set forth below with respect to each of the three years in the period ended December 31, 1995 and the balance sheet data at December 31, 1995 and 1994 are derived from the audited consolidated financial statements included elsewhere in this Proxy Statement. The statement of operations data for the years ended December 31, 1992 and 1991 and the balance sheet data at December 31, 1993, 1992 and 1991 are derived from audited financial statements not included herein. The statement of operations data for the three months ended March 31, 1996 and 1995 and the balance sheet data at March 31, 1996 are derived from unaudited consolidated financial statements included in this Proxy Statement. The balance sheet data at March 31, 1995 is derived from unaudited consolidated financial statements not included herein. The unaudited financial statements include all adjustments (consisting only of normal recurring accruals) that COMBANCORP considers necessary for a fair presentation of the financial information set forth therein. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for the entire year.


                                          Three Months Ended
                                              March 31,                                  Year Ended December 31,
                                       -----------------------    ---------------------------------------------------------------
                                          1996         1995          1995         1994         1993         1992          1991
                                       ----------   ----------    ----------   ----------   ----------   ----------    ----------
                                             (unaudited)
INCOME STATEMENT DATA:
 Interest Income                       $1,210,511   $1,326,959    $5,200,048   $4,193,219   $2,877,264   $3,369,831    $3,882,298

 Interest Expense                         305,080      280,460     1,199,411      884,421      640,741      924,485     1,555,078
 Net Interest Income                      905,431    1,046,499     4,000,637    3,308,798    2,236,523    2,445,346     2,327,220

 Provision for Loan Losses               (130,000)     (30,000)     (649,000)    (292,800)    (651,314)     (85,000)     (107,000)
 Net Interest Income After
      Provision for Loan Losses           775,431    1,016,499     3,351,637    3,015,998    1,585,209    2,360,346     2,220,220


 Other Income                             150,949      177,311       609,522      619,498      558,814      517,673       416,088
 Other Operating Expenses                 782,117      902,074    (3,399,064)  (2,814,859)   (2,420,863)  (2,465,206    (2,403,478)
 Net Income (Loss) Before Income
      Taxes & Cumulative Effect of
      a Change in Accounting
      Principle                           144,263      291,736       562,095      820,637     (276,840)     412,813       232,830
 Provision for Income Taxes               (60,400)    (121,100)     (233,000)    (352,000)      87,500     (170,400)      (99,500)
 Income (Loss) Before
      Cumulative Effect of a Change
      in Accounting Principle              83,863      170,636       329,095      468,637     (189,340)     242,413       133,330
 Cumulative Effect of a Change
      in Accounting Principle                  --           --            --           --       55,582           --            --
 Net Income (Loss)                     $   83,863   $  170,636      $329,095     $468,637    $(133,758)    $242,413      $133,330

 BALANCE SHEET DATA:
 Interest-bearing Deposits in
      Other Banks                      $9,690,000   $8,699,000   $11,755,000   $8,102,000   $7,974,874   $6,692,734    $6,219,035

 Securities                            25,158,203   18,476,764    21,166,565   16,950,404   13,030,912    3,038,206     3,342,335

 Net Loans                             23,188,103   23,982,223    23,188,851   24,965,076   21,633,656   24,074,047    27,508,185

 Total Assets                          68,969,617   70,298,160    68,830,029   71,188,448   51,350,657   39,888,021    42,828,966


 Total Deposits                        62,524,042   63,800,994    62,023,797   64,899,298   45,539,681   33,863,116    36,910,549

 Shareholders' Equity                   6,221,627    6,086,838     6,384,910    5,946,627    5,666,825    5,778,344     5,581,194


 PER SHARE DATA:
 Earnings (Loss) Per Common
    Share:
    Earnings (Loss) Before
      Cumulative Effect of a
      Change in Accounting Principle   $     0.15   $     0.30         $0.58        $0.83       $(0.34)       $0.43         $0.24
    Cumulative Effect of a Change
       in Accounting Principle                 --           --            --           --        $0.10           --            --
    Earnings (Loss) Per
         Common Share                  $     0.15   $     0.30         $0.58        $0.83       $(0.24)       $0.43         $0.24
 Dividends Per Common Share            $       --   $     0.25         $0.25           --        $0.09        $0.08         $0.07
 Book Value Per Share                  $    11.00   $    10.76        $11.28       $10.51       $10.02       $10.21         $9.86

 KEY RATIOS:
 Non-performing Loans                  $  284,300   $  577,500      $269,688     $397,100   $1,774,712     $733,768      $817,875
      As a Percent of Gross Loans             1.2%         2.3%          1.1%         1.5%         8.0%         3.0%          3.0%
      As a Percent of Total Assets            0.4%         0.8%          0.4%         0.6%         3.5%         1.8%          1.9%
 Risk-based Capital Ratios:(1)
      Tier 1                                 18.2%        17.7%         17.6%        16.7%        19.6%        19.5%         17.1%
      Total                                  19.4%        18.9%         18.3%        17.9%        20.8%        20.9%         18.1%
 Leverage Ratio                               8.6%         7.9%          8.4%         7.7%        10.0%        13.7%         12.9%


(1) The Company is currently exempt from the Federal Reserve Board's risk-based guidelines because consolidated assets are under $150 million.
     These ratios apply to the Bank only.

                                  INTRODUCTION

     THIS PROXY STATEMENT AND THE ACCOMPANYING LETTER TO SHAREHOLDERS, NOTICE OF SPECIAL MEETING AND PROXY CARD ARE BEING FURNISHED ON OR ABOUT AUGUST 5, 1996
TO THE SHAREHOLDERS OF COMBANCORP IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF COMBANCORP FROM HOLDERS OF OUTSTANDING SHARES OF COMBANCORP COMMON STOCK TO BE VOTED AT A SPECIAL MEETING OF SHAREHOLDERS OF COMBANCORP TO BE HELD ON THURSDAY, AUGUST 29, 1996, AT 10:00 A.M., PACIFIC TIME, AND AT ANY ADJOURNMENT THEREOF.

     At the Special Meeting, the holders of the outstanding shares of COMBANCORP Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 22, 1996, by and among BanPonce, COMBANCORP and Merger Sub, and a related Agreement of Merger to be executed by COMBANCORP and Merger Sub and filed with the Secretary of State of the State of California pursuant to which Merger Sub will be merged with and into COMBANCORP and each share of COMBANCORP Common Stock then outstanding (other than dissenters' shares) will be converted without any action on the part of the holder thereof into the right to receive $17.31 in cash.

     This Proxy Statement contains certain information set forth more fully in the Reorganization Agreement attached hereto as Appendix A and the Merger Agreement attached as Exhibit 8.1 to the Reorganization Agreement, and is qualified in its entirety by reference to such agreements. The Reorganization Agreement and the Merger Agreement are incorporated herein by reference and should be read carefully by each COMBANCORP shareholder in formulating his or her decision with respect to the Merger Proposal.

     The Board of Directors of COMBANCORP has approved the Acquisition Agreement and determined that the Acquisition Agreement and the transactions contemplated thereby are fair to, and in the best interests of, COMBANCORP and its shareholders. THE BOARD OF DIRECTORS OF COMBANCORP RECOMMENDS THAT SHAREHOLDERS OF COMBANCORP VOTE "FOR" THE MERGER PROPOSAL. CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF COMBANCORP HAVE CONFLICTS OF INTEREST WITH RESPECT TO THE TRANSACTIONS. SEE "THE MERGER -- CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER."


                  SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     As described in COMBANCORP's proxy statement relating to its 1995 Annual Meeting of Shareholders, proposals to be presented by shareholders of COMBANCORP at the 1996 Annual Meeting of Shareholders (to be held only if the Merger is not consummated) must have been received by COMBANCORP not later than December 18, 1995 in order that they be considered for inclusion in the proxy statement and form of proxy relating to that meeting. No such proposals were received by COMBANCORP's Secretary by such date.


                               VOTING AND PROXIES

RECORD DATE; VOTE REQUIRED; PROXIES

     Only holders of record of shares of COMBANCORP Common Stock at the close of business on July 19, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 565,789 shares of COMBANCORP Common Stock issued and outstanding, held by approximately 346 holders of record.

     Holders of record of shares of COMBANCORP Common Stock on the Record Date are entitled to one vote per share on the Merger Proposal and any other matters that properly come before the Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the shares of COMBANCORP Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the shares of COMBANCORP Common Stock outstanding on the Record Date is required to approve the Merger Proposal. Any shareholder present, in person or by proxy (including broker non-votes), at the Special Meeting, but who abstains from voting, will be counted for purposes of determining whether a quorum exists. With respect to the Merger Proposal and any other matters considered at the Special Meeting, abstentions (or broker non-votes) will have the same effect as a vote against the proposal.

     As of the Record Date, COMBANCORP executive officers and directors owned an aggregate of 163,782 shares of COMBANCORP Common Stock, representing approximately 29.0% of the outstanding shares of COMBANCORP Common Stock. All of such persons intend to vote "FOR" the Merger Proposal.

     Shares of COMBANCORP Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated thereon, unless such proxies have been revoked. If no contrary instructions are indicated, such shares will be voted "FOR" the Merger Proposal. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering a written notice of revocation or a duly executed proxy bearing a later date to Esther G. Wilson, Corporate Secretary, COMBANCORP, 6001
E. Washington Blvd., City of Commerce, California 90040.

SOLICITATION

     COMBANCORP will bear the costs of the solicitation of proxies from its shareholders. In addition to soliciting proxies by mail, directors, officers and employees of COMBANCORP, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile, by written correspondence or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of COMBANCORP Common Stock held of record by such persons, and COMBANCORP will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. COMBANCORP has retained The Herman Group to aid in the solicitation of proxies. The fees of such firm are $2,000, plus reimbursement of out-of-pocket expenses.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the beneficial ownership of COMBANCORP Common Stock as of July 25, 1996 by (a) each person known by COMBANCORP to be the beneficial owner of 5% or more of the outstanding COMBANCORP Common Stock, (b) each director and (c) all directors and executive officers as a group:


                                              Number of Shares         Percent
     Name of Beneficial Owner               Beneficially Owned(1)     of Class

     Adelle N. Soffa (2)                           45,936               8.1%
     Edith Sugden (3)                              44,503               7.9%
     Richard F. Demerjian (4)                      60,219              10.3%
     Robert L. Glover (5)                          43,175               7.6%
     Jack Minasian (6)                             21,500               3.8%
     James C. Oppenheim (7)                        22,291               3.9%
     Phillip J. Pace (8)                           48,546               8.5%
     Richard J. Strayer (6)                        8,850                1.6%
     Esther G. Wilson (9)                          15,451               2.7%
     All directors and executive officers
     as a group (8 persons) (10)                  220,032              35.4%

- -------------------

(1) Unless otherwise indicated, the named individual has sole voting and investment power with respect to all shares. For each beneficial owner, the number of shares outstanding and the percentage of stock ownership includes the number of shares issuable upon exercise of stock options exercisable within 60 days.

(2) The business address of Mrs. Soffa, a 5% or more shareholder, is 5901 Corvette Street, City of Commerce, California 90040.

(3) The business address of Mrs. Sugden, a 5% or more shareholder, is 6832 Foster Bridge Road, Bell Gardens, California 90201.

(4) Includes 625 shares owned by Mr. Demerjian's wife, 4,216 shares allocated to Mr. Demerjian's account and held in trust under COMBANCORP's Employee Stock Ownership Plan (the "ESOP") and 18,750 shares which may be acquired within 60 days through the exercise of outstanding options. Mr. Demerjian disclaims any beneficial interest in the shares owned by his wife. Mr. Demerjian's business address is the same as that of COMBANCORP.

(5) Includes 5,000 shares which may be acquired within 60 days through the exercise of outstanding options. Mr. Glover's business address is Bettermade Plastics, 730 South Epperson Drive, City of Industry, California 91748.

(6) Includes 5,000 shares which may be acquired within 60 days through the exercise of outstanding options.

(7)  Includes 125 shares owned by Oppenheim Insurance Agency, Inc., of which
     Mr. Oppenheim is President, a director and principal shareholder, and 5,000 shares which may be acquired within 60 days through the exercise of outstanding options.

(8) Includes 5,000 shares which may be acquired within 60 days through the exercise of outstanding options. Mr. Pace's business address is Pace Land & Development, 4000 North Montebello Blvd., Montebello, California 90640.

(9) Includes 2,826 shares allocated to Ms. Wilson's account and held in trust under the ESOP, and 12,500 shares which may be acquired within 60 days through the exercise of outstanding options.

(10) Includes an aggregate of 7,042 shares held in trust under the ESOP and 56,250 shares which may be acquired within 60 days through the exercise of outstanding options.

                                   THE MERGER

BACKGROUND

     In November 1995, COMBANCORP was approached by Secura regarding BanPonce's interest in acquiring a community bank in the Bank's market area. The interest expressed by BanPonce was unsolicited by COMBANCORP. On November 15, 1995, the Board of Directors (the "Board") of COMBANCORP considered preliminary information provided by Secura relating to a possible acquisition of COMBANCORP by BanPonce. The Board authorized COMBANCORP to engage Secura to evaluate COMBANCORP's strategic alternatives and to assist in evaluating and negotiating the sale of COMBANCORP to BanPonce. BanPonce commenced its review of COMBANCORP's and the Bank's books and records in January 1996.

     On February 28, 1996, the Board met to consider an initial acquisition proposal submitted by BanPonce. At the meeting, Secura advised the Board regarding COMBANCORP's strategic alternatives, the structure of the BanPonce proposal and the merger environment in the Southern California market, including, without limitation, multiples paid by acquirors in comparable transactions. Based upon the foregoing and its analysis of the BanPonce proposal, the Board determined that the BanPonce proposal was inadequate primarily because of the amount of consideration offered. The Board authorized its Chairman to continue discussions with BanPonce, including, without limitation, discussions regarding the amount and type of consideration to be paid with respect to shares of COMBANCORP Common Stock, and to report to the Board on the progress of the negotiations.

     During March 1996, representatives of BanPonce and COMBANCORP continued discussions. On March 21, 1996, the Chairman met with representatives of BanPonce in Chicago to discuss the terms of a proposed letter of intent outlining BanPonce's revised acquisition proposal. The Board met again on March 26, 1996 for a report on the status of negotiations and to reconsider the BanPonce acquisition proposal. The Board carefully reviewed and reconsidered the BanPonce proposal, the financial condition of COMBANCORP and the merger environment in the Southern California market. Based upon the foregoing, the Board determined a range of values for COMBANCORP and authorized the Chairman to continue negotiations with BanPonce within the range of values estimated by the Board.

     The Board met again on April 17, 1996 for a briefing on the status of negotiations with BanPonce and BanPonce's revised proposal to acquire COMBANCORP in either an all cash or an all stock transaction. The Board determined that a stock for stock transaction was not in the best interest of the shareholders due to the significant increase in the price of BanPonce's stock during the period of negotiations and the lack of a minimum number of shares of BanPonce's stock to be received pursuant to BanPonce's revised acquisition proposal. The Board thereafter determined to continue negotiations with BanPonce and to authorize the Chairman to execute a letter of intent substantially upon terms approved by the Board at the meeting. On April 24, 1996, the Chairman and representatives of BanPonce agreed upon general terms for the sale of COMBANCORP to BanPonce, including the amount of consideration to be paid to shareholders of COMBANCORP, and executed a letter of intent, subject to approval by COMBANCORP's and BanPonce's respective boards of directors and execution of a definitive agreement between the parties. COMBANCORP and BanPonce issued a joint press release on April 26, 1996 announcing the signing of an agreement in principle for BanPonce to acquire all of the COMBANCORP Common Stock for $10.375 million in cash, subject, among other things, to execution of a definitive merger agreement and approval of COMBANCORP's shareholders. Thereafter, the Chairman and representatives of BanPonce, along with their respective counsels, negotiated the terms of an Acquisition Agreement and related documents, subject to approval by each party's Board of Directors. Since announcement of the execution of the letter of intent COMBANCORP has not been approached by any other party regarding any interest by another party in acquiring all or a part of COMBANCORP.

     The terms and form of the Acquisition Agreement and related documents were then considered at a Special Meeting of the Board held on May 22, 1996. At the meeting, a representative of Secura advised the Board regarding the Acquisition Agreement and the transactions contemplated thereby, and delivered a written opinion that the consideration to be received by the shareholders of COMBANCORP was fair from a financial point of view. Based upon the fairness opinion of Secura, including, without limitation, the Board's analysis of the methodology and assumptions used by Secura in rendering its fairness opinion, and its analysis of the Acquisition Agreement and the transactions contemplated thereby, and the factors listed below, the Board determined that the Merger was fair to, and in the best interests of, COMBANCORP and its shareholders, and authorized the execution and delivery of the Acquisition Agreement, subject to such changes therein and additions thereto as the Chairman, with the advice of counsel, shall deem necessary or advisable. The Acquisition Agreement was executed and delivered on behalf of COMBANCORP, BanPonce and Merger Sub later that day.

REASONS FOR THE MERGER

     COMBANCORP

     In reaching its decision that the Merger is in the best interests of COMBANCORP and its shareholders, COMBANCORP's Board consulted with its financial and other advisors, as well as with COMBANCORP'S management, and considered a number of factors, including, without limitation, the following:

     (a) The financial condition and results of operations of, and prospects for, each of COMBANCORP and the Bank;

     (b) The market for the Bank's services and the competitive pressures existing in the Bank's market area;

     (c) The additional capital available to the Bank as a result of being a subsidiary of a large, diversified financial institution, which would enable the Bank to expand more aggressively to serve better both its existing and potential customers in its market area;

     (d) The status of the current merger environment in the Southern California market;

     (e)  The terms of comparable transactions;

     (f)  The illiquidity in the market for COMBANCORP Common Stock;

     (g) The amount and type of consideration to be received by COMBANCORP's shareholders pursuant to the Acquisition Agreement, including, without limitation, the tax consequences to shareholders of receiving cash for their shares of COMBANCORP Common Stock; and

     (h) The opinion received from Secura that the consideration to be received by the shareholders of COMBANCORP pursuant to the Merger is fair from a financial point of view and the Board's analysis of the methodology and
     assumptions used by Secura in rendering its fairness opinion.   See
     "-- Opinion of COMBANCORP's Financial Advisor."

     COMBANCORP's Board did not assign any specific or relative weight to the foregoing factors in its deliberations.

     The Board also considered the requirement in the Acquisition Agreement that one-year Severance Agreements be entered into by and between the Bank and each of Mr. Demerjian and Ms. Wilson upon the Effective Date in reaching its decision that the Merger is in the best interest of the shareholders of COMBANCORP. The Board did not consider such Severance Agreements to have a material effect on the amount of consideration to be paid to shareholders for COMBANCORP Common Stock in the Merger. See "-- Severance Agreements."

     BASED UPON THE FOREGOING, COMBANCORP'S BOARD OF DIRECTORS HAS APPROVED THE ACQUISITION AGREEMENT AND THE RELATED MERGER, BELIEVES THAT THE ACQUISITION AGREEMENT AND THE RELATED MERGER ARE IN THE BEST INTERESTS OF ITS SHAREHOLDERS, AND RECOMMENDS THAT ALL SHAREHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

     BANPONCE

     In reaching its decision to effect the Merger, BanPonce consulted with its financial and other advisors, and considered a number of factors, including, without limitation, the following:

     (a) that the Merger would allow BanPonce to expand its current banking activities in California and serve a greater number of California customers; and

     (b) the opportunity for further growth of its banking activities in California that the Merger would provide.

     BanPonce did not assign any specific or relative weight to the foregoing factors in its deliberations.

MERGER CONSIDERATION; DESCRIPTION OF THE MERGER

     If the Merger Proposal is approved by the shareholders of COMBANCORP and all other conditions to the consummation of the Merger have been satisfied or waived, (a) Merger Sub will be merged with and into COMBANCORP, with COMBANCORP as the surviving corporation, (b) the Surviving Corporation will be a wholly-owned indirect subsidiary of BanPonce, (c) each share of COMBANCORP Common Stock outstanding immediately prior to the Effective Time will be converted without any action on the part of the holder thereof into the right to receive $17.31 in cash, except that shares as to which dissenters' rights are perfected in accordance with the California GCL will be entitled only to the rights granted to dissenters by the California GCL (see "DISSENTERS' RIGHTS"), and
(d) immediately prior to the Effective Time, each outstanding Stock Option granted under the Option Plan, whether or not then exercisable, shall be cancelled by COMBANCORP and each holder of a cancelled Stock Option shall receive in cancellation and full satisfaction of all rights of such holder under the Stock Option, cash in the amount of $10.31 per share subject to such Stock Option.

     As promptly as practicable after the Merger Proposal has been approved by the shareholders of COMBANCORP and after all other conditions to the consummation of the Merger have been satisfied or waived, the Merger will be effected by filing the Merger Agreement together with required officers' certificates with the Secretary of State of the State of California in accordance with Chapter 11 of the California GCL. It is presently anticipated that, subject to the satisfaction or waiver of the other conditions to the consummation of the Merger, such filing will be made on the date of the Special Meeting.

RECOMMENDATION OF THE COMBANCORP BOARD OF DIRECTORS

     The COMBANCORP Board carefully considered the Acquisition Agreement and the transactions contemplated thereby, including a review of financial, legal and market considerations with the assistance of outside financial and legal advisors, and determined that the terms of the acquisition of COMBANCORP by BanPonce pursuant to the Acquisition Agreement are fair to, and in the best interests of, COMBANCORP and its shareholders. Accordingly, the Board approved the Acquisition Agreement and related transactions, including the Merger Consideration, and recommended that all COMBANCORP shareholders vote "FOR" the Merger Proposal. Certain executive officers of COMBANCORP have conflicts of interest with respect to the transaction. See "-- Conflicts of Interest of Certain Persons in the Merger."

OPINION OF COMBANCORP'S FINANCIAL ADVISOR

     Secura has acted as financial advisor to COMBANCORP in connection with the Merger, as described under "Background." As part of its role as financial advisor to COMBANCORP, Secura was engaged to render to the Board of COMBANCORP an opinion as to the fairness, from a financial point of view, of the consideration to be offered to COMBANCORP's shareholders in the Merger.

     On May 22, 1996, in connection with the evaluation of the Reorganization Agreement by the Board of COMBANCORP, Secura made a presentation to the Board with respect to the Merger and rendered a written opinion dated May 22, 1996 that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the consideration to be offered to COMBANCORP's shareholders in the Merger was fair, from a financial point of view, to such shareholders. Secura's opinion was reconfirmed in its written opinion dated July 31, 1996.

     THE FULL TEXT OF THE WRITTEN OPINION OF SECURA, DATED JULY 31, 1996, WHICH SETS FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SECURA, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. COMBANCORP SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

     No limitations were imposed by COMBANCORP on the scope of Secura's investigation or the procedures to be followed by Secura in rendering its opinion. Secura was not requested to and did not make any recommendation to the Board of COMBANCORP with respect to the form or amount of consideration to be offered to COMBANCORP's shareholders in the Merger, which was determined through arms-length negotiations between COMBANCORP and its financial and legal advisors and BanPonce and its financial and legal advisors. In arriving at this opinion, Secura did not ascribe a specific range of values to COMBANCORP, but made its determination as to the fairness, from a financial point of view, of the consideration to be offered to COMBANCORP's shareholders on the basis of the financial and comparative analyses described below. Secura's opinion is directed solely to the Board of COMBANCORP and does not constitute a recommendation to any COMBANCORP shareholder as to how such shareholder should vote with respect to the Merger Proposal at the Special Meeting. The summary of the fairness opinion of Secura set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the fairness opinion, a copy of which is attached as Appendix B. Secura was not requested to opine as to, and its opinion does not in any manner address, COMBANCORP's underlying business decision to proceed with or effect the Merger.

     OPINION OF FINANCIAL ADVISOR

     In connection with rendering its opinion, Secura reviewed and analyzed material bearing upon the financial condition and operating performance of COMBANCORP and BanPonce and material prepared in connection with the proposed Merger. Among other things, Secura: (a) reviewed COMBANCORP's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1995, and COMBANCORP's Quarterly Report on Form 10-Q and the related unaudited financial information for the quarterly period ended March 31, 1996; (b) reviewed BanPonce's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1995, and BanPonce's Quarterly Report on Form 10-Q and the related unaudited financial information for the quarterly period ended March 31, 1996; (c) reviewed certain other internal information prepared by COMBANCORP including, but not limited to, nonperforming asset reports, interest rate risk exposure reports and financial forecasts, relating to the business, earnings, assets and future prospects of COMBANCORP, furnished to Secura by COMBANCORP; (d) conducted discussions with members of senior management of COMBANCORP and BanPonce concerning their respective businesses, operations, regulatory condition and future prospects; (e) reviewed the historical market prices and trading activity for COMBANCORP Common Stock and compared them with those of certain publicly traded companies Secura deemed to be relevant; (f) compared the results of operation of COMBANCORP and BanPonce with those of certain companies which Secura deemed to be relevant; (g) compared the proposed financial terms of the Merger contemplated by the Acquisition Agreement with the financial terms of certain other mergers and acquisitions which Secura deemed to be relevant; (h) analyzed the pro forma impact of the transaction on BanPonce's earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios; (i) reviewed the Acquisition Agreement; and (j) reviewed such other financial information, including preliminary unaudited financial information as of June 30, 1996, studies and analyses and performed such other investigations and took into account such other matters as Secura deemed necessary to the rendering of its opinion.

     Secura also met with certain officers and representatives of COMBANCORP and BanPonce to discuss the foregoing as well as other matters that Secura believed relevant to its inquiry. Secura also considered such financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the financial services industries generally. Secura's opinion was necessarily based upon conditions as they existed and could be evaluated on the dates thereof and the information made available to Secura through the dates thereof.

     In conducting its review and arriving at its opinion, Secura relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Secura has relied upon the management of COMBANCORP as to the reasonableness and achievability of the financial forecasts provided to Secura, and the assumptions and bases therefor, and assumed that such forecasts reflected the best currently available estimates and judgments of COMBANCORP management and that such forecasts would be realized in the amounts and time periods estimated by COMBANCORP management. Secura also assumed, without independent verification, that the aggregate allowance for loan losses for COMBANCORP is reasonable, in current economic conditions, to cover potential losses in the loan portfolio. Secura did not make or obtain any evaluation or appraisals of the assets or liabilities of COMBANCORP.

     In connection with rendering its opinions to COMBANCORP's Board, Secura performed a variety of financial analyses. All material valuation methodologies considered by Secura in connection with the preparation of its opinion are summarized below. The summary of the analyses and the summary set forth herein must be considered as a whole. Selecting portions of such analyses, could create an incomplete view of the analysis and processes underlying Secura's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary descriptions.

     In performing its analyses, Secura made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of COMBANCORP, BanPonce or Secura. Such analyses were prepared solely as part of Secura's analysis of the fairness of the Merger Consideration to COMBANCORP shareholders. No company or transaction utilized in Secura's analyses was identical to COMBANCORP or BanPonce or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer and seller interest, as well as other factors that could affect the values of the company or companies to which they are being compared. Any estimates contained in Secura's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. Furthermore, as described previously, Secura's opinion is just one of many factors taken into consideration by COMBANCORP's Board.

     The following is a brief summary of the analyses performed by Secura in connection with its opinion:

     FINANCIAL PEER GROUP ANALYSIS. In rendering its opinion, Secura examined the operating performance of COMBANCORP in comparison to peer group institutions having assets of between $65 million and $75 million that Secura deemed to be comparable to COMBANCORP. These groups of companies were comprised of 23 banking institutions based in the state of California (the "California Peer Group"), 37 banking institutions based in eight western states (the "West Peer Group") and 539 banking institutions located throughout the United States (the "National Peer Group"). Secura analyzed the relative performance and outlook for COMBANCORP by comparing certain financial performance information of COMBANCORP with the three peer groups. Secura compared COMBANCORP with the peer groups based on selected operating ratios, including profitability, capital adequacy and asset quality. Using the latest available financial data as of December 31, 1995, the median Return on Average Assets for the California Peer Group, West Peer Group, and National Peer Group were 1.11%, 1.11%, and 1.21%, respectively, compared to 0.51% for COMBANCORP. The median Equity to Assets ratios for the California Peer Group, West Peer Group, and National Peer Group were 9.17%, 8.92%, and 9.43%, respectively, compared to 8.92% for COMBANCORP. The median Nonperforming Assets to Total Assets ratios for the California Peer Group, West Peer Group, and National Peer Group were 1.19%, 0.99%, and 0.44%, respectively, compared to 0.55% for COMBANCORP. Return on Average Assets for December 31, 1995 was significantly below that of the peer groups while Equity to Assets and Nonperforming Assets to Total Assets for COMBANCORP were in line with the peer groups.

     COMPARABLE TRANSACTIONS. Secura performed an analysis of certain comparable California Peer Group, West Peer Group and National Peer Group acquisition transactions with a aggregate purchase price of the target bank of between $5 and $20 million. Secura reviewed the acquisition prices relative to stated book value, tangible book value, latest twelve months earnings and the tangible book value premium to core deposits.
The analysis included all transactions announced or closed from October 1, 1995 through May 10, 1996. Secura also segregated the information by cash
transactions and compared similar information.   The analysis includes a
total of six transactions in California, seven in the West and 56 Nationwide.

     The results of this analysis revealed that the median acquisition price to stated book value of 126%, 122% and 188% for California Peer Group, West Peer Group and National Peer Group acquisitions, respectively, compared to 167% for BanPonce's offer to purchase COMBANCORP. The median acquisition price to latest twelve months earnings were 15.4 times, 15.8 times, and 16.0 times, respectively, compared to 42.8 times for BanPonce's offer to purchase COMBANCORP. Finally, the tangible book value premium to core deposits was 4.32%, 3.30%, and 10.56%, respectively, compared to 7.47% for BanPonce's offer to purchase COMBANCORP. In comparing these results to the California and West Peer Groups, the BanPonce offer to purchase COMBANCORP exceeded purchase price medians for these peer groups. Consistent with the lower earnings of COMBANCORP for the latest twelve months, the National Peer Group medians exceeded the BanPonce offer except as it relates to the ratio of purchase price to latest twelve months earnings.

     CASH FLOW ANALYSIS. Secura prepared a discounted dividend analysis for COMBANCORP using projections internally prepared by COMBANCORP management through the year 2000 and assumed an asset growth rate of 5% with projected Equity to Assets being maintained at a constant level of 10.17% while Return on Average Assets grew gradually to 1.30% in year 2006. Discount rates of 12%, 13% and 14% were used in this analysis. This analysis showed a range of present values of COMBANCORP from $9.22 to $12.02 per share or 84% to 111% of stated book value as of December 31, 1995 compared to BanPonce's offer to purchase COMBANCORP of $17.31 per share or 167% of stated book value as of March 31, 1996. These results have not given effect to additional leveraging of excess capital.

     Secura also prepared a discounted dividend analysis based upon a range of terminal price to book values at the end of the year 2000. This analysis assumed that at the end of the year 2000, COMBANCORP could be sold for a premium price of 140% to 190% of stated book value. Discount rates of 12%, 13% and 14% were also used in this analysis. Based on this analysis, and including the assumed dividends in the preceding paragraph, a projected range of present values for a theoretical value of COMBANCORP could be between $13.12 to $18.25 per share compared to BanPonce's offer to purchase COMBANCORP for $17.31 per share.

     These analyses do not purport to be indicative of actual values or expected values of the shares of COMBANCORP before or after the Merger. Secura noted that the discounted cash flow analyses were included because they are widely used valuation methodologies, but these methodology are highly dependent upon the numerous assumptions that must be made.

     PRO FORMA FINANCIAL ANALYSIS. Secura analyzed the relative contribution of COMBANCORP to certain balance sheet and income statement items of BanPonce, including total assets, deposits and net income, of the combined company on a pro forma basis. In addition, Secura considered the impact of the Merger on the financial condition of the combined company as well as the evaluation of other financial data available at the time. On a pro forma basis, COMBANCORP represents less that 0.5% of the total assets of the combined company and less than 0.25% of the pro forma combined income of the company. The COMBANCORP acquisition by BanPonce had a negligible effect on the combined company. Accordingly, this valuation methodology had a minimal impact on Secura's analysis.

     COMPARATIVE STOCK PERFORMANCE. COMBANCORP Common Stock is traded on a work out basis on the Electronic Bulletin Board. Because of the lack of consistent information between COMBANCORP and other bank stocks traded on the Electronic Bulletin Board, Secura has selected a group of listed banks stocks that are traded on the New York Stock Exchange, American Stock Exchange or NASDAQ to provide a benchmark for stock prices of banks in California. As reported by COMBANCORP, the bid price reported prior to announcing the transaction with BanPonce was $9.125 per share, or 83% of stated book value as of March 31, 1996 book value, and 21.3 times the latest twelve months earnings. This compares to the median price to stated book value of 120% and 12.3 times reported twelve months earnings for the California listed banks. The BanPonce offer to purchase COMBANCORP represents a 90% premium over reported market value.

     Pursuant to the Acquisition Agreement, the Merger Consideration will consist of the right to receive $17.31 in cash for each issued and outstanding share of COMBANCORP Common Stock with each option holder having the right to receive $10.31 as consideration for the cancellation of each issued and outstanding Stock Option. This Merger Consideration equates to 167% of stated book value as of March 31, 1996 and 42.8 times earnings for the twelve months ended March 31, 1996.

     ENGAGEMENT OF SECURA

     Secura is a nationally recognized financial advisory and consulting firm that specializes in the financial services industry. As part of its financial advisory and consulting services, it is engaged in the valuation of securities and companies in connection with mergers and acquisitions and other corporate transactions. The Board of COMBANCORP selected Secura because of its expertise, reputation and familiarity with the banking industry in general and COMBANCORP's business and market area.


     Pursuant to an engagement letter between COMBANCORP and Secura, COMBANCORP paid to Secura a general advisory fee of $10,000 upon the execution of its engagement letter and an additional $15,000 upon the signing of the letter of intent between COMBANCORP and BanPonce. Following the delivery of Secura's fairness opinion in conjunction with the execution of the Reorganization Agreement, COMBANCORP paid Secura an advisory fee of $51,875. In addition, upon the Effective Date of the Merger, COMBANCORP will pay Secura an additional advisory fee of $51,875. COMBANCORP has also agreed to reimburse Secura for reasonable expenses incurred by Secura and to indemnify Secura against any losses, claims, damages, liabilities or expenses that may arise out of the rendering of services under such engagement letter unless such losses, claims, damages, liabilities or expenses arise out of what is determined to be bad faith or gross negligence by Secura. Secura has not provided any investment banking services for COMBANCORP in the past.

OPERATIONS OF COMBANCORP AFTER THE MERGER

     It is presently contemplated that, after the Effective Date, the business currently operated by COMBANCORP will be operated by the Surviving Corporation as an indirect subsidiary of BanPonce. The Bank will continue its operations as a wholly-owned subsidiary of the Surviving Corporation. The officers of COMBANCORP will be the officers of the Surviving Corporation in their present positions and the directors of Merger Sub will become the directors of the Surviving Corporation. BanPonce and the Surviving Corporation will continue to review the business, operation and management of the Bank and will make such changes as they deem appropriate, subject to any limitations under the Reorganization Agreement.

CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER

     The Bank and each of Mr. Demerjian and Ms. Wilson will enter into Severance Agreements on the Effective Date. For a discussion of the terms of the Severance Agreements, see "-- Severance Agreements."

     Pursuant to the Reorganization Agreement, all Stock Options held by executive officers and directors of COMBANCORP under the Option Plan, whether or not exercisable, will be cancelled and converted into the right to receive $10.31 per share. See "-- COMBANCORP 1993 Stock Option Plan."

SEVERANCE AGREEMENTS

     Pursuant to the Reorganization Agreement, the Bank and each of Mr. Demerjian and Ms. Wilson will enter into Severance Agreements which provide for certain severance benefits from the Bank if his or her employment with the Bank is terminated within one year following the Effective Date, unless such termination is (a) because of death or retirement; (b) by the Bank for Cause or, in the case of Ms. Wilson only, Disability; or (c) by such person without Good Reason (each of "Cause," "Disability" and "Good Reason" being defined in the Severance Agreements). Accordingly, if the Merger is consummated and either of Mr. Demerjian's or Ms. Wilson's employment with the Bank is terminated (except as provided above) within one year of the Effective Date of the Merger, the Bank will pay to such person, in addition to accrued salary and benefits, an amount in cash equal to the sum of his or her annual salary in effect immediately prior to the date of termination (currently $151,505, in the case of Mr. Demerjian, and $98,063, in the case of Ms. Wilson) and $25,000 (in the case of Mr. Demerjian) or $12,500

(in the case of Ms. Wilson), plus the annualized amount of other employee benefits paid or accrued during the preceding year.

COMBANCORP 1993 STOCK OPTION PLAN

     The Reorganization Agreement provides that at the Effective Time, each outstanding Stock Option to purchase COMBANCORP Common Stock granted under the Option Plan, whether or not exercisable, shall be cancelled by COMBANCORP and converted into the right to receive $10.31 per share of COMBANCORP Common Stock subject to such Stock Options (the "Option Consideration"). Such payment of the Option Consideration will not be made to a holder of Stock Options unless such payment is in full satisfaction of all rights of such holder under the Stock Options. The holders of Stock Options will not be entitled to receive interest on any amounts paid with respect to such Stock Options.

     The directors and executive officers of COMBANCORP will receive the following amounts, less applicable withholding taxes, attributable to the cancellation of their Stock Options: Mr. Demerjian, $193,313; Mr. Glover, $51,550; Mr. Minasian, $51,550; Mr. Oppenheim, $51,550; Mr. Pace, $51,550; Mr.
Strayer, $51,550 and Ms. Wilson, $128,875.

SURRENDER OF CERTIFICATES REPRESENTING COMBANCORP COMMON STOCK

     As soon as practicable after the Effective Date, Wells Fargo Bank, N.A., acting as paying agent (the "Paying Agent"), will mail to each holder of record of outstanding shares of COMBANCORP Common Stock immediately prior to the Effective Time a letter of transmittal for return to the Paying Agent (which will specify that delivery will be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented shares of COMBANCORP Common Stock (the "Certificates") will pass, only upon receipt of the Certificates by the Paying Agent) and instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. SHAREHOLDERS OF COMBANCORP SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES TO COMBANCORP FOR PAYMENT OF THE MERGER CONSIDERATION UNTIL THEY HAVE BEEN NOTIFIED THAT THE MERGER HAS BEEN CONSUMMATED AND HAVE RECEIVED A LETTER OF TRANSMITTAL FROM THE PAYING AGENT. Upon surrender of a Certificate for payment to the Paying Agent, together with such letter of transmittal duly executed and properly completed, the holder of such Certificate will be entitled to receive in exchange therefor a check representing the cash such holder is entitled to receive pursuant to the Reorganization Agreement. All Certificates so surrendered will be cancelled as of the Effective Date.

     After the Effective Time, there will be no further registration of transfers on the stock transfer books of COMBANCORP (the stock transfer books of which will be closed) of the shares of COMBANCORP Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they will be cancelled and exchanged for the Merger Consideration.

CONDITIONS OF THE MERGER; WAIVER; AMENDMENT

     In addition to approval by the shareholders of COMBANCORP, the consummation of the Merger is conditioned upon (a) receipt of required regulatory approvals by the Federal Reserve Board and other governmental regulatory agencies without any materially burdensome conditions; (b) the absence of any order, decree or injunction of, or litigation or proceeding before, any court or agency enjoining or prohibiting, or seeking to enjoin or prohibit, the consummation of the Merger; (c) the absence of any statute, rule, regulation, order, injunction or decree enacted, entered or promulgated by any governmental authority seeking to prevent consummation of the transactions contemplated by the Reorganization Agreement; and (d) the Bank having entered into the Severance Agreements with Mr. Demerjian and Ms. Wilson. See "-- Conflicts of Interest of
Certain Persons in the Merger."

     In addition, the obligations of BanPonce and Merger Sub to consummate the Merger are conditioned upon, among other things, (a) the accuracy of the representations and warranties of COMBANCORP set forth in the Reorganization Agreement as of the Effective Date; (b) the performance by COMBANCORP of its covenants and agreements as set forth in the Reorganization Agreement; (c) the absence of any event or circumstances since December 31, 1995 that has resulted in or is likely to result in a material adverse effect on COMBANCORP or the Bank; and (d) the receipt of an opinion of counsel for COMBANCORP, McGlinchey Stafford Lang, A Professional Limited Liability Company, to the effect that the Proxy Statement complied as to form in all material respects with the rules and regulations of the SEC and that no facts came to such counsel's attention which caused it to believe that the statements of material fact contained in the Proxy Statement were false or misleading.

     The obligations of COMBANCORP to consummate the Merger also are conditioned upon, among other things, the accuracy of the representations and warranties of BanPonce and Merger Sub set forth in the Reorganization Agreement as of the Effective Date and the performance by BanPonce and Merger Sub of their covenants and agreements as set forth in the Reorganization Agreement.

     The Reorganization Agreement also provides that prior to the Effective Time, any provisions of the Reorganization Agreement may be waived by the party benefitted by the provision, or amended or modified at any time (including a change to the structure of the transaction) by an agreement in writing between the parties to the Reorganization Agreement approved by their respective Boards of Directors, except that, after the vote by the shareholders of COMBANCORP, no amendment may be made that would contravene California law.

CONDUCT OF BUSINESS; CERTAIN COVENANTS

     Pursuant to the Reorganization Agreement, COMBANCORP has agreed that, prior to the Effective Date, it will, and will cause the Bank, to conduct its business only in the ordinary course and that, without the prior written consent of BanPonce and except as otherwise provided in the Reorganization Agreement, will not and will not agree to or make any commitment to, among other things:

     (a) Incur any indebtedness other than in the ordinary course of business consistent with past practice;

     (b) Declare or pay any dividend or change the number of outstanding shares of its capital stock;

     (c) Sell, encumber or dispose of any of its material properties or assets to any person other than the Bank except in the ordinary course of business consistent with past practice pursuant to policies in effect on May 22, 1996 and except pursuant to contracts or agreements in force on May 22, 1996;

     (d) Acquire another business or entity without BanPonce's prior written consent or make any investment in securities or purchase property or assets of another person other than in the ordinary course of business consistent with past practice;

     (e) Execute, modify or terminate any lease or contract other than in the ordinary course of business consistent with past practice;

     (f) Increase in any manner the compensation or fringe benefits of any of its employees, pay any pension or retirement allowance not required under an existing plan, or amend or commit itself to any employee benefit plan or agreement for the benefit of any employee other than general increases in compensation in the ordinary course of business consistent with past practice not in excess of 4% in any 12-month period, or voluntarily accelerate vesting of any compensation or benefit, except to the extent required by law;

     (g) Settle any claim, action or proceeding if any such settlement would have a material adverse effect on COMBANCORP, materially restrict the business of COMBANCORP or the Bank or materially change the terms of the Reorganization Agreement, the Merger or the transactions contemplated by the Reorganization Agreement;

     (h) Modify in any material respect the manner in which COMBANCORP and the Bank have heretofore conducted their business except as otherwise contemplated by the Acquisition Agreement;

     (i)  Amend its articles of incorporation or its by-laws;

     (j) Waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim except in the ordinary course of business; or

     (k) Make, extend or renegotiate any loan or other extension of credit or make any commitment of the foregoing except loans or advances as to which COMBANCORP or the Bank has a legally binding obligation as of the date of the Reorganization Agreement other than in the ordinary course of business consistent with past practice and in conformity with all applicable policies and procedures.

     In addition, COMBANCORP has agreed that none of it, the Bank or any of their respective officers, directors or employees will initiate, solicit or encourage inquiries or proposals with respect to, or except to the extent required in the opinion of their counsel to discharge properly their fiduciary duties to COMBANCORP's shareholders, engage in any negotiations concerning a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, COMBANCORP or the Bank. COMBANCORP has agreed to instruct their officers, directors, employees, agents and representatives to refrain from doing any of the above and to notify BanPonce immediately if any such inquiries or proposals are received by, any such information is requested from, or any negotiations or discussions are sought to be initiated or continued with it.

DEREGISTRATION OF COMBANCORP COMMON STOCK AFTER THE MERGER

     If the Merger is consummated, COMBANCORP Common Stock will cease to be traded in the over-the-counter market. Upon consummation of the Merger, COMBANCORP intends to make an appropriate filing with the SEC, so that it will no longer be subject to the periodic reporting requirements of the Exchange Act, and the registration of the COMBANCORP Common Stock under the Exchange Act will terminate.

TERMINATION

     The Reorganization Agreement provides that it may be terminated and the Merger abandoned, prior to the Effective Time, either before or after approval by the shareholders of COMBANCORP and Merger Sub: (a) by mutual consent of BanPonce and COMBANCORP duly authorized by the vote of a majority of the members of each of the entire Boards of Directors of BanPonce and COMBANCORP; (b) by either BanPonce or COMBANCORP if its Board of Directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the shareholders of COMBANCORP to approve the Merger Proposal at the Special Meeting or (ii) a material breach by the other party thereto of any representation, warranty, covenant or agreement contained in the Reorganization Agreement which is not cured or not curable within 30 days after written notice of such breach to the breaching party; (c) by either BanPonce or COMBANCORP by written notice to the other party of either (y) any approval, consent or waiver required by a governmental authority for consummation of the Merger having been denied or (z) any governmental authority of competent jurisdiction having issued a final, unappealable order enjoining or otherwise prohibiting consummation of the Merger; or (d) by BanPonce or COMBANCORP, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by January 6, 1997, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the Reorganization Agreement by the party seeking to terminate. In the event of termination, the Acquisition

Agreement becomes void, except that certain provisions relating to expenses survive any such termination.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles. For purposes of preparing the consolidated financial statements of BanPonce, BanPonce will establish a new accounting basis for COMBANCORP's assets and liabilities based upon the fair values thereof and the purchase price paid by BanPonce, including the costs of the acquisition. A final determination of required purchase accounting adjustments and of the fair value of the assets and liabilities of COMBANCORP has not yet been made. BanPonce will undertake a study to determine the fair value of certain of COMBANCORP's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. For financial reporting purposes, commencing on the Effective Date, the results of operations of COMBANCORP will be included in the BanPonce consolidated statements of income. The financial statements of BanPonce for prior periods will not be restated as a result of the Merger.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of the Merger to holders of COMBANCORP Common Stock who are citizens or residents of the United States. This discussion does not deal with all the federal income tax consequences that may be relevant to particular COMBANCORP shareholders in light of their particular circumstances, such as shareholders who are insurance companies, dealers in securities, tax exempt organizations or foreign persons or to COMBANCORP shareholders who acquired their shares of COMBANCORP Common Stock pursuant to the exercise of employee stock options or in other compensatory transactions.

     For federal income tax purposes: (a) the exchange of COMBANCORP Common Stock by a COMBANCORP shareholder for cash will be a taxable transaction; (b) gain or loss will be recognized by a COMBANCORP shareholder measured by the difference between the Merger Consideration received by such shareholder and the shareholder's tax basis in the shares of COMBANCORP Common Stock exchanged therefor (however, a COMBANCORP shareholder may be required to compute gain or loss separately with respect to each block of shares); (c) such gain or loss will be capital gain or loss if such shares of COMBANCORP Common Stock are held as capital assets at the Effective Time; and (d) such gain or loss will be long-term gain or loss if the COMBANCORP shareholder held such shares for more than one year.

     A shareholder who perfects his or her appraisal rights under Chapter 13 of the California GCL and who receives payment in cash in respect of the exercise of appraisal rights will be treated as having received such payment as a distribution in redemption of his or her

COMBANCORP Common Stock subject to the provisions of Section 302 of the Code. After such distribution, if the shareholder does not actually or constructively own any COMBANCORP Common Stock, the redemption will constitute a complete termination of interest and he or she will recognize capital gain or loss measured by the difference between the amount of cash received by such shareholder in payment for his or her shares and the basis of such shareholder's COMBANCORP Common Stock.

     Amounts received in cancellation and settlement of Stock Options will be treated as ordinary income and will be subject to withholding.

     To prevent backup federal income tax withholding equal to 31% of the cash portion of the Merger Consideration, a COMBANCORP shareholder generally must provide his or her correct taxpayer identification number and certain other information by completing a substitute Form W-9 which will be mailed to shareholders separately after the Effective Date.

     THE DISCUSSION SET FORTH ABOVE PROVIDES INFORMATION AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER BUT DOES NOT DISCUSS THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE AND LOCAL LAWS OR WITH RESPECT TO TAXPAYERS WHO QUALIFY FOR SPECIAL TREATMENT UNDER THE CODE. COMBANCORP SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.


                               DISSENTERS' RIGHTS

     THE FOLLOWING IS A SUMMARY OF THE PROVISIONS OF CHAPTER 13 OF THE CALIFORNIA GCL, WHICH PROVIDES SHAREHOLDERS OF COMBANCORP WITH CERTAIN DISSENTERS' RIGHTS. ALL REFERENCES TO AND SUMMARIES OF THE RIGHTS OF DISSENTING SHAREHOLDERS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE TEXT OF CHAPTER 13 OF THE CALIFORNIA GCL, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX C.

     Subject to certain conditions, Chapter 13 of the California GCL grants shareholders of COMBANCORP who are entitled to vote, and who vote some or all of their shares against the Merger or specify a direction to abstain from such vote, the right to require COMBANCORP to purchase for cash at fair market value on the day before the terms of the Merger were first announced (excluding any appreciation or depreciation because of the proposed Merger) the shares of COMBANCORP Common Stock which qualify as Dissenting Shares (as defined below). Shareholders who do not follow the statutory procedures of Chapter 13 of the California GCL, however, will lose their rights to dissent from the Merger. Dissenting shareholders will have no interest in COMBANCORP after they surrender their certificates representing the Dissenting Shares and receive payment therefor. Surrendered shares will resume the status of authorized but unissued shares. Under the California GCL, no shareholder who is entitled to exercise dissenters' rights has any right at law or in equity to attack the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger had been legally voted in favor of the Merger.

     All issued and outstanding shares of COMBANCORP Common Stock may qualify as "dissenting shares" within the meaning of Section 1300(b) of the California GCL ("Dissenting Shares"). Any shareholder entitled to vote at the COMBANCORP Special Meeting who desires to exercise dissenters' rights must vote his shares against the adoption of the Merger Proposal or specify a direction to abstain from such vote. The shareholder may vote part of his or her shares for the Merger without losing the right to have purchased those shares which were voted against the Merger or as to which the shareholder has abstained from voting.
Any such shareholder who voted against the Merger or abstained from voting and who wishes to have purchased his or her shares that were voted against the Merger or shares as to which he or she abstained from voting must demand in writing that COMBANCORP purchase such shares and pay the shareholder the fair market value of such shares in cash. The demand for payment must state the number and class of the shares held of record by the shareholder that the shareholder wants COMBANCORP to purchase, and shall also state what the shareholder claims to be the fair market value of the shares as of the day before the announcement of the definitive terms of the Merger. The statement of fair market value will constitute an offer by the shareholder to sell such shares at such price. Such demand must be received by COMBANCORP at its principal executive offices at 6001 E. Washington Blvd., City of Commerce, California 90040 or by the Paying Agent, no later than 30 days after the date on which the Notice of Approval (as defined below) is mailed by COMBANCORP. A shareholder may not withdraw a demand for payment unless COMBANCORP consents thereto.

     Within ten days after the date of the Special Meeting, COMBANCORP must mail to any shareholder who could qualify as possessing Dissenting Shares a notice of the approval of the Merger by the requisite number of outstanding shares, along with a statement of the price determined by COMBANCORP to represent the fair market value of Dissenting Shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the proposed Merger, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' rights (the "Notice of Approval"). COMBANCORP's statement of price will constitute an offer by COMBANCORP to purchase the shareholder's shares at the price stated in the Notice of Approval, provided that such shares qualify as Dissenting Shares and do not lose their status as Dissenting Shares, as outlined below.

     MERELY VOTING OR DELIVERING A PROXY DIRECTING A VOTE AGAINST THE APPROVAL OF THE MERGER, OR FAILING TO DELIVER A PROXY OR VOTE AS TO APPROVAL OF THE MERGER DOES NOT CONSTITUTE A DEMAND FOR PURCHASE. A WRITTEN DEMAND MEETING THE REQUIREMENTS OF THE CALIFORNIA GCL IS ESSENTIAL. A SHAREHOLDER'S WRITTEN DEMAND MUST BE DELIVERED TO COMBANCORP WITHIN 30 DAYS AFTER THE DATE ON WHICH THE NOTICE OF APPROVAL WAS MAILED TO THE SHAREHOLDER.

     Within 30 days after the date on which the Notice of Approval was mailed, the shareholder must submit to COMBANCORP or the Paying Agent the certificates representing any shares which the shareholder demands that COMBANCORP purchase. Such shares will be stamped or endorsed with a statement that the shares are Dissenting Shares or will be exchanged for share certificates so stamped or endorsed. Upon subsequent transfer of these shares, the new certificates will be similarly stamped, and marked with the name of the original dissenting shareholder.

     If a dissenting shareholder and COMBANCORP agree that the shares are Dissenting Shares and agree upon the price of the shares, COMBANCORP will pay the dissenting shareholder the agreed price with interest at the legal rate on judgments from the date of such agreement, within 30 days after the date of the agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. Any agreement fixing the fair market value of Dissenting Shares as between COMBANCORP and the holders thereof must be filed with the Secretary of COMBANCORP at the address set forth below. If COMBANCORP denies that the shares are Dissenting Shares, or COMBANCORP and the shareholder fail to agree upon the fair market value of the Dissenting Shares, then the shareholder or COMBANCORP may seek a court determination of whether the shares are Dissenting Shares, the fair market value of the Dissenting Shares, or both. The shareholder may intervene in any action pending on such a complaint. The shareholder or COMBANCORP must file a complaint or intervene in a pending action in the Superior Court of the proper county within six months after the date on which the Notice of Approval was mailed. In determining the fair market value of the Dissenting Shares, the court may, but is not required to, appoint one or more appraisers. If the court appoints appraisers, it may accept the appraisers' valuation or make its own determination of the fair market value of the Dissenting Shares and enter judgment accordingly. Any party may appeal from the judgment. The costs of the action, including reasonable compensation for the appraisers, shall be assessed as the court considers equitable, but if the judgment exceeds the amount offered by COMBANCORP, COMBANCORP shall pay such costs (including, in the court's discretion, attorneys' fees, fees of expert witnesses, and interest at the legal rate on judgments from the date of the shareholder's compliance with the foregoing procedures for demanding payment of Dissenting Shares if the value awarded by the court is more than 125% of the amount COMBANCORP states as the fair market value in the Notice of Approval). The shareholder may recover the amount the court determines to be the fair market value of each Dissenting Share multiplied by the number of Dissenting Shares COMBANCORP must purchase, with interest thereon at the legal rate from the date of judgment. The judgment is payable only upon endorsement and delivery to COMBANCORP of the certificates for the shares described in the judgment.

     Dissenting Shares may lose their status as Dissenting Shares and the dissenting shareholder will cease to be entitled to require COMBANCORP to purchase such shares if (a) the parties abandon the Merger; (b) the shareholder transfers the shares before submitting them to COMBANCORP or the designated transfer agent; (c) the shareholder withdraws the demand that COMBANCORP purchase the Dissenting Shares; or (d) if COMBANCORP and the shareholder do not agree on the status of the shares as Dissenting Shares or upon the fair market value of such shares and neither has filed a court petition as set forth above within six months after the mailing of the Notice of Approval.

     A vote in favor of the Merger Proposal constitutes a waiver of dissenters' rights under Chapter 13 of the California GCL. Furthermore, a vote against approval of the Merger Proposal does not satisfy the requirement of a written demand for payment or the other actions required by Chapter 13 to perfect dissenters' rights. Such written demand for payment must be in addition to and separate from any proxy regarding the Merger Proposal. FAILURE TO FOLLOW THE PROVISIONS OF CHAPTER 13 OF THE CALIFORNIA GCL WILL RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS.

     THE BOARD OF DIRECTORS OF COMBANCORP RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE MERGER PROPOSAL. SEE "THE MERGER -- RECOMMENDATION OF THE COMBANCORP BOARD OF DIRECTORS." THE DIRECTORS AND OFFICERS OF COMBANCORP HAVE CERTAIN CONFLICTS OF INTEREST WITH RESPECT TO THE TRANSACTION. SEE "THE MERGER -- CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER."


                        INFORMATION CONCERNING COMBANCORP

BUSINESS

     GENERAL


     COMBANCORP was incorporated under the laws of the State of California on
May 25, 1982 to operate as a bank holding company for the Bank.   On June 16,
1983, the Bank completed its organization and COMBANCORP acquired all of the Bank's issued and outstanding shares of common stock. The Bank is the sole subsidiary of COMBANCORP and its principal asset. At March 31, 1996, COMBANCORP had total consolidated assets of approximately $69.0 million and shareholders' equity of approximately $6.2 million. COMBANCORP's principal executive office is located at 6001 E. Washington Blvd., City of Commerce, California 90040, and its telephone number is (213) 724-8800

     The Bank was incorporated on May 26, 1982 as a national banking association. On June 16, 1983, the Bank received its Charter from the Office of the Comptroller of the Currency (the "OCC") and commenced operations.

     The Bank's main office is located at 6001 East Washington Boulevard, City of Commerce, California. The Bank also has a branch office located at 420 N. Montebello Boulevard, Montebello, California, which opened on June 12, 1989, and a branch office located at 11101 La Reina Avenue, Downey, California, which was acquired on August 26, 1994. The bank's principal market area includes the City of Commerce, Downey, Montebello, Bell Gardens, Pico Rivera, Whittier, Lynwood, South Gate, Santa Fe Springs, Los Angeles and portions of Vernon, all located in California. The area is estimated to contain in excess of 15,000 businesses engaged in various phases of commerce, including industrial production and sales, service businesses and retail and wholesale establishments. The area also includes residential developments and regional and neighborhood shopping centers. At March 31, 1996, the Bank had total assets of approximately $69.0 million and total deposits of approximately
$62.5 million.

     On December 3, 1993, the Bank acquired all the branch deposits of the Commerce, California branch of Community Bank, at a premium of $138,222. In conjunction with this transaction, the Bank assumed $12,454,049 of deposit liabilities. The Bank did not retain the premises or management of the Commerce Branch of Community Bank or the majority of its employees.

     On August 26, 1994, the Bank, as part of a consortium with Landmark Bank, entered into an Insured Deposit Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation ("FDIC") for the purchase and assumption of certain assets and liabilities of Capital Bank. The Bank purchase $674,000 of cash assets and assumed $22,536,000 of deposit liabilities of the Downey Branch of Capital Bank for a premium of $185,000, including expenses. In addition, the Bank obtained a lease on the Downey branch facility of Capital Bank through May 1995, when an option to purchase the building for $650,000 was exercised. The Bank hired 12 former employees of Capital Bank, none of which were members of senior management, to staff the existing facility. See Note 3 to Notes to the Consolidated Financial Statements.

     LOCAL ECONOMY AND TRENDS

     The Bank's primary market encompasses a mixture of manufacturing, service industries, and retail shops, as well as residential development. The area has experienced a reduction in the sizes of businesses which has had a negative effect on employment. In general, the market mirrors that of the entire Los Angeles basin which has suffered a substantial decline in real estate values, as well as employment. Recent increases in employment have occurred but have been primarily in segments of business not represented in the Bank's primary market. Real estate values continue to reflect some decline or, at best, stabilization.

     BANK SERVICES

     The Bank is engaged primarily in the business of providing commercial banking service to the wholesale market. The Bank offers personal and business checking accounts and savings accounts (including interest-bearing negotiable order of withdrawal ("NOW") accounts and/or accounts combining checking and savings accounts with automatic transfers), and time certificates of deposit. The Bank also offers night depository, bank-by-mail services and MasterCard and VISA credit cards, sells travelers' checks (issued by an independent entity) and cashier's checks, and acts as a merchant depository for cardholder drafts under both MasterCard and VISA. In addition, it provides note and collection services, an automatic teller machine network and direct deposit of social security and other government checks.

     The following table sets forth the type and amount of deposits outstanding as of the dates indicated:


                                              December 31,          December 31,
                                                  1995                  1994
                                              -----------           -----------
    Demand Deposits                           $21,805,536           $23,439,082
    NOW Accounts                                8,934,606             8,136,486
    Money Market                                8,553,950            10,902,747
    Savings                                     9,203,336             9,831,453
    Time Deposits of $100,000 or                5,381,974             4,329,934
    greater
    Time Deposits of less than $100,000         8,144,395             8,259,595
                                              -----------           -----------
                Total Deposits                $62,023,797           $64,899,297
                                              -----------           -----------
                                              -----------           -----------

     DEPOSITS. At December 31, 1995, approximately 35% of the total deposits were non-interest bearing demand deposits, with an average account balance of approximately $12,000. Approximately 14% of total deposits were interest-bearing demand deposits, or "NOW" accounts. The average interest-bearing demand account balance was approximately $6,000.

     At December 31, 1995, approximately 14% of total deposits were held in money market accounts, with an average account balance of approximately $26,000; approximately 15% of the total deposits were held in savings accounts, with an average account balance of approximately $5,000; and approximately 22% of total deposits were held in time deposits, 83% of which were certificates of deposit and 17% were individual retirement accounts ("IRA"). Approximately 9% of total deposits were held in time deposits of $100,000 or greater.

     LENDING ACTIVITIES. The Bank's lending activities consist primarily of commercial loans, real estate loans and consumer/installment loans. Commercial lending activities are directed toward small retail and wholesale establishments, professional organizations and light industrial and manufacturing companies. Real estate loans, which consist of interim construction loans and medium-term mortgages, are directed toward local developers and other wholesale banking customers. Consumer/installment lending is targeted to the Bank's principal market area and the Bank's commercial accounts.

     The lending activities of the Bank are guided by the basic lending policy established by the Bank's Board of Directors. Each loan must meet various lending criteria, including character of the borrower, leverage capacity of the borrower, capital, collateral provided for the loan and prevailing economic conditions. The lending officer, the Loan Committee or the Board of Directors, depending on the amount of the loan, must consider all criteria and determine that the risks are appropriate in light of such evaluation.


     A fundamental principle of sound banking is avoiding a loan concentration in any particular industry or market segment, which would increase exposure to downturns in the business of such borrowers. Other than as set forth herein, as of December 31, 1995, the Bank had no loan concentrations in any industry.

     The following table sets forth the type and amount of loans outstanding as of the dates indicated:

                                              December 31,         December 31,
                                                  1995                  1994
                                              -----------           -----------
    Commercial                                $10,474,719           $11,210,049
    Real Estate:
        Construction                            2,338,979             2,998,619
        Other                                   8,062,827             8,541,865
    Mortgage loans acquired                     1,216,165             1,242,636
    Consumer/Installment                        1,679,274             1,815,841
                                              -----------           -----------
         Total loans                          $23,771,964           $25,809,010
                                              -----------           -----------
    Allowance for possible loan losses            432,559               498,827
    Deferred loan fees                             65,731                59,280

    Unearned discount on acquired loans            84,823               285,827
                                              -----------           -----------
         Total net loans                      $23,188,851           $24,965,076
                                              -----------           -----------
                                              -----------           -----------

     COMMERCIAL LOANS. At December 31, 1995, approximately 45% of the Bank's loan portfolio was comprised of commercial loans. Loans in this category, which amounts averaged approximately $77,000, included loans made to small businesses and professionals for working capital purposes and equipment acquisitions. Although the Bank typically looks to the borrower's cash flow as the principal source of repayment for such loans, some of the loans within this category were secured by real estate.

     Commercial loans may present a higher level of risk than traditional mortgage loans. This greater risk is due to several factors, including the possible concentration of principal in a limited number of loans and borrowers, the increased difficulty of evaluating and monitoring these types of loans, and dependence upon the successful operation of and cash flows generated by the borrower's business. If the cash flow from the business is reduced, the borrower's ability to repay the loan may be impaired.


     CONSTRUCTION LOANS. At December 31, 1995, approximately 10% of the Bank's loan portfolio was comprised of construction loans. The following table sets forth the composition of such construction loans by type of project as of the dates indicated:

                                              DECEMBER 31,        DECEMBER 31,
                                                  1995                1994
                                              -----------           -----------
     Residential:
         1-4 family units                     $  2,093,989        $   1,418,048
     Commercial and industrial                     244,990            1,580,571
                                              -----------           -----------
          Total                               $  2,338,979        $   2,998,619
                                              -----------           -----------
                                              -----------           -----------

     The Bank's loans for construction of residential 1-4 family units, which amounts averaged approximately $162,000, bear a floating rate of interest and mature in one year or less. They are typically underwritten at no greater than a 75% loan-to-value ratio.

     As of December 31, 1995, the Bank had one commercial construction loan for $244,990 for the construction of a multi-family unit. The Bank will ordinarily advance up to a maximum of 65% of the value of the underlying property on these types of loans. All loans of this type bear a floating rate of interest.

     Construction lending may involve risks associated with possible failure to complete the construction of properties and availability of permanent financing for such projects. Because of the relatively short (typically one year or less) term of the Bank's construction loans, such loans are subject to less risk than longer term construction loans where monitoring of the progress of the project may be particularly difficult.


     OTHER REAL ESTATE LOANS. Approximately 35% of the Bank's loan portfolio consisted of real estate loans involving commercial and industrial properties. Such loans, which ranged in unpaid principal amount from approximately $23 to $803,283, and averaged approximately $169,000, are primarily secured by small office buildings and industrial buildings that are either owner-occupied or built for rental purposes. The Bank's commercial and industrial real estate loans generally have a maturity of three to five years with a 20-25 year amortization schedule, and bear a floating rate of interest. The Bank generally applies a maximum loan-to-value ratio of 65% to these loans.

     Real estate loans secured by commercial properties may involve risks similar to those associated with commercial loans for working capital and equipment acquisitions, including the dependence in many cases upon cash flows generated by the commercial real estate or other business conducted thereon for repayment of loans, as well as the effect of general economic conditions on commercial properties securing such loans.

     MORTGAGE LOANS. Approximately 5% of the Bank's loan portfolio consisted of 13 mortgage loans secured by 1-4 family units, which were acquired as part of the Bank's acquisition of Liberty Federal Savings Bank in June 1991. These loans averaged approximately $94,000 and ranged in amount from $61,112 to $146,349 at December 31, 1995. The majority of these loans have a 30-year amortization schedule and bear a fixed rate of interest.

     The Bank's acquired residential real estate mortgage loans have risks involving both the borrower's ability to make monthly payments and the value of the property securing the loan, each of which may be affected by general economic conditions, the personal circumstances of the borrower and other factors beyond the Bank's control. The Bank is not currently pursuing the origination or acquisition of additional mortgage loans of this type.

     CONSUMER/INSTALLMENT LOANS. Approximately 7% of the Bank's loan portfolio consisted of consumer/installment loans. Excluding credit card receivables, these loans ranged in amounts from $49 to $106,366, and averaged approximately $10,000. These loans consist principally of automobile loans and other personal loans and credit card receivables. Except for the credit card receivables, which represented 16.7% of the total consumer/installment portfolio at December 31, 1995, these loans typically are secured by liens on real or personal property.

     Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage or loss or as a result of depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.


     SOURCE OF BUSINESS

     The Bank has undertaken an aggressive marketing program which includes advertising and direct mail to attract business in its market area. In addition, Business Development and Lending Officers of the Bank are responsible for making regular calls on existing and potential new customers to solicit business and client referrals. Promotional efforts are designed to attract personal banking relationships, small businesses, professional organizations, and all types of consumer loans in the market area served by the Bank.

     In order to expedite decisions on lending transactions, the Bank's Loan Committee meets on a regular basis and is available for daily telephonic meetings when immediate lending authorization is needed.

     ASSET MANAGEMENT

     Consistent with the need to maintain adequate liquidity for anticipated clearings and other cash requirements, management of the Bank seeks to invest the largest portion of the Bank's assets in loans of the types described above under "Business -- Bank Services." Because of low loan demand in 1995, total loans have been less than 50% of deposits and capital. The balance of the Bank's funds are invested in government and other investment grade securities, short-term certificates of deposit, municipal securities and Federal funds sold to other financial institutions. In order to maximize yields, the Bank's investment policy provides for investment in taxable securities only until such time as the Bank's overall profitability indicates a higher yield by investing in tax-exempt instruments, after taking into account the effects of taxes.

     The Bank's investment policy provides for a portfolio divided among issues purchased to meet one or more of the following goals: (a) to maintain a solid liquidity base in order to manage deposit fluctuations; (b) to maintain credit quality in order to reduce exposure to low-rated issues; (c) to achieve maximum yields commensurate with relatively low risk and appropriate maturities; and (d) to achieve maximum tax benefits. To assure liquidity and a reasonable income, the Bank's portfolio consists of investments which are subject to minimal credit risk. Most of the investments will be in government securities, "A" rated or better corporate bonds and municipal bonds "A" rated or better. The maturity composition of the investment portfolio, including investment securities, Federal funds sold and interest bearing deposits with other financial institutions, as of December 31, 1995, was as follows: 50.6% short term (under one year), 39.1% medium term (one to five years), and 10.3% long term. On December 31, 1995, all of the Bank's securities, with the exception of Federal Reserve Bank stock, were classified as "available for sale."

     COMPETITION

     The banking and financial services business in California generally, and in the Bank's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. The Bank competes for loans and deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than the Bank. In order to compete with the other financial services providers, the Bank offers a broad range of products meeting the needs of its customers and principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers' needs. In those instances where the Bank is unable to accommodate a customer's needs, the Bank will arrange for those services to be provided by its correspondents. The Bank has neither a concentration in the mix of its business nor a significant market share.

     EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

     Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank's portfolio comprise the major portion of COMBANCORP's earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly, the earnings and growth of COMBANCORP are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

     The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowing by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

     From time-to-time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. The Financial Services Competiveness and Regulatory Relief Act of 1996 recently proposed in the House of Representatives would generally reduce the regulatory and paperwork burden that currently affects banks. In addition, legislation has been introduced in Congress and may be revived that would merge the deposit insurance funds applicable to commercial banks and savings associations and impose a one-time assessment on savings associations to recapitalize the deposit insurance fund applicable to savings associations. The likelihood of any major legislative changes and the impact such changes might have on the COMBANCORP are impossible to predict. See "Business - Supervision and Regulation."

     SUPERVISION AND REGULATION

     Bank holding companies and banks are extensively regulated under both federal and state law. Set forth below is a summary description of certain laws which relate to the regulation of COMBANCORP and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

     COMBANCORP. COMBANCORP, as a registered bank holding company, is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"). COMBANCORP is required to file with the Federal Reserve Board quarterly and annual reports and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may conduct examinations of COMBANCORP and its subsidiaries.

     The Federal Reserve Board may require that COMBANCORP terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.

The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, COMBANCORP must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

     Under the BHCA and regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, COMBANCORP is required by the Federal Reserve Board to maintain certain levels of capital. See " Business
- - Supervision and Regulation - Capital Standards."

     COMBANCORP is required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of COMBANCORP and another bank holding company.

     COMBANCORP is prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, COMBANCORP, subject to the prior approval of the Federal Reserve Board, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve Board is required to consider whether the performance of such activities by COMBANCORP or an affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced DE NOVO and activities commenced by acquisition, in whole or in part, of a going concern.

     Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations, or both. This doctrine has become known as the "source of strength" doctrine. Although the United States

Court of Appeals for the Fifth Circuit found the Federal Reserve Board's source of strength doctrine invalid in 1990, stating that the Federal Reserve Board had no authority to assert the doctrine under the BHCA, the decision, which is not binding on federal courts outside the Fifth Circuit, was recently reversed by the United States Supreme Court on procedural grounds. The validity of the source of strength doctrine is likely to continue to be the subject of litigation until definitively resolved by the courts or by Congress.

     COMBANCORP is also a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, COMBANCORP and its subsidiaries are subject to examination by, and may be required to file reports with, the California State Banking Department.

     THE BANK. The Bank, as a national banking association, is subject to primary supervision, examination and regulation by the OCC. If, as result of an examination of a Bank, the OCC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to the OCC. Such remedies include the power to enjoin "unsafe or unsound practices," to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate a Bank's deposit insurance in the absence of action by the OCC and upon a finding that a Bank is in an unsafe or unsound condition, is engaging in unsafe or unsound activities, or that its conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors.

     The deposits of the Bank are insured by the FDIC in the manner and to the extent provided by law. For this protection, the Bank pays a semiannual statutory assessment. See "Business - Supervision and Regulation - Premiums for Deposit Insurance." The Bank is also subject to certain regulations of the Federal Reserve Board and applicable provisions of California law, insofar as they do not conflict with or are not preempted by federal banking law.

     Various other requirements and restrictions under the laws of the United States and State of California affect operations of the Bank. Federal and California statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, capital requirements and disclosure obligations to depositors and borrowers. Further, the Bank is required to maintain certain levels of capital. See "Business - Supervision and Regulation - Capital Standards."

     RESTRICTIONS ON TRANSFERS OF FUNDS TO COMBANCORP BY THE BANK.   COMBANCORP
is a legal entity separate and distinct from the Bank.   COMBANCORP's ability to
pay cash dividends is limited by state law.

     There are statutory and regulatory limitations on the amount of dividends which may be paid to COMBANCORP by the Bank. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits (as defined) for the preceding two years, less any transfers to surplus.

     The OCC also has authority to prohibit the Bank from engaging in activities that, in the OCC's opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the OCC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the OCC and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank or COMBANCORP may pay. See "Business - Supervision and Regulation - Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and - "Capital Standards" for a discussion of these additional restrictionsyyy on capital distributions. At present, substantially all of COMBANCORP's revenues, including funds available for the payment of dividends and other operating expenses, is, and will continue to be, primarily dividends paid by the Bank. At December 31, 1995, the Bank had $2,002,105 legally available for the payment of cash dividends, subject to regulatory approval.

     The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, COMBANCORP or other affiliates, the purchase of or investment in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of COMBANCORP or other affiliates. Such restrictions prevent COMBANCORP and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in COMBANCORP or to or in any other affiliate is limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law. See "Business - Supervision and Regulation - Prompt Corrective Action and Other Enforcement Mechanisms."

     CAPITAL STANDARDS. The Federal Reserve Board and the OCC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

     A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which includes off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long term preferred stock, eligible term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk adjusted assets of 4%. COMBANCORP is currently exempt from the application of the Federal Reserve Board's capital guidelines under an exemption for bank holding companies with less than $150 million in consolidated assets.

     In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio is 3%. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

     In August 1995, the federal banking agencies adopted final regulations specifying that the agencies will include, in their evaluations of a bank's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The final regulations, however, do not include a measurement framework for assessing the level of a bank's exposure to interest rate risk, which is the subject of a proposed policy statement issued by the federal banking agencies concurrently
with the final regulations.   The proposal would measure interest rate risk in
relation to the effect of a 200 basis point change in market interest rates on the economic value of a bank. Banks with high levels of measured exposure or weak management systems generally will be required to hold additional capital for interest rate risk. The specific amount of capital that may be needed would be determined on a case-by-case basis by the examiner and the appropriate federal banking agency. Because this proposal has only recently been issued, the Bank currently is unable to predict the impact of the proposal on the Bank if the policy statement is adopted as proposed.

     In January 1995, the federal banking agencies issued a final rule relating to capital standards and the risks arising from the concentration of credit and nontraditional activities. Institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities and who fail to adequately manage these risks will be required to set aside capital in excess of the regulatory minimums. The federal banking agencies have not imposed any quantitative assessment for determining when these risks are significant, but have identified these issues as important factors they will review in assessing an individual bank's capital adequacy.

     In December 1993, the federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50 percent of assets classified doubtful; (c) 15 percent of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months.

     Federally supervised banks and savings associations are currently required
to report deferred tax assets in accordance with SFAS No. 109.   The federal
banking agencies recently issued final rules, effective April 1, 1995, which limit the amount of deferred tax assets that are allowable in computing an institution's regulatory capital. The standard has been in effect on an interim basis since March 1993. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of (a) the amount that can be realized within one year of the quarter-end report date or (b) 10% of Tier 1 Capital. The amount of any deferred tax in excess of this limit would be excluded from Tier 1 Capital and total assets and regulatory capital calculations.

     Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends.

     The following table presents the amount of regulatory capital and the capital ratios for the Bank, compared to its minimum regulatory capital requirements as of December 31, 1995.

                                         At December 31, 1995
                                      ---------------------------
                                                       Minimum
                                                       Capital
                                        Actual       Requirement
                                      ----------   --------------
     Leverage ratio  . . . . . . . .      8.4%           4.0%
     Tier 1 risk-based ratio . . . .     17.6            4.0
     Total risk-based ratio  . . . .     18.3            8.0

     PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS. Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

     In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of federal law. An insured depository institution generally will be classified in the following categories based on capital measures indicated below:

     "Well capitalized"                      "Adequately capitalized"
     ------------------                      ------------------------
     Total risk-based capital of 10%;        Total risk-based capital of 8%;

     Tier 1 risk-based capital of 6%; and    Tier 1 risk-based capital of 4%;
                                             and

     Leverage ratio of 5%.                   Leverage ratio of 4% (3% if the
                                             institution receives the highest
                                             rating from its primary regulator).

     "Undercapitalized"                      "Significantly undercapitalized"
     ------------------                      --------------------------------
     Total risk-based capital less than 8%   Total risk-based capital less than
                                             6%;

     Tier 1 risk-based capital less than     Tier 1 risk-based capital less than
     4%; or                                  3%; or

     Leverage ratio less than 4% (3% if      Leverage ratio less than 3%.
     the institution receives the highest
     rating from its primary regulator).

     "Critically undercapitalized"
     -----------------------------
     Tangible equity to total assets less
     than 2%.

     An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

     The law prohibits insured depository institutions from paying management fees to any controlling person or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (a) specifies the steps the institution will take to become adequately capitalized; (b) is based on realistic assumptions; and (c) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (i) an amount equal to 5% of the depository institutions's total assets at the time the institution became undercapitalized or (ii) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

     An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (a) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (b) restrictions on transactions with affiliates; (c) further limitations on interest rates paid on deposits; (d) further restrictions on growth or required shrinkage; (e) modification or termination of specified activities; (f) replacement of directors or senior executive officers; (g) prohibitions on the receipt of deposits from correspondent institutions; (h) restrictions on capital distributions by the holding companies of such institutions; (i) required divestiture of subsidiaries by the institution; and (j) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

     Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The Board of Directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

     In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

     SAFETY AND SOUNDNESS STANDARDS. In July 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

     In December 1992, the federal banking agencies issued final regulations prescribing uniform guidelines for real estate lending. The regulations, which became effective on March 19, 1993, require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

     Appraisals for "real estate related financial transactions" must be conducted by either state certified or state licensed appraisers for transactions in excess of certain amounts. State certified appraisers are required for all transactions with a transaction value of $1,000,000 or more; for all nonresidential transactions valued at $250,000 or more; and for "complex" 1-4 family residential properties of $250,000 or more. A state licensed appraiser is required for all other appraisals. However, appraisals performed in connection with "federally related transactions" must now comply with the agencies' appraisal standards. Federally related transactions include the sale, lease, purchase, investment in, or exchange of, real property or interests in real property, the financing or refinancing of real property, and the use of real property or interests in real property as security for a loan or investment, including mortgage-backed securities.

     PREMIUMS FOR DEPOSIT INSURANCE. Federal law has established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The result of these provisions is that the assessment rate on deposits of BIF members could increase in the future.
The FDIC also has authority to impose special assessments against insured deposits.

     The FDIC implemented a final risk-based assessment system, as required by FDICIA, effective January 1, 1994, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. As long as BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were .023% of deposits. On August 8, 1995, the FDIC announced that the designated reserve ratio had been achieved and, accordingly, issued final regulations adopting an assessment rate schedule for BIF members of 4 to 31 basis points effective on June 1, 1995. On November 14, 1995, the FDIC further reduced deposit insurance premiums to a range of 0 to 27 basis points effective for the semi-annual period beginning January 1, 1996.

     Under the risk-based assessment system, a BIF member institution such as the Bank is categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three categories based on supervisory evaluations by its primary federal regulator (in the Bank's case, the FDIC). The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group B), and poses a substantial probability of loss (Group C). The capital ratios used by the FDIC to define well-capitalized, adequately capitalized and undercapitalized are the same in the FDIC's prompt corrective action regulations. The BIF assessment rates are summarized below; assessment figures are expressed in terms of cents per $100 in deposits.

           Assessment Rate Effective Through the First Half of 1996
                                         Group A     Group B    Group C
                                         -------     -------    -------
       Well Capitalized  . . . . . .        0*          3          17
       Adequately Capitalized  . . .         3         10          24
       Undercapitalized  . . . . . .        10         24          27

              Assessment Rates Effective the Second Half of 1996
                                         Group A     Group B    Group C
                                         -------     -------    -------
       Well Capitalized  . . . . . .        0*          3          17
       Adequately Capitalized  . . .        3          10          24
       Undercapitalized  . . . . . .        10         24          27
     * Subject to a statutory minimum assessment of $1,000 per semi-annual period (which also applies to all other assessment risk classifications).

     At December 31, 1995, the Bank's assessment rate was 0 cents per $100 of deposits, subject to a statutory minimum assessment of $1,000 per semi-annual period.

     A number of proposals have recently been introduced in Congress to address the disparity in bank and thrift deposit insurance premiums by, among other things, providing for a special assessment to recapitalize the Savings Association Insurance Fund. In light of ongoing debate over the content and fate of the different proposals currently under consideration and the uncertainty of the Congressional budget and legislative processes in general, management cannot predict whether any or all of the proposed legislation will be passed, or in what form. Accordingly, the effect of any such legislation on the Bank cannot be determined.

     INTERSTATE BANKING AND BRANCHING. In September 1994, the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") became law. Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under the BHCA to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control
(a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

     The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

     In October 1995, California adopted "opt in" legislation under the Interstate Act that permits out-of-state banks to acquire California banks that satisfy a five-year minimum age requirement (subject to exceptions for supervisory transactions) by means of merger or purchases of assets, although entry through acquisition of individual branches of California institutions and DE NOVO branching into California are not permitted. The Interstate Act and the California branching statute will likely increase competition from out-of-state banks in the markets in which the Company operates, although it is difficult to assess the impact that such increased competition may have on COMBANCORP's operations.

     COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS. The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

     In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact. In December 1995, the Bank received a satisfactory CRA rating.

     EMPLOYEES

     As of December 31, 1995, COMBANCORP employed 26 full-time employees and 16 part-time employees. Management believes that COMBANCORP's and the Bank's relations with its employees are good.

STATISTICAL DISCLOSURE

I. DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

     A.   AVERAGE BALANCES

          The following table sets forth COMBANCORP's consolidated condensed daily average balances of each major category of assets, liabilities and shareholders' equity for the periods indicated.

                                         Year Ended            Year Ended
                                     December 31, 1995     December 31, 1994
                                    --------------------  --------------------
 Assets:
 -------
 Cash and due from banks           $ 5,305,762     7.48%  $ 5,628,006    9.08%
 Interest-bearing deposits
      with financial institutions    9,913,452    13.98%    7,714,864   12.45%
 Federal Reserve Bank stock            120,000     0.17%      120,000    0.19%
 Investment available for sale      17,729,951    25.01%   14,224,555   22.96%
 Federal funds sold                  9,821,823    13.85%    9,043,958   14.60%
 Loans (net of allowance for loan   23,927,123    33.74%   22,657,720   36.57%
 losses)
 Other assets                        4,092,477     5.77%    2,569,986    4.15%
                                   -----------   -------  -----------  -------

      Total assets                 $70,910,588   100.00%  $61,959,089  100.00%
                                   -----------   -------  -----------  -------
                                   -----------   -------  -----------  -------
 Liabilities and Shareholders'
 ----------------------------
 Equity:
 -------
 Demand deposits                   $23,878,416    33.67%  $20,274,807   32.72%
 Interest-bearing deposits          40,444,174    57.04%   35,712,238   57.64%
 Other liabilities                     438,038     0.62%      182,650    0.30%
                                   -----------   -------  -----------  -------
      Total liabilities             64,760,628    91.33%   56,169,695   90.66%

                                         Year Ended            Year Ended
                                     December 31, 1995     December 31, 1994
                                   ---------------------  --------------------
 Shareholders' equity                6,149,960     8.67%    5,789,394    9.34%
                                   -----------   -------  -----------  -------

      Total liabilities and        $70,910,588   100.00%  $61,959,089  100.00%
       shareholders' equity        -----------   -------  -----------  -------
                                   -----------   -------  -----------  -------

     B.   ANALYSIS OF NET INTEREST INCOME

          The following table sets forth the average amounts outstanding for each category of interest-bearing assets and interest-bearing liabilities, the average interest rates earned and paid thereon and the net interest margin for the periods indicated.

                                             Year Ended December 31, 1995                        Year Ended December 31, 1994
                                      -------------------------------------------       --------------------------------------------
                                                       Interest                                               Interest
                                         Average        Income/           Average         Average              Income/       Average
                                         Balance        Expense            Yield          Balance              Expense        Yield
                                      ------------    -----------        ---------      ------------         -----------    --------
 Interest-Earning Assets:
 ------------------------
 Loans                                $ 24,691,646    $ 2,904,107          11.76%       $ 23,370,301         $ 2,750,210      11.77%
 Interest-bearing deposits
   with financial institutions           9,913,452        610,821           6.16%          7,714,864             334,074       4.33%
 Federal Reserve Bank stock                120,000          7,200           6.00%            120,000               7,200       6.00%
 Securities available for sale          17,729,951      1,111,063           6.27%         14,224,555             699,344       4.92%
 Federal funds sold                      9,821,823        566,857           5.77%          9,043,958             402,391       4.45%
                                      ------------    -----------         -------       ------------         -----------      ------
   Total interest-bearing assets      $ 62,276,872    $ 5,200,048         $ 8.35%       $ 54,473,678         $ 4,193,219       7.70%
                                      ------------    -----------         -------       ------------         -----------      ------
                                      ------------    -----------         -------       ------------         -----------      ------
 Interest-Bearing Liabilities:
 -----------------------------
   Deposits:
     Money market demand              $  9,669,341    $   272,090           2.81%       $  8,820,983         $   220,407       2.50%
     Savings and other interest-
       bearing demand                   18,090,611        356,992           1.97%         15,802,130             294,018       1.86%
     Time deposits                      12,684,221        570,329           4.50%         11,089,125             369,996       3.34%
                                      ------------    -----------         -------       ------------         -----------      ------
   Total interest-bearing
     liabilities                      $ 40,444,173    $ 1,199,411           2.97%       $ 35,712,238         $   884,421       2.48%
                                      ------------    -----------         -------       ------------         -----------      ------
                                      ------------    -----------         -------       ------------         -----------      ------
 Net interest income                                    4,000,637                                              3,308,798
                                                      -----------                                            -----------
                                                      -----------                                            -----------
 Net interest margin                                                        6.42%                                              6.07%
                                                                          ------                                              -----
                                                                          ------                                              -----

     C.   NET INTEREST INCOME

          Information as to the impact of changes in average rates and average balances on interest-earning assets and interest-bearing liabilities is set forth in the following table. The variances attributable to simultaneous balance and rate changes have been allocated to volume.

                                       -----------------------------------------    -----------------------------------------
                                                    1995 over 1994                               1994 over 1993
                                       -----------------------------------------    -----------------------------------------
                                                  Increase (Decrease)                          Increase (Decrease)
                                                   due to changes in:                           due to changes in:
                                          Volume        Net Rate        Change         Volume        Net Rate        Change
                                       -----------    ------------   -----------    -----------    -----------    -----------
 Interest-Earning Assets:
   Loans                               $   155,495    $    (1,598)   $   153,897    $    34,014    $   486,848    $   520,862
   Interest-bearing deposits
   with financial institutions              95,205        181,542        276,747         (3,007)        37,974         34,967
   Securities available for sale           172,341        239,378        411,719        635,072       (179,542)       455,530
   Federal funds sold                       34,609        129,857        164,466        157,504        147,092        304,596
                                       -----------    -----------    -----------    -----------    -----------    -----------
     Total                             $   457,650    $   549,179    $ 1,006,829    $   823,583    $   492,372    $ 1,315,955
                                       -----------    -----------    -----------    -----------    -----------    -----------
                                       -----------    -----------    -----------    -----------    -----------    -----------
 Interest-Bearing Liabilities:
   Money market demand                 $    21,198    $    30,485    $    51,683    $    48,866    $     8,152    $    57,018
   Savings and other interest-
     bearing demand                         42,580         20,394         62,974        136,009        (22,939)       113,070
   Time deposits                            53,221        147,112        200,333         61,613         11,979         73,592
                                       -----------    -----------    -----------    -----------    -----------    -----------
     Total                             $   116,999    $   197,991    $   314,990    $   246,488    $    (2,808)   $   243,680
                                       -----------    -----------    -----------    -----------    -----------    -----------
                                       -----------    -----------    -----------    -----------    -----------    -----------

 Interest Differential                 $   340,651    $   351,188    $   691,839    $   577,095    $   495,180    $ 1,072,275
                                       -----------    -----------    -----------    -----------    -----------    -----------
                                       -----------    -----------    -----------    -----------    -----------    -----------


II.  INVESTMENT PORTFOLIO

     Effective December 31, 1993, the Bank adopted FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Bank classified substantially all of its investment portfolio as available for sale on December 31, 1995.

     At December 31, 1995, the Bank recorded an increase to shareholders' equity of $134,960 net of income of $97,200 to adjust the portfolio classified as available for sale to its market value.

     The following table sets forth the Bank's investment securities as of the dates indicated:

                                           December 31,   December 31,
                                               1995          1994
                                           ------------   ------------
      Federal Reserve Bank stock           $    120,000   $    120,000
                                           ------------   ------------
      Securities available for sale:
        U.S. Treasury securities           $  7,988,578     14,024,459
        U.S. Government agencies             11,842,739      2,105,067
        Corporate notes                         317,098        495,020
        Municipal securities               $    898,150   $    205,858
                                           ------------   ------------
                                           $ 21,046,565   $ 16,830,404
                                           ------------   ------------
      TOTAL                                $ 21,166,565   $ 16,950,404
                                           ------------   ------------
                                           ------------   ------------

     The following table sets forth the amounts, term, distribution and weighted average yields of the Bank's investment securities as of December 31, 1995.


                                                                            After one Year
                                            One Year or Less              Through Five Years            After Five Years
                                       --------------------------    ---------------------------   ---------------------------
                                         Amount            Yield        Amount            Yield      Amount             Yield
                                       -----------        -------    -----------         -------   -----------         -------
 Federal Reserve Bank stock                     --             --             --             --    $   120,000           6.00%
                                       -----------                   -----------                   -----------

 Securities available for sale:

   U.S. Treasury securities            $ 2,968,497           6.41%   $ 5,020,080           6.87%   $        --             --
   U.S. Government agencies                453,140           6.46%     8,227,779           6.78%     3,161,823           8.17%
   Corporate notes                              --             --        208,799           6.94%       108,298           7.75%
   Municipal securities                    100,017           3.40%       515,502           4.17%       282,630           5.03%
                                       -----------                   -----------                   -----------
                                       $ 3,521,654                   $13,972,160                   $ 3,552,751
                                       -----------                   -----------                   -----------

 TOTAL                                 $ 3,521,654                   $13,972,160                   $ 3,672,751
                                       -----------                   -----------                   -----------
                                       -----------                   -----------                   -----------


III. LOAN PORTFOLIO

     A.   TYPES OF LOANS

          The composition of COMBANCORP's loan portfolio (all domestic) at the dates indicated was as follows:

                                           December 31,   December 31,
                                              1995           1994
                                          -------------  -------------

          Commercial                      $  10,474,719  $  11,210,049
          Real Estate:
               Construction                   2,338,979      2,998,619
               Other                          8,062,827      8,541,865
               Mortgage loans acquired        1,216,165      1,242,636
          Consumer/Installment                1,679,274      1,815,841
                                          -------------  -------------

         Total loans                      $  23,771,964  $  25,809,010
                                          -------------  -------------
                                          -------------  -------------

     B.   MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES

          The following table sets forth the amount of total loans outstanding (excluding consumer/installment loans) at December 31, 1995, which are based on remaining scheduled principal repayments due in one year or less, after one year through five years and after five years. The amounts outstanding which are due after one year are classified according to their sensitivity to changes in interest rates.

          One year or less                          $   7,719,471
          After one year through five years:
            Floating interest rate                      7,846,631
            Fixed interest rate                         3,775,596
          After five years:
            Floating interest rate                        862,517
            Fixed interest rate                         1,888,475
                                                   --------------

              Total                                $   22,092,690
                                                   --------------
                                                   --------------

     C.   RISK ELEMENTS

          The following table sets forth the Bank's loans accounted for on a non-accrual basis and loans accruing which are contractually past due 90 days or more, as to principal or interest payments. The Bank does not have any loans which are considered "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15 ("FASB 15"), "Accounting by Debtors and Creditors for Troubled Debt Restructuring."

                                            Loans past
                                            due over 90       Loans
                                             and still     non-accrual
                                              accruing        status
                                            -----------    -----------

     Commercial                             $        --    $        --
     Real Estate:
      Construction                                   --             --
      Other                                          --        102,575
     Mortgage loans acquired                    146,349             --
     Consumer/Installment                        20,764             --
                                            -----------    -----------

        Total                               $   167,113    $   102,575
                                            -----------    -----------
                                            -----------    -----------

     The gross interest income included in net income on the impaired loans outstanding at December 31, 1995 and the gross interest income that would have been reported in the period ending December 31, 1995 if non-accrual loans had been current in accordance with their original terms are as follows:

     Interest income included in net income on
      impaired loans                                        $   21,732
     Interest income excluded from net income
      on non-accrual loans                                  $    8,065

     COMBANCORP's current policy is to cease accruing interest on loans which are 90 days or more past due as to principal or interest, except in instances where management believes that the loan is fully collectible. Each such loan that is 90 days or more past due is evaluated individually to determine its collectibility and the adequacy of its collateral.

     The loan on non-accrual status is secured by a first trust deed on commercial property; the borrower has been contacted but the Bank was unable to obtain a promise to pay. The Bank is currently consulting with counsel regarding a resolution. The other real estate single family dwelling secured loan in the amount of $146,349 made a payment on January 5, 1996, and is no longer 90 days past due. These two loans account for 92.3% of the Bank's non-performing loans. The other three represent a credit card receivable and two loans secured by commercial vehicles; these loans total $20,763, or 7.7% of non-performing loans, of which $1,600 was charged off in February 1996. The Bank received payoffs on the two remaining loans in February 1996. Management believes that it has adequately reserved for those loans representing an above normal degree of risk.

     On February 16, 1996, the Bank was made aware of the Chapter 7 bankruptcy filing on two unsecured commercial loans totaling $163,333. These loans are not included in the non performing asset totals as of December 31, 1995. The Bank has contacted counsel and will prepare a charge off to remove the loans from its performing assets.

     On January 1, 1995, the Bank adopted FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FASB Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." There was no effect on the Bank's financial statements from this change. At January 1, 1995, the Bank classified $244,000 of its loans as impaired with a specific loss reserve of $56,000.

     Impairment of loans having recorded investments of $103,000 at December 31, 1995 has been recognized. The total allowance for loan losses related to these loans was $5,200 on December 31, 1995. The average recorded investment for all impaired loans during 1995 was $276,000. Interest income of $57,000 was recognized on impaired loans in 1995 and was recognized using a cash basis method of accounting during the time within that period that the loans were impaired.

     Other than the loan categories disclosed herein, the Bank does not have any material concentration of loans. Management believes that the loan portfolio is diversified sufficiently to avoid the impact of significant adverse changes in economic or other conditions related to any single industry.

IV.  SUMMARY OF LOAN LOSS EXPERIENCE

                                           Year Ended          Year Ended
                                          December 31,        December 31,
                                              1995                1994
                                          -------------       -------------
 Average net loans outstanding            $  23,927,123       $  22,657,720

 Balance of allowance for loan losses
      at beginning of period                    498,827             534,625
 Charge-offs:
      Commercial loans                         (768,475)           (199,700)
      Real Estate loans                              --             (73,924)
      Consumer loans                            (16,775)            (59,549)

 Recoveries                                      69,982               4,575
                                          -------------       -------------
 Net charge-offs                               (715,268)           (328,598)
                                          -------------       -------------
 Provisions charged to expense                  649,000             292,800
                                          -------------       -------------
 Balance of allowance for loan losses
      at end of period                    $     432,559       $     498,827
                                          -------------       -------------
 Ratio of net charge-offs to average
      net loans outstanding                       2.99%               1.45%
                                          -------------       -------------

     The allowance for loan losses is established through charges to operations in the form of provisions for loan losses. Loan losses are charged, and recoveries credited, directly to the allowance.

     COMBANCORP determines its allowance for loan losses on the basis of a qualitative and quantitative review of all loans on a quarterly basis. In determining the adequacy of the allowance for loan losses, management considers such factors as known problem loans, evaluations made by bank regulatory authorities and/or independent firms retained to perform loan reviews, assessment of economic conditions and other appropriate data in order to identify the risks in the portfolio. The adequacy of the allowance is evaluated by assessing the risks inherent in each category of loans. If, following a review of the allowance, the allowance is determined to be inadequate or supererogatory, the amount of the allowance is adjusted accordingly. Management believes that the allowance for loan losses was adequate at December 31, 1995.

     At December 31, 1995, the allowance was 1.8% of total outstanding loans receivables. The allowance for loan losses should not be interpreted as an indication of future charge-off trends.

     ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                        Year Ended             Year Ended
                                    December 31, 1995      December 31, 1994
                                  ----------------------  --------------------

                Commercial        $   266,487     44.06%  $  275,028    43.43%
                Real Estate       $   139,001     48.87%  $  185,863    49.53%
                Installment       $    27,071      7.06%  $   37,936     7.04%
                                  -----------  ---------  ----------  --------

                                  $   432,559    100.00%  $  498,827   100.00%
                                  -----------  ---------  ----------  --------
                                  -----------  ---------  ----------  --------

V.   DEPOSITS

     The average deposit balances are summarized for the periods indicated:

                                                  Year Ended December 31,
                                                    1995         1994
                                                 -----------  -----------

     Demand deposits, non-interest bearing       $23,878,416  $20,274,807
     Money market demand                           9,669,341    8,820,983
     Savings and other interest-bearing demand    18,090,612   15,802,130
     Time deposits                                12,684,221   11,089,125
                                                 -----------  -----------

          Total                                  $64,322,590  $55,987,045
                                                 -----------  -----------
                                                 -----------  -----------

     The following table sets forth the maturities of COMBANCORP's time certificates of $100,000 or more at December 31, 1995.

      Maturing within:

        Three months or less               $ 3,112,000
        Over three months to six months        707,000
        Over six months to twelve months     1,436,000
        Over twelve months                     127,000
                                           -----------

          Total                            $ 5,382,000
                                           -----------
                                           -----------

VI.  RETURN ON EQUITY AND ASSETS

                                    Year Ended December 31,
                                       1995         1994
                                    ----------   ----------

      Return on average assets           0.46%        0.76%
      Return on average equity           5.35%        8.09%
      Average equity to average          8.67%        9.34%
       assets
      Dividend pay-out ratio            42.98%          --%

PROPERTIES

     COMBANCORP's executive offices and the Bank's Main Office are located at 6001 E. Washington Boulevard, City of Commerce, California, in a structure which was completed in August 1994. This Bank-owned structure consists of approximately 15,000 square feet of space and is located on approximately 36,000 square feet of underlying land. The Montebello Office is located on the first floor of a three story structure at 420 N. Montebello Boulevard, Montebello, California. This office consists of approximately 4,000 square feet and is subject to a three year lease expiring in April, 1998. The Bank's Downey Branch is located at 11101 La Reina Blvd., Downey, California. This Bank-owned structure consists of a two-story building of approximately 10,816 square feet on approximately 28,990 square feet of land. The Bank has recently received approval from the City of Downey to upgrade this facility.

LEGAL PROCEEDINGS

     During the ordinary course of its business, COMBANCORP and the Bank may be involved in various routine legal proceedings and litigation. While no assurance can be given as to the likelihood of an unfavorable outcome of any such litigation or the estimated amount of potential loss, if any, based upon currently available information, management does not believe that the outcome of any such litigation will have a material adverse effect upon the operations or financial condition of COMBANCORP.

MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION

     COMBANCORP'S Common Stock has been traded in the over-the-courter market since COMBANCORP commenced operations in 1983. The table below sets forth, on a per share basis for the periods indicated, the range of high and low bid quotations for the COMBANCORP Common Stock as reported by the National Quotations Bureau. The bid quotations represent inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                Year                    High             Low
          -----------------            -------         -------
          1994
             First Quarter             $  5.50         $  5.50
             Second Quarter               6.75            5.50
             Third Quarter                6.75            6.00
             Fourth Quarter               7.00            6.50
          1995
             First Quarter             $  7.00         $  6.50
             Second Quarter               7.38            7.00
             Third Quarter                8.50            7.00

             Fourth Quarter               9.50            7.00
          1996
             First Quarter             $  9.00         $ 8.625
             Second Quarter              15.25            9.75

     As of June 30, 1996, there were approximately 346 shareholders of record of COMBANCORP's Common Stock. COMBANCORP paid a cash dividend of $0.25 per share in 1995 (including a special dividend of $0.14 per share), and did not declare a dividend in 1994. It is not anticipated that a cash dividend will be declared in 1996.

     Under Federal banking law, dividends declared by the Bank (and payable to COMBANCORP) in any calendar year may not, without the approval of the OCC, exceed its net income, as defined, for that year combined with its retained net income for the preceding two years.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS  FOR THE YEARS
                     ENDED DECEMBER 31, 1995, 1994 AND 1993
FINANCIAL CONDITION

     COMBANCORP's principal source of growth in recent years has been a series of deposit and loan acquisitions beginning with the acquisition of all of the deposits of a branch of Liberty Federal Savings Bank in Montebello, California, in 1991. In 1993, the Bank acquired all of the branch deposits of the Commerce, California branch of Community Bank at a premium of approximately $138,000 and assumed approximately $12.5 million in deposit liabilities. On August 26, 1994, the Bank, as part of a consortium, entered into an Insured Deposit Purchase and Assumption Agreement with the FDIC for the purchase and assumption of certain assets and liabilities of the Downey Branch of Capital Bank (the "Downey Branch"). In that transaction, the Bank purchased $674,000 of cash assets and approximately $7,784,000 in face value loans, net of participations sold of $2,035,000, from various pools of loans at a discount of $203,000. The deposits purchased totaled approximately $22.5 million.

     COMBANCORP's total assets at December 31, 1995 decreased by 3.3% from December 31, 1994, due primarily to the 4.4% decrease in deposits. Gross loans decreased 7.9%, primarily due to the continued moderate economic growth and the resulting lack of loan demand during 1995. The Bank will continue to maintain a conservative approach to new loan generation until the California and local economies demonstrate definitive signs of improvement.
     The components of the decrease in loans as of December 31, 1995 are as follows:

                                                 Total Change from
                                                 December 31, 1994
                                             -------------------------
  Commercial loans                                    (6.6)%
  Real estate  - construction loans                  (22.0)%
  Real estate - primarily loans for
   acquisition or improvement of
   owner occupied offices and
   industrial property                                (5.6)%
  Real estate - mortgage loans acquired               (2.1)%
  Installment loans                                   (7.5)%

     As of December 31, 1995, the Bank had approximately $4.5 million in net loans outstanding which were initially acquired as part of the Downey Branch acquisition. Although COMBANCORP does not regularly calculate net earnings of each branch or department utilizing strict cost accounting methods, an analysis of the net interest income of the Bank in the amount of $4,000,637 at December 31,1995 indicates that 23.6% of that total is attributable to the Downey Branch acquisition. The average loans to deposits and demand deposits to total deposits for the Downey Branch were 32.6% and 42.8%, respectively, compared to 38.4% and 37.1%, respectively, for COMBANCORP as a whole.

     The components of the outstanding loans attributable to the Downey Branch acquisition are as follows:

                                    August 26,     December 31,    December 31,
                                       1994            1994            1995
                                    -----------    ------------    ------------
  Commercial loans                  $ 3,222,676    $  3,406,718    $  2,421,277
  Real estate - primarily loans
   for acquisition or
   improvement of owner
   occupied officers and
   industrial property                2,124,541       1,702,456       1,729,700
  Installment loans                     401,599         457,363         389,483
                                    -----------    ------------    ------------
         Total                      $ 5,748,816    $  5,566,537    $  4,540,460

     The components of the changes in deposits of COMBANCORP as of December 31, 1995 are as follows:

                                                      Total Change from
                                                      December 31, 1994
                                                  -------------------------

          Demand deposits                                   (7.0)%
          Money market demand                              (21.5)%
          NOW accounts                                        9.8%
          Savings                                           (6.4)%
          Time deposits of $100,000 or                       24.3%
          Time deposits of less than 100,000                (1.4)%

     As part of the Downey Branch acquisition, the Bank assumed approximately $22.5 million of deposits, including approximately $2.0 million of uninsured deposits payable to the FDIC for a premium of $185,000, including expenses. The Bank put back such uninsured deposits to the FDIC on June 29, 1995. As of December 31, 1995, the Bank had approximately $13.0 million in deposits attributable to the acquisition. Management believes that the run-off in deposits acquired through this transaction was primarily due to the normal deposit attrition caused by the change in bank ownership and that the Bank will be able to maintain the current level of deposits without significant loss of deposits.

     The components of the outstanding deposits attributable to the Downey Branch acquisition are as follows:

                                     August 26,     December 31,    December 31,
                                        1994            1994            1995
                                    ------------    ------------    ------------
     Demand deposits                $  8,200,638    $  6,783,201    $  5,288,941
     Interest-bearing deposits         4,915,937       4,286,138       3,664,874
     Time certificates of deposit      5,667,724       2,721,154       2,378,134
     Savings deposits                  3,697,787       2,034,327       1,803,390
     Accrued interest payable             53,476          29,327          23,302
                                    ------------    ------------    ------------
       Total                        $ 22,535,562    $ 15,854,147    $ 13,158,641

     COMBANCORP's loan to deposit ratio at December 31, 1995, was 38.4%, compared to 39.8% at December 31, 1994. Total non-performing assets as of December 31, 1995 amounted to $377,000, or 0.5% of total assets, consisting of loans of $270,000 and other real estate owned of $107,000. This compares favorably with total non-performing assets as of December 31, 1994, of $768,000, or 1.1% of total assets, consisting of $397,000 of loans and other real estate owned of $371,000. Total non-performing loans (i.e., those past due 90 days and/or on non-accrual status) at December 31, 1995 amounted to approximately $270,000, a 32% decrease compared to December 31, 1994. Of the five non-performing loans, one loan in the amount of $102,575, or 38% of the non-performing loans, is secured by commercial property. Based on the appraisal and estimated costs associated upon an eventual sale, management does not expect a loss to be incurred. Foreclosure proceedings will be initiated after the Bank is granted relief from a "stay" imposed by the court in this matter. The Bank received a payment in January on a second loan in the amount of $146,349, which is secured by a single family dwelling. Payments are expected to continue and no loss is anticipated. This loan represents 54.3% of the non-performing loans. The remaining three loans total $20,763, or 7.7% of non-performing loans, and consist of a credit card receivable and two loans secured by commercial vehicles. The Bank will charge off $1,600 of this amount, and anticipates payoffs on the remaining amount.

     At December 31, 1995, only one loan in the amount of $102,575 was impaired. The total allowance for loan loss related to this loan was $5,200 on December 31, 1995. The average recorded investment for all impaired loans during 1995 was $276,000. Interest income of $57,000 was recognized on impaired loans in 1995 and was recognized using a cash basis method of accounting during the time within that period that the loans were impaired.

     As of December 31, 1995 and 1994, the allowance for loan losses as a percentage of non-performing loans was 160.4% and 125.6%, respectively. The allowance for loan losses was $432,559, or 1.8% of total outstanding loans, at December 31, 1995, as compared to $498,827, or 1.9% of total outstanding loans, at December 31, 1994. Management believes that the allowance for loan losses was adequate at December 31, 1995.

     On January 1, 1995, the Bank adopted FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FASB Statement No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures." There was no effect on the Bank's financial statements from this change. At January 1, 1995, the Bank classified $244,000 of its loans as impaired with a specific loss reserve of $56,000.

     COMBANCORP maintains a portfolio of securities which provides income and serves as a source of liquidity for its operations. Changes in liquidity needs and changes in the economic climate and loan demand may necessitate restructuring the portfolio from time to time. On December 31, 1993, the Bank adopted FASB Statement No.115 and classified all securities except the Federal Reserve Stock as available for sale. The types of securities held in COMBANCORP's portfolio are influenced by several factors among which are rate of return, maturity and risk. Under the risk based capital guidelines, the nature of the securities held in the portfolio can affect the amount of COMBANCORP's risk-based assets and, consequently, the amount of required capital COMBANCORP must maintain. From time to time, COMBANCORP may alter the composition of its investment portfolio to change its capital position under the risk-based guidelines. At December 31, 1995, COMBANCORP's excess funds were invested in Federal funds sold, U. S. Treasury and Agency securities, investment grade corporate notes, municipal bonds, and interest-bearing deposits with other financial institutions. Note 4 to the consolidated financial statements sets forth the distribution of, as well as unrealized gains and losses in, the investment portfolio at December 31, 1995 and 1994.

     Cash, unrestricted interest-bearing deposits, Federal funds sold and investment securities totalled $41,361,328 at December 31, 1995, compared to $42,402,760 at December 31, 1994, a 2.5% decrease, due primarily to a decrease of $2,875,500, or 4.4%, in deposit liabilities. Federal funds decreased 75.9% from $11,605,000 in 1994 to $2,800,000 in 1995, offset by increases of
$3,653,000, or 45.1%, and $4,216,161, or 25.1%, in interest bearing deposits with other financial institutions and securities available for sale, respectively, compared to 1994. Due to the Downey Branch acquisition in August 1994, management sought to maintain excess funds in Federal funds to provide liquidity for anticipated run-off of some deposits. As such deposit levels stabilized, excess funds were shifted to higher yielding securities with longer maturities.

RESULTS OF OPERATIONS

     1995 VERSUS 1994

     Interest income increased by 24.0% during 1995, due to a 14.3% increase in average interest bearing assets with an increase in average yield of 0.7% during 1995 compared to 1994. Average loans increased by only 5.7% during 1995, with the balance of the increase in average interest bearing assets in securities, which typically have lower yields than loans. The yield on average earning assets reflects an increase from 7.7% in 1994 to 8.4% in 1995. The yield on average earning assets at the Downey Branch was 9.1% at December 31, 1995, reflecting the higher reference rate utilized on the loan portfolio purchased. Interest expense increased by 35.6% during 1995, due to a 13.3% increase in interest-bearing liabilities during the year and an increase in the average cost of funds to 3.0% in 1995 from 2.5% in 1994. The cost of funds at the Downey Branch was 2.8% compared to 3.0% for the entire Bank. Net interest income increased by $691,800, or 20.9%. COMBANCORP's net interest margin increased slightly to 6.4% during 1995 from 6.1% during 1994. The improved totals for 1995 reflect the 7.3% interest margin attributable to the Downey Branch acquisition in August 1994.

     The provision for loan losses which is charged to operations increased by $356,200, or 121.7%, in 1995, compared to 1994. During 1995, management instigated a rigorous program of corrective actions to enhance loan quality. As a result, COMBANCORP charged off three unsecured loans totaling approximately $721,000, which management considered uncollectible. On February 16, 1996, the Bank was made aware of the Chapter 7 bankruptcy filing on two unsecured commercial loans totaling approximately $163,000. These loans were not included in the non-performing asset totals as of December 31, 1995; accordingly, no specific reserves were provided at December 31, 1995. The Bank will increase its provision to keep the allowance constant. Management has contacted counsel and will take appropriate action to charge off and remove these loans from its performing assets. Asset quality will continue to receive priority attention from management. Management believes that COMBANCORP has adequately provided an allowance for loan losses as of December 31, 1995 to cover any potential and unanticipated loan losses within the existing loan portfolio. At December 31, 1995, the allowance for loan losses was 1.8% of outstanding loans as compared to 1.9% at December 31, 1994.

     Other income decreased approximately 1.6% during 1995, while other operating expenses increased by 20.8%. The following is a discussion of certain other expense items which have had significant fluctuations during the year. Salaries and employee benefits increased $241,832, or 19.7%, over 1994, reflecting the salaries for 12 months in 1995 compared to only four months in 1994 of the additional employees acquired in the assumption of the Downey Branch in August 1994. Equipment expense increased $91,111, or 66.8%, over 1994, reflecting the growth of COMBANCORP and equipping the Bank with computers and installing a wide-area network. Professional fees increased $106,399, or 101.4%, over 1994, attributable to litigation involving the Bank's other real estate owned and other problem assets, and professionals utilized in the Bank's marketing and sales training. Stationery and supplies increased $43,043, or 33.6%, over 1994, reflecting additional supplies necessary for the Downey Branch for the entire year, compared to only four months in 1994. Amortization of deposit premium associated with the various acquisitions increased to approximately $57,000 in 1995 from approximately $39,000 in 1994, and is included in other operating expenses. Total other operating expenses as a percentage of total interest income decreased to 65.4% in 1995 from 67.1% in 1994.

     Net income for 1995 was $329,095, or $.58 per share, compared to $468,637, or $.83 per share, in 1994.

     1994 VERSUS 1993

     Interest income reflects an increase of 45.7% during 1994, primarily due to an increase of 42.1% in average interest bearing assets at December 31, 1994 over December 31, 1993, principally as a result of the Downey Branch acquisition in August 1994. Average loans increased 1.5% during 1994. The balance of the increase in average interest bearing assets is in securities which typically have lower yields than loans. The yield on average earning assets reflects an increase from 7.5% in 1993 to 7.7% in 1994. Interest expense also reflects an increase of approximately 38% during 1994, due primarily to a 42.9% increase in interest-bearing liabilities during the year, principally as a result of the Downey Branch acquisition in August 1994. Cost of funds decreased nominally from 2.6% in 1993 to 2.5% in 1994. Net interest income reflects an increase of approximately $1,072,275, or 47.9%. COMBANCORP's net interest margin increased slightly from 5.8% during 1993 to 6.1% during 1994. The industry-wide increase in prime rate of interest during 1994 resulted in the increase of the yield on average earning assets. However, the average cost of funds for COMBANCORP decreased slightly because the depository rates continued to decline in 1994, lagging behind the increasing prime rate of interest.

     The provision for loan losses which is charged to operations decreased by $358,514, or 55%, in 1994 compared to 1993. At December 31, 1994, the allowance for loan losses was 1.9% of outstanding loans as compared to 2.4% at December 31, 1993. The 1993 provision for loan losses was higher than the Bank's experience in recent years due in part to management's action to clean up the loan portfolio and effects of the California economy. The provision for loan losses in 1994 declined compared to 1993 because of the improved economy and improvements in the loan portfolio.

     Other income increased approximately 10.9% during 1994 while other operating expenses increased approximately 16.3%. The following is a discussion of certain other income and expense items which have had significant fluctuations during the year. Gain on the sale of securities decreased $62,529, or 100%, over 1993. Equipment expense increased $38,357, or 39.1%, over 1993 reflecting the growth of COMBANCORP and equipping of the new permanent structure housing the Bank's headquarters built on the City of Commerce property which was completed in August 1994. Data processing expenses increased $33,313, or 30.1%, over 1993, reflecting the additional processing needs due to the deposit acquisition of the Commerce Branch of Community Bank in December 1993 and the acquisition of the Downey Branch in August 1994. Other expenses increased $188,121, or 57.7%, over 1993, due primarily to the increase in correspondent bank fees related to increased activity because of the acquisitions, and due to the fact that the Bank elected to outsource the proof processing function in December 1993, which resulted in significant additional expense but improved efficiency. Total other operating expenses as a percentage of total interest income decreased to 67.1% in 1994 from 84.1% in 1993.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     COMBANCORP manages its liquidity position to ensure that sufficient funds are available to meet customers' needs for borrowing and deposit withdrawals. Liquidity is derived from both the asset and liability sides of the balance sheet. Asset liquidity arises from the ability to convert assets to cash and self-liquidation or maturity of assets. Liquid asset balances include cash, investment securities maturing within one year, Federal funds sold and other short-term assets. Liability liquidity arises from a diversity of funding sources, as well as from the ability of COMBANCORP to attract deposits of varying maturities. If COMBANCORP were limited to one source of funding or all its deposits had the same maturity, its liquidity position would be adversely impacted.

     As of December 31, 1995, COMBANCORP had cash, unrestricted interest-bearing deposits, Federal funds sold and investment securities of approximately $41.4 million, or 60.1% of total assets. As of December 31, 1995, COMBANCORP had $22.6 million in liquid assets and its liquidity ratio (i.e., liquid assets to total deposits) was 36.5%, compared to 56.2% at December 31, 1994. This decrease reflects the movement from the lower yielding securities which mature within one year to the higher yielding, longer maturity securities. Except for commitments to extend credit in the amount of $6.6 million, COMBANCORP had no material unrecorded commitments at December 31, 1995. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Interest-bearing deposits with financial institutions at December 31, 1995 consisted exclusively of time certificates of deposit, all of which mature within one year. COMBANCORP's available for sale securities consisted primarily of U. S. Treasury and Agency obligations, corporate bonds, and bank qualified municipal bonds, which were readily marketable. Securities totaling $1,100,000 were pledged as collateral to secure Treasury Tax and Loan deposits and public funds. COMBANCORP's loan portfolio also was relatively liquid with approximately 70.2% of the outstanding loans maturing within one year and/or sensitive to changes in interest rates.

     To cushion unanticipated fluctuations in its liquidity position, the Bank, as all member commercial banks, may borrow from the regional Federal Reserve Bank, subject to compliance with regulatory requirements. In addition, the Bank has available a Federal funds facility with one of its correspondent banks for $1 million. This facility is subject to customary terms for such arrangements. As of December 31, 1995, COMBANCORP, on an unconsolidated basis, held liquid assets of approximately $248,000. See Note 15 to Consolidated Financial Statements of COMBANCORP for COMBANCORP's Condensed Unconsolidated Financial Statements.

     Interest rate sensitivity management, the management of the risk associated with fluctuations in interest rates, seeks to stabilize net interest income during periods of changing interest rates. A change in interest rates may not affect all interest-earning assets (generally, loans that bear interest at floating or adjustable rates, interest-bearing deposits and Federal funds sold) and interest-bearing liabilities (generally, money market savings, interest-bearing transaction accounts and time certificates of deposit) at the same time because of differences in the terms and maturities of such assets and liabilities. COMBANCORP believes that its position with respect to interest rate fluctuations is favorable, in that substantially all of COMBANCORP's loans bear a floating rate of interest and many of its investments have short maturities.


     At December 31, 1995, COMBANCORP was in an asset sensitive position and its 90 day gap, (i.e., the difference between assets and liabilities that reprice in that period as a percentage of total assets) was (16)% and its cumulative gap was 28%. Generally, an asset sensitive position will result in enhanced earnings in a rising interest rate environment and declining earnings in a falling interest rate environment because larger volumes of assets than liabilities will reprice in the short term. Conversely, a liability sensitive position will be detrimental to earnings in a rising interest rate environment and will enhance earnings in a falling interest rate environment.

     The Asset and Liability Maturity Repricing Schedule below sets forth the distribution of repricing opportunities for COMBANCORP's interest earning assets and liabilities, the interest sensitivity gap and the ratio of cumulative gap to total assets.

                                                          Interest Sensitivity Period
                                                                 (in thousands)
                                                               over          over           over
                                                             3 months      6 months        1 year
                                             3 months         through       through        through         over
                                              or less        6 months       1 year         5 years        5 years         Total
                                            -----------    -----------    -----------    -----------    -----------    -----------
  Interest Earning Assets:
  Federal fund sold                         $     2,800    $        --    $        --    $        --    $        --    $     2,800
  Securities                                        749            601          2,172         13,972          3,673         21,167
  Deposits with other                             3,945          3,550          4,260             --             --         11,755
    institutions                                 15,051          1,259            385          5,002          2,075         23,772
                                            -----------    -----------    -----------    -----------    -----------    -----------
  Loans                                     $    22,545    $     5,410    $     6,817    $    18,974    $     5,748    $    59,494
           Total
  Interest Bearing Liabilities:
  Time Deposits:
     a)  TCD's less than $100M              $     3,419    $     2,107    $     1,872    $       745    $         1    $     8,144
     b)  TCD's $100M and over                     3,112            707          1,437            126             --          5,382
  Savings                                         9,203             --             --             --             --          9,203
  Money market                                    8,554             --             --             --             --          8,554
  NOW accounts                                    8,935             --             --             --             --          8,935
                                            -----------    -----------    -----------    -----------    -----------    -----------
           Total                            $    33,223    $     2,814    $     3,309    $       871    $         1    $    40,218

  Interest Sensitivity Gap:
     Interval                               $   (10,678)   $     2,596    $     3,508    $    18,103    $     5,747
     Cumulative                             $   (10,678)   $    (8,082)   $    (4,574)   $    13,529    $    19,976    $    19,276
  Ratio of cumulative gap
    to total assets                                 (16)%          (12)%           (7)%          20%            28%            28%

CAPITAL RESOURCES

     Management seeks to maintain capital adequate to support anticipated asset growth and credit risks, and to ensure that COMBANCORP is within established regulatory guidelines and industry standards. COMBANCORP is currently exempt from the Federal Reserve Board's risk-based guidelines because consolidated assets are under $150 million. However, the Bank is subject to the risk-based capital guidelines adopted by the OCC. These guidelines require the Bank to maintain a minimum ratio of total capital-to-risk-weighted assets of 8%, of which at least 4% must consist of Tier 1 capital. At December 31, 1995, the Bank had a total capital-to-risk-weighted assets ratio of 18.3%, with a Tier 1 capital ratio of 17.6%. The Bank's leverage ratio at December 31, 1995 was 8.4%.

     During the last two years, capital has been generated primarily through the retention of earnings. Management believes that it can meet its present regulatory capital requirements through earnings for at least the next two years.

RISK ELEMENTS

     Management believes that the California economy has continued to improve slowly in 1995, but continues to lag behind the country, particularly in unemployment rates. Southern California continues to feel the economic pressures of reductions in government defense spending, overbuilt commercial real estate, unaffordable housing and high unemployment. Many of these economic factors are the result of long-term structural adjustments resulting from major changes in many of the State's basic industries. However, the index of leading economic indicators has shown signs of improvement as well as an increase in housing starts. In addition, California's unemployment rate is expected to improve in 1996. Management anticipates that the California economy will continue to improve in 1996.

     COMBANCORP has been able to maintain a positive interest margin even with the decreases in loan yields through tight controls on operating expenses. Management believes the results reflect favorably in 1995 and will continue to focus on conservative management policies.

EFFECTS OF INFLATION

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

     Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

     In the current interest rate environment where the Federal Reserve has actively used the discount rate as a tool to stimulate the economy, COMBANCORP recognizes the importance of maintaining adequate liquidity and effectively managing the maturity structure of COMBANCORP's interest bearing assets and liabilities.

RECENT ACCOUNTING DEVELOPMENTS

     In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." Statement No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Statement No. 121 will first be required for the Bank's year ending December 31, 1996. Based on its preliminary analysis, the Bank does not anticipate that the adoption of Statement No. 121 will have a material impact on the financial condition or results of operations of COMBANCORP as of the date of adoption.

     In 1995 the FASB issued Statement No. 123, "Accounting for Stock-based Compensation." Statement No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans such as a purchase plan. The Statement generally suggests stock-based compensation transactions be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. An enterprise may continue to follow the requirements of Accounting Principles Board (APB) Opinion No. 25, which does not require compensation to be recorded if the consideration to be received is at least equal to the fair value at the measurement date. If an enterprise elects to follow APB Opinion No. 25, it must disclose the pro forma effects on net income as if compensation were measured in accordance with the suggestions of Statement No. 123. COMBANCORP has not determined if it will continue to follow APB Opinion No. 25 or follow the guidance of Statement No. 123. However, adoption of this pronouncement in 1996 is not expected to have a material impact on the financial condition or results of operations of COMBANCORP.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

FINANCIAL CONDITION

     COMBANCORP's consolidated balance sheet at March 31, 1996 reflected a modest increase of .2% in total assets and .8% in deposits from December 31, 1995. As a result of continued slow loan demand, the Bank experienced a decrease of .2% in gross loans during this period.

     The components of the changes in loans are as follows:

                                                        Increase (Decrease)
                                                       over December 31, 1995
                                                       ----------------------
 Commercial loans                                               0.0%
 Real estate - construction                                     8.9%
 Real estate - primarily loans for
   acquisition or improvement of owner
   occupied offices and industrial property                   (3.1)%
 Real estate - mortgage loans acquired                        (0.5)%
 Installment loans                                              0.3%

          The loan to deposit ratio at March 31, 1996 was 37.9%, compared to 38.3% at December 31, 1995. Non-performing loans (i.e., those past due 90 days and/or on non-accrual) at March 31, 1996 amounted to approximately $284,300 as compared to approximately $269,700 at December 31, 1995, a 5.4% increase. Impairment of loans having recorded investments of approximately $103,000 at March 31, 1996 has been recognized. The total allowance for loan losses related to this loan was $5,200 on March 31, 1996. The average recorded investment for all impaired loans during the first quarter of 1996 was $103,000. No interest income was recognized on this loan during this period.

Non-Performing Loans           Loans past due
      as of                     over 90 days           Loans on non-
  March 31, 1996             and still accruing       accrual status
- --------------------         ------------------       --------------
Commercial                      $    1,916             $        --
Real Estate:
  Construction                          --                      --
  Other                                 --                 102,575
Mortgage loans acquired            144,266                      --
Consumer/Installment                35,497                      --
   Total                        $  181,679             $   102,575

     Non-performing loans at March 31, 1996 consisted of the following:

     - A loan on non-accrual status in the amount of $102,575 which is secured by a first trust deed on commercial property. The Bank has filed for relief from a "stay" with the Bankruptcy courts so that it can proceed with the sale of the property.

     - A mortgage loan on a secured single family dwelling loan in the amount of $144,266, on which the Bank has not received a payment since January 5, 1996. A demand was sent to the borrower, who has not responded, and a notice of default is to be filed in April. This loan has been habitually past due.

     - A loan in the amount of $29,531 secured by a second trust deed on a single family residence. It appears that this loan will be a probable loss.

     - The balance of the non-performing loans totals $7,881, all of which are still accruing interest, consists of one commercial loan, two credit card loans, and a reserve line of credit.

     Other Real Estate Owned ("OREO") at March 31, 1996 remained at $106,926 as
compared to December 31, 1995.   Management believes  that it has adequately
reserved for those loans representing an above normal degree of risk.

 Asset quality ratios:                        March 31, 1996   December 31, 1995
                                              --------------   -----------------
 Non-performing loans to gross loans               1.2%              1.1%
 Non-performing loans and OREO to
   total assets                                    0.6%              0.5%

     The allowance and provision for loan losses is a general reserve established by management to absorb potential losses inherent in the entire loan portfolio. The level and rate of additions to the allowance for loan losses are based on a continuing analysis of the loan portfolio and at March 31, 1996, reflected an amount which in management's judgment was adequate for known and inherent losses. In evaluating the adequacy of the allowance, management gives consideration to economic prospects and net worth of the individual borrowers and guarantors, collateral evaluation, the nature and amount of loans subject to adverse classification, the total size and mix of the loan portfolio and such other factors that deserve recognition. The allowance for loan losses aggregated $402,433 at March 31, 1996, or 1.7% of outstanding loans, as compared to $432,559, or 1.8% of outstanding loans, at December 31, 1995. During the same period, the allowance for loan losses as a percentage of non-performing loans was 141.6% and 160.4%, respectively.

     Funds not required for lending activities at March 31, 1996 were invested in U. S. Treasury and Agency securities, investment grade corporate notes, municipal bonds, interest-bearing deposits with other financial institutions and Federal funds sold. At March 31, 1996,

Federal funds sold and interest bearing deposits with financial institutions decreased by approximately $1.1 million and $2.1 million, respectively, when compared to December 31, 1995, while securities available for sale increased by approximately $4.0 million during the same period. Maturing securities have been reinvested in the higher yielding callable U.S. Treasury and Agency securities maturing between 1 year and 10 years to protect against loss of income due to interest rate risk. The net unrealized gain or loss on securities available for sale, net of deferred taxes, included in shareholders' equity decreased from an unrealized gain of $134,960 at December 31, 1995 to an unrealized loss of $112,186 at March 31, 1996, reflecting the decrease in market value due to the increase in yields in the market during the first quarter of 1996.

RESULTS OF OPERATIONS

     Net income for the quarter ended March 31, 1996 was $83,863, or $.15 per share, compared to $270,636, or $.30 per share, for the quarter ended March 31, 1995.

     Net interest income for the quarter ended March 31, 1996 decreased approximately 13.5% over the comparable period in 1995 primarily due to the decrease in yield on average interest bearing assets from 8.7% during the first quarter of 1995 to 8.1% during the first quarter of 1996, as well as the 2.0% decrease in average interest earning assets. Interest expense increased approximately 8.8% over the comparable period in 1995 due to the increase in cost of funds from 2.8% in 1995 to 3.1% in 1996 which was somewhat offset by the 3.2% decrease in average interest-bearing liabilities. The annualized net interest margin on average earning assets decreased to 6.0% during the first quarter of 1996, compared to 6.8% during the comparable period in 1995.

     The provision for loan loss expense increased $100,000, or 333%, during the first quarter 1996, compared to the same period in 1995, which primarily reflects management's recognition and charge off of certain credits that arose in the first quarter of 1996 and management's assessment of the potential risks in the loan portfolio.

     Other income decreased approximately $26,000, or 14.9%, during the first quarter of 1996 as compared to the same period in 1995. No individual component is primarily responsible. Other operating expenses decreased approximately $120,000, or 13.3%, during the first quarter of 1996 over the comparable period of 1995. Occupancy expense decreased $34,112, or 34.2%, due to the fact that the Bank exercised its option to purchase the Downey Branch facility from the FDIC and was able to significantly decrease the monthly expense on the lease by substituting it with an asset which will be depreciated over the life of that asset. Professional expenses increased $35,987, or 76.8%, due to the utilization of a marketing consultant to train the Bank's employees on the various products and a sales consultant to train the employees on how to sell those products. Other expenses decreased $105,972, or 51.5%, due primarily to the decrease of $91,868, or 99.5%, in FDIC fees. Total other operating expenses as a percentage of total interest income decreased from 68.0% during the first quarter of 1995 to 64.6% during the first quarter of 1996.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     At March 31, 1996, total earning assets were $60.3 million, or 87.4% of total assets. COMBANCORP's liquid assets were approximately $19 million and consisted of cash and due from banks, interest-bearing deposits with financial institutions, unpledged securities maturing within one year and Federal funds sold. The liquidity ratio (i.e., liquid assets to total deposits) was 30.4% compared to 55.2% at December 31, 1995. This reflects the longer term securities in the Bank's available-for-sale portfolio as well as the $1.4 million in pledged securities. The Bank has outstanding commitments to lend in the amount of approximately $8.2 million at March 31, 1996 compared to $6.6 million at December 31, 1995. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. COMBANCORP has no other material unrecorded commitments for funds.

     Interest-bearing deposits with financial institutions at March 31, 1996 consisted exclusively of time certificates of deposit, all of which mature within one year. COMBANCORP's securities available for sale consisted primarily of U.S. Treasury and Agency obligations, corporate bonds, and bank qualified municipal bonds, which were readily marketable. At March 31, 1996, the cost of these securities exceeded their market value by approximately $193,000. Securities totaling $1,400,000 were pledged to secure Treasury Tax and Loan deposits and public funds. COMBANCORP's loan portfolio was also relatively liquid with approximately 69% of the outstanding loans maturing within one year or sensitive to changes in interest rates.

     COMBANCORP believes that its position with respect to interest rate fluctuations is favorable, in that the majority of COMBANCORP's loans bear a floating rate of interest and the majority of its investments have short maturities.

     At March 31, 1996, COMBANCORP was in a liability sensitive position through its one year gap and an asset sensitive position in its over one year gap. The 90 day gap, (i.e., the difference between assets and liabilities that reprice in that period as a percentage of total assets) was negative, or liability sensitive, at 13%, and its cumulative gap was asset sensitive at 30%.
Generally, an asset sensitive position will result in enhanced earnings in a rising interest rate environment and declining earnings in a falling interest rate environment because larger volumes of assets than liabilities will reprice. Conversely, a liability sensitive position will be detrimental to earnings in a rising interest rate environment and will enhance earnings in a falling interest rate environment.

     The Asset and Liability Maturity Repricing Schedule below sets forth the distribution of repricing opportunities for COMBANCORP's interest earning assets and liabilities, the interest sensitivity gap and the ratio of cumulative gap to total assets.

                                                                          Interest Sensitivity Period
                                                                                 (in thousands)
                                                             3 months       6 months       1 year
                                             3 months        through        through        through         over
                                              or less        6 months        1 year        5 years        5 years         Total
                                            -----------    -----------    -----------    -----------    -----------    -----------
 Interest Earning Assets:
 Federal fund sold                          $     1,700    $        --    $        --    $        --    $        --    $     1,700
 Securities                                       1,100            202          2,672         15,891          5,293         25,158
 Deposits with other institutions                 3,946          1,982          3,762             --             --          9,690
 Loans                                           15,980             81            329          5,628          1,709         23,727
                                            -----------    -----------    -----------    -----------    -----------    -----------
          Total                             $    22,726    $     2,265    $     6,763    $    21,519    $     7,002    $    60,275
 Interest Bearing Liabilities:
 Time Deposits:
    a)  TCD's less than $100M               $     3,791    $     1,912    $     1,720    $       862    $         1    $     8,286
    b)  TCD's $100M and over                      2,421          1,810          1,050            371             --          5,652
 Savings                                          9,212             --             --             --             --          9,212
 Money market                                     8,723             --             --             --             --          8,723
 NOW accounts                                     7,749             --             --             --             --          7,749
                                            -----------    -----------    -----------    -----------    -----------    -----------
          Total                             $    31,896    $     3,722    $     2,770    $     1,233    $         1    $    39,622

 Interest Sensitivity Gap:
    Interval                                $    (9,170)   $    (1,457)   $     3,993    $    20,286    $     7,001
    Cumulative                              $    (9,170)   $   (10,627)   $    (6,634)   $    13,652    $    20,653    $    20,653
 Ratio of cumulative gap
   to total assets                                  (13)%          (15)%          (10)%          20%            30%            30%

     At March 31, 1996, COMBANCORP was entitled to borrow on a collateralized basis at the discount window at the Federal Reserve Bank of San Francisco. In addition, the Bank has available a Federal funds line of credit in the amount of $1.0 million with one of its correspondent banks.

CAPITAL RESOURCES

     COMBANCORP is currently exempt from the Federal Reserve Board's risk-based capital guidelines because consolidated assets are under $150 million. However, the Bank is subject to the risk-based capital guidelines adopted by the OCC. These guidelines require the Bank to maintain a minimum ratio of total capital-to-risk-weighted assets of 8% (of which at least 4% must consist of Tier 1 capital), and a leverage ratio of at least 3%. At March 31, 1996, the Bank had a total capital-to-risk-weighted assets ratio of 19.4% , with a Tier 1 capital ratio of 18.2%, and a leverage ratio of 8.6%.

                         INDEPENDENT PUBLIC ACCOUNTANTS


     McGladrey & Pullen, LLP have served as COMBANCORP's independent certified public accountants since 1991. A representative of McGladrey & Pullen, LLP is expected to be present at the Special Meeting and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

                                  OTHER MATTERS


     Management knows of no other matters to be voted upon at the Special
Meeting.

     YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the Special Meeting and to vote your shares in person, you may do so. You cooperation in giving this matter your prompt attention is appreciated.

                                   By Order of the Board of Directors,



                                   Esther G. Wilson
                                   Corporate Secretary


City of Commerce, California
August 5, 1996

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

- -------------------------------------------------------------------------------


Independent Auditor's Report                                               F-2

Consolidated Balance Sheets at December 31, 1994 and 1995, and
 March 31, 1996 (unaudited)                                                F-3

Consolidated Statements of Operations for the years ended December
 31, 1993, 1994 and 1995, and the three months ended March 31, 1995
 and 1996 (unaudited)                                                      F-5

Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1993, 1994 and 1995, and the three months ended March
 31, 1996 (unaudited)                                                      F-7

Consolidated Statements of Cash Flows for the years ended December
 31, 1993, 1994 and 1995, and the three months ended March 31, 1995
 and 1996 (unaudited)                                                      F-8

Notes to Consolidated Financial Statements                                 F-10

- -------------------------------------------------------------------------------

                                 [LETTERHEAD]


                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
COMBANCORP
City of Commerce, California

We have audited the accompanying consolidated balance sheets of COMBANCORP and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of COMBANCORP and subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Pasadena, California                   McGladrey & Pullen, LLP
January 26, 1996

COMBANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS


                                                             December 31,
                                        March 31,      ------------------------
ASSETS                                    1996            1995         1994
- -------------------------------------------------------------------------------
                                       (Unaudited)

Cash and due from banks (Note 2)       $ 5,010,455   $  5,639,763  $  5,745,356
Federal funds sold                       1,700,000      2,800,000    11,605,000
                                       ----------------------------------------

  CASH AND CASH EQUIVALENTS (Note 1)     6,710,455      8,439,763    17,350,356
                                       ----------------------------------------

Interest bearing deposits in other
 financial institutions                  9,690,000     11,755,000     8,102,000
                                       ----------------------------------------

Federal Reserve Bank stock (Note 4)        120,000        120,000       120,000
                                       ----------------------------------------

Securities available for sale (Note 4)  25,038,203     21,046,565    16,830,404
                                       ----------------------------------------

Loans (Notes 5 and 13)                  23,726,665     23,771,964    25,809,010
Less:
 Deferred loan fees and costs               64,752         65,731        59,280
 Unearned discount on acquired loans        71,377         84,823       285,827
 Allowance for loan losses (Note 6)        402,433        432,559       498,827
                                       ----------------------------------------

  NET LOANS                             23,188,103     23,188,851    24,965,076
                                       ----------------------------------------

Bank premises and equipment, net
 (Note 7)                                3,230,626      3,291,753     2,526,677
                                       ----------------------------------------

Accrued income receivable and other
 assets (Notes 3 and 9)                    885,304        881,171       922,922
                                       ----------------------------------------

Other real estate owned                    106,926        106,926       371,013
                                       ----------------------------------------

                                       $68,969,617    $68,830,029   $71,188,448
                                       ----------------------------------------
                                       ----------------------------------------


See Notes to Consolidated Financial Statements.

                                                              December 31,
                                           March 31,    ------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY         1996         1995          1994
- --------------------------------------------------------------------------------
Liabilities                               (Unaudited)
  Deposits (Notes 3, 8 and 13):

    Demand noninterest bearing            $22,901,300  $21,805,536  $23,439,082
    Savings and other interest bearing
     accounts                              25,684,349   26,691,892   28,870,686
    Time                                   13,938,393   13,526,369   12,589,529
                                          -------------------------------------
                                           62,524,042   62,023,797   64,899,297

  Accrued interest payable and other
   liabilities (Note 9)                       223,948      421,322      342,524
                                          -------------------------------------

     TOTAL LIABILITIES                     62,747,990   62,445,119   65,241,821
                                          -------------------------------------



Commitments and Contingencies (Note 11)


Shareholders' Equity (Notes 4, 10, 12
 and 14)
  Preferred stock, no par value,
   5,000,000 shares authorized; no
   shares issued                               --           --           --
  Common stock, no par value,
   20,000,000 shares authorized;
   565,789 issued and outstanding           4,453,300    4,453,300    4,453,300
  Retained earnings                         1,880,513    1,796,650    1,609,002
  Unrealized gain (loss) on securities
   available for sale, net                   (112,186)     134,960     (115,675)
                                          -------------------------------------

     TOTAL SHAREHOLDERS' EQUITY             6,221,627    6,384,910    5,946,627
                                          -------------------------------------

                                          $68,969,617  $68,830,029  $71,188,448
                                          -------------------------------------
                                          -------------------------------------

COMBANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS


                                   Three Months Ended March 31,                   Years Ended December 31,
                                   ----------------------------------------------------------------------------------
                                        1996           1995             1995               1994               1993
- ---------------------------------------------------------------------------------------------------------------------
                                           (Unaudited)
Interest income:
 Loans                             $    650,258    $    791,817    $    2,904,107    $    2,750,210    $    2,229,348
 Deposits in other financial
  institutions                          167,092         123,172           610,821           334,074           299,107
 Securities                             352,429         255,150         1,118,263           706,544           251,014
 Federal funds sold                      40,732         156,820           566,857           402,391            97,795
                                   ----------------------------------------------------------------------------------
                                      1,210,511       1,326,959         5,200,048         4,193,219         2,877,264
Interest expense on deposits            305,080         280,460         1,199,411           884,421           640,741
                                   ----------------------------------------------------------------------------------
    Net interest income                 905,431       1,046,499         4,000,637         3,308,798         2,236,523

Provision for loan losses
 (Note 6)                               130,000          30,000           649,000           292,800           651,314
                                   ----------------------------------------------------------------------------------

    NET INTEREST INCOME
      AFTER PROVISION FOR
      LOAN LOSSES                       775,431       1,016,499         3,351,637         3,015,998         1,585,209
                                   ----------------------------------------------------------------------------------

Other income:
 Gross gain on call or sale
  of investment securities                3,317              -                 -                 -             62,529
 Other, principally service
  charges on deposit accounts           147,632         177,311           609,522           619,498           496,285
                                   ----------------------------------------------------------------------------------
                                        150,949         177,311           609,522           619,498           558,814
                                   ----------------------------------------------------------------------------------

Other expenses:
 Salaries and employee
  benefits                              341,039         365,902         1,469,449         1,227,617         1,142,288
 Occupancy (Note 11)                     57,998          93,259           316,599           282,353           249,715
 Equipment                               53,839          39,084           227,548           136,437            98,080
 Professional fees (Note 13)             82,818          46,831           211,304           104,905           123,701
 Advertising                              5,815          19,005            54,447            48,959            45,287
 Business promotion                      16,948          14,906            69,834            78,465            68,019
 Supplies and office                     40,629          35,906           171,246           128,203           109,406
 Insurance                               49,309          48,541           167,583           149,961           147,842
 Data processing                         40,741          40,389           146,924           144,046           110,733
 Other                                   92,981         198,251           564,130           513,913           325,792
                                   ----------------------------------------------------------------------------------
                                        782,117         902,074         3,399,064         2,814,859         2,420,863
                                   ----------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

COMBANCORP AND SUBSIDIARY

                                   Three Months Ended March 31,               Years Ended December 31,
                                   -----------------------------------------------------------------------------
                                        1996           1995            1995            1994              1993
- -----------------------------------------------------------------------------------------------------------------
                                            (Unaudited)
  Income (loss) before
   income taxes (benefits)          $   144,263      $  291,736      $  562,095      $  820,637      $  (276,840)

Provision for income taxes
 (benefits) (Note 9)                     60,400         121,100         233,000         352,000          (87,500)
                                    ----------------------------------------------------------------------------

  Income (loss) before
   cumulative effect of a
   change in accounting
   principle                             83,863         170,636         329,095         468,637         (189,340)


Cumulative effect of a change
 in accounting principle
 (Note 9)                                    -               -               -               -           (55,582)
                                    ----------------------------------------------------------------------------

     NET INCOME (LOSS)              $    83,863      $  170,636      $  329,095      $  468,637      $  (133,758)
                                    ----------------------------------------------------------------------------
                                    ----------------------------------------------------------------------------

Earnings (loss) per common
  share:
  Income (loss) before
   cumulative effect of a
   change in accounting
   principle                        $      0.15      $     0.30      $     0.58      $     0.83      $     (0.34)


  Effect of a change in
   accounting principle on
   net income                                -               -               -               -              0.10
                                    ----------------------------------------------------------------------------

Earnings (loss) per common
 share                              $      0.15      $     0.30      $     0.58      $     0.83      $     (0.24)
                                    ----------------------------------------------------------------------------
                                    ----------------------------------------------------------------------------

Dividends per common share          $        -       $     0.25      $     0.25      $       -       $      0.09
                                    ----------------------------------------------------------------------------
                                    ----------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

COMBANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(UNAUDITED FOR THE THREE MONTHS ENDED MARCH 31, 1996)




                                                                                 Unrealized
                                                                               Gain (Loss) on
                                  Number of                                      Securities
                                   Shares         Common         Retaining      Available for
                                 Outstanding       Stock         Earnings          Sale, Net          Total
- -------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992         565,789     $   4,453,300   $   1,325,044     $        -      $   5,778,344
 Cash dividend ($.09 per
  common share)                         -                 -          (50,921)             -            (50,921)
 Cumulative change in
  unrealized gain on
  securities available for
  sale, net                             -                 -               -           73,160            73,160
 Net (loss)                             -                 -         (133,758)             -           (133,758)
                                  ----------------------------------------------------------------------------

Balance, December 31, 1993         565,789         4,453,300       1,140,365          73,160         5,666,825
 Change in unrealized (loss)
  on securities available for
  sale, net                             -                 -               -         (188,835)         (188,835)
 Net income                             -                 -          468,637              -            468,637
                                  ----------------------------------------------------------------------------

Balance, December 31, 1994         565,789         4,453,300       1,609,002        (115,675)        5,946,627
 Cash dividend ($.25  per
  common share)                         -                 -         (141,447)             -           (141,447)
 Change in unrealized gain
  (loss) on securities available
  for sale, net                         -                 -               -          250,635           250,635
 Net income                             -                 -          329,095              -            329,095
                                  ----------------------------------------------------------------------------

Balance, December 31, 1995         565,789         4,453,300       1,796,650         134,960         6,384,910
 Change in unrealized (loss)
  on securities available for
  sale, net                             -                 -               -         (247,146)         (247,146)
 Net income                             -                 -           83,863              -             83,863
                                  ----------------------------------------------------------------------------

Balance, March 31, 1996            565,789     $   4,453,300   $   1,880,513     $  (112,186)    $   6,221,627
                                  ----------------------------------------------------------------------------
                                  ----------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

COMBANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      Three Months Ended March 31,       Years Ended December 31,
                                      -----------------------------------------------------------------
                                          1996           1995         1995         1994         1993
- -------------------------------------------------------------------------------------------------------
                                           (Unaudited)
Cash Flows from Operating
 Activities
  Net income (loss)                     $ 83,863       $170,637    $ 329,095    $ 468,637    $(133,758)
  Adjustments to reconcile net
   income (loss) to net cash
   provided by operating
   activities:
    Cumulative effect on prior
     years of a change in
     accounting principle for
     computing deferred taxes                -              -            -            -        (55,582)
    Loss (gain) on sale of
     premises and equipment
     and other real estate
     owned                                   -              -          3,924      (24,253)      17,914
    Valuation write-down of
     other real estate owned                 -              -         20,000       48,836       30,000
    Gain on securities                    (3,317)           -            -            -        (62,529)
    Provision for loan losses            130,000         30,000      649,000      292,800      651,314
    Depreciation and
     amortization                         78,651         51,718      247,372      136,472      136,031
    Amortization of deferred
     loan fees                           (14,855)       (20,563)     (68,468)     (87,478)     (41,027)
    Net accretion of discount
     on securities                       (14,502)       (93,015)    (229,474)    (337,461)      (5,129)
    Accretion of unearned
     discount on acquired
     loans                               (13,446)       (53,866)    (169,611)    (341,311)    (181,076)
    Net (increase) decrease in
     accrued income receiv-
     able and other assets               (18,373)        40,320      (15,209)     (65,910)    (122,318)
    Net increase (decrease) in
     accrued interest payable
     and other liabilities               (19,421)        67,804      (99,655)     334,429     (101,168)
                                         --------------------------------------------------------------
      NET CASH PROVIDED BY
       OPERATING ACTIVITIES              208,600        193,035      666,974      424,761      132,672
                                         --------------------------------------------------------------

See Notes to Consolidated Financial Statements.

COMBANCORP AND SUBSIDIARY

                                  Three Months Ended March 31,               Years Ended December 31,
                                  --------------------------------------------------------------------------
                                     1996             1995           1995            1994           1993
- ------------------------------------------------------------------------------------------------------------
                                          (Unaudited)
Cash Flows from Investing
 Activities
  Net (increase) decrease in
   interest bearing deposits
   with other financial
   institutions                   $ 2,065,000    $  (597,000)   $ (3,653,000)    $  (127,126)   $(1,282,140)
  Proceeds from sales of
   securities available for sale          -              -               -               -          462,064
  Proceeds from maturities
   and calls of securities
   available for sale               3,600,106        200,400      14,500,851      23,759,907        996,587
  Purchases of securities
   available for sale              (7,999,024)    (1,444,768)    (18,058,450)    (27,662,866)   (11,259,699)
  Net (increase) decrease in
   loans                             (100,951)     1,081,282       1,219,383      (3,566,444)     1,726,455
  Purchases of premises and
   equipment                           (3,284)       (29,980)       (956,782)     (2,013,119)      (123,188)
  Proceeds from sale of other
   real estate owned and
   equipment                              -              -           387,378          36,254        352,616
                                  -------------------------------------------------------------------------
    NET CASH USED IN
     INVESTING ACTIVITIES          (2,438,153)      (790,066)     (6,560,620)     (9,573,394)    (9,127,305)
                                  -------------------------------------------------------------------------
Cash Flows from Financing
 Activities
  Net increase (decrease) in
   deposits                           500,245     (1,098,303)     (2,875,500)     19,174,616     11,538,343
  Dividends paid                          -         (141,447)       (141,447)            -          (50,921)
                                  -------------------------------------------------------------------------
    NET CASH PROVIDED BY
     (USED IN) FINANCING
     ACTIVITIES                       500,245     (1,239,750)     (3,016,947)     19,174,616     11,487,422
                                  -------------------------------------------------------------------------
    INCREASE (DECREASE) IN
     CASH AND CASH
     EQUIVALENTS                   (1,729,308)    (1,836,781)     (8,910,593)     10,025,983      2,492,789
Cash and Cash Equivalents
 Beginning                          8,439,763     17,350,356      17,350,356       7,324,373      4,831,584
                                  -------------------------------------------------------------------------
  End                             $ 6,710,455    $15,513,575    $  8,439,763    $ 17,350,356   $  7,324,373
                                  -------------------------------------------------------------------------
                                  -------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS ACTIVITIES

COMBANCORP (the Company) is a bank holding company located in the City of Commerce, California, which provides a full range of banking services to its commercial and consumer customers through three branches located in the cities of Commerce, Montebello, and Downey, California.

The Bank grants commercial, residential and consumer loans to customers, substantially all of whom are middle market businesses or residents. The Bank's business is concentrated in the cities of Commerce, Montebello, Downey and the surrounding areas and the loan portfolio includes a significant credit exposure to the real estate industry of this area. As of December 31, 1995, real estate related loans accounted for approximately 49% of total loans. Substantially all of these loans are secured by first liens with an initial loan-to-value ratio of generally no more than 75%.

The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers. The Bank's policy requires that collateral be obtained on substantially all loans. Such collateral is primarily first trust deeds on real estate and business assets.

A SUMMARY OF THE SIGNIFICANT ACCOUNTING POLICIES UTILIZED BY
THE COMPANY IS AS FOLLOWS:

INTERIM FINANCIAL STATEMENTS

The accounting and reporting policies of COMBANCORP and Subsidiary (the Company) are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The consolidated balance sheet at March 31, 1996 and the consolidated statements of operations and of cash flows for the three months ended March 31, 1996 and 1995, and the statement of shareholders' equity for the three months ended March 31, 1996 are unaudited. In management's opinion, these statements reflect all material adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include all the accounts of COMBANCORP and its wholly owned subsidiary, Commerce National Bank (the Bank). All material intercompany accounts and transactions have been eliminated in consolidation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS ACTIVITIES AND SIGNIFICANT
ACCOUNTING POLICIES, CONTINUED

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks and federal funds sold. Cash flows from loans originated by the Bank, interest bearing deposits in other financial institutions and deposits are reported net.

The Bank, subject to policy guidelines, maintains amounts due from banks which, at times, may exceed federally insured limits.

SECURITIES AVAILABLE FOR SALE

Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in shareholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

LOANS

Loans are stated at the amount of unpaid principal, reduced by unearned discounts and fees and the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible based on evaluation of the collectibility of loans and prior loan loss experience.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS ACTIVITIES AND SIGNIFICANT
ACCOUNTING POLICIES, CONTINUED

This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Office of the Comptroller of the Currency (OCC), as an integral part of their examination process, periodically reviews the Bank's allowance for loan losses and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

INTEREST AND FEES ON LOANS

Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. Interest is accrued daily on the outstanding balances. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. When the accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Unearned discounts on acquired loans are amortized to income over the contractual life of the loans unless certain homogeneous loans have been grouped as a pool, in which case the discount is amortized to income over the estimated life of the loans. Management periodically reevaluates the prepayment assumptions based upon actual payment experience. Any changes in these estimates are accounted for prospectively.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts over the contractual life of the loan.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which range from three to 30 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS ACTIVITIES AND SIGNIFICANT
ACCOUNTING POLICIES, CONTINUED

OTHER REAL ESTATE OWNED

Other real estate owned (OREO), consisting of properties acquired as a result of foreclosure of loans, are carried at the lower of the loan balance or appraised value of collateral, net of selling costs. Any write-down to estimated fair value less cost to sell at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly by management and reductions of the carrying amount to estimated fair value less estimated costs to dispose are recorded as necessary.

INTANGIBLES

The premiums paid for the deposits purchased are amortized over a period of seven years on a straight-line method. At December 31, 1995 and 1994, the unamortized balances of $215,385 and $330,998, respectively, are included in other assets in the accompanying consolidated balance sheets.

The Bank periodically reviews the value of its intangibles to determine if impairment has occurred. The Bank does not believe that an impairment of its intangibles has occurred based on an evaluation of deposit balances and operating results.

INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FINANCIAL INSTRUMENTS

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS ACTIVITIES AND SIGNIFICANT
ACCOUNTING POLICIES, CONTINUED

EARNINGS (LOSS) PER COMMON SHARE

Earnings (loss) per common share are computed by dividing applicable amounts by the weighted average number of shares of common stock outstanding. Stock options are considered common stock equivalents but were not included in the earnings per share computation because the effect is immaterial or antidilutive. The number of shares used in computing earnings per share was 565,789 for 1996, 1995, 1994 and 1993.

STATEMENT OF CASH FLOWS

The Bank paid interest and income taxes as follows:

                     Three Months Ended March 31,          Years Ended December 31,
                    ------------------------------------------------------------------
                          1996        1995             1995         1994        1993
                    ------------------------------------------------------------------
                             (Unaudited)

Interest                $299,597    $280,085        $1,210,204    $862,071    $636,967
Income taxes                 -           -             250,408     115,000     162,012

During the years ended December 31, 1995, 1994 and 1993, $145,921, $444,937 and $284,725, respectively, of other real estate owned was acquired in settlement of loans.

In 1993 the Bank acquired deposit liabilities of $12,454,049 for a premium of $138,222. This transaction is reflected in the consolidated statement of cash flows in the net change in deposits.

RECLASSIFICATIONS

Certain reclassifications have been made to conform prior year financial data to current reporting policies of the Bank. Such reclassifications do not affect net income.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 1995, the Company adopted FASB Statement No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, which requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ---------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS ACTIVITIES AND SIGNIFICANT
         ACCOUNTING POLICIES, CONTINUED

Management uses its best judgment in estimating the fair value of the Bank's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction at December 31, 1995. The estimated fair value amounts for 1995 have been measured as of December 31, 1995 and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to that date. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at December 31, 1995.

This disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles, purchased.

Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Bank's disclosures and those of other banks may not be meaningful.

The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

CASH AND SHORT-TERM INSTRUMENTS

The carrying amounts reported in the consolidated balance sheet for cash and due from banks and federal funds sold approximate their fair values.

SECURITIES

Carrying amounts approximate fair values for securities available for sale.

INTEREST BEARING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS

The carrying amount reported in the consolidated balance sheet for interest bearing deposits in other financial institutions approximates the fair value.

LOANS

For variable rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. At December 31, 1995, variable rate loans comprised approximately 63% of the loan portfolio. Fair values for all other loans are estimated based on discounted cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Prepayments prior to the repricing date are not expected to be significant.
Loans are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ---------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS ACTIVITIES AND SIGNIFICANT
         ACCOUNTING POLICIES, CONTINUED

OFF-BALANCE-SHEET INSTRUMENTS

Fair values for off-balance-sheet instruments (guarantees, letters of credit and lending commitments) are based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

DEPOSIT LIABILITIES

Fair values disclosed for demand deposits equal their carrying amounts, which represent the amounts payable on demand. The carrying amounts for variable rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits. Early withdrawals of fixed rate certificates of deposit are not expected to be significant.

ACCRUED INTEREST RECEIVABLE AND PAYABLE

The fair values of both accrued interest receivable and payable approximate their carrying amounts.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR
LONG-LIVED ASSETS TO BE DISPOSED OF

In March 1995, the FASB issued Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Statement No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Statement No. 121 will first be required for the Bank's year ending December 31, 1996. Based on its preliminary analysis, the Bank does not anticipate that the adoption of Statement No. 121 will have a material impact on the financial statements as of the date of adoption.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ---------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS ACTIVITIES AND SIGNIFICANT
         ACCOUNTING POLICIES, CONTINUED

ACCOUNTING FOR STOCK-BASED COMPENSATION

In 1995 the FASB issued Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Statement No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans such as a purchase plan. The Statement generally suggests stock-based compensation transactions be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. An enterprise may continue to follow the requirements of Accounting Principles Board (APB) Opinion No. 25, which does not require compensation to be recorded if the consideration to be received is at least equal to the fair value at the measurement date. If an enterprise elects to follow APB Opinion No. 25, it must disclose the pro forma effects on net income as if compensation were measured in accordance with the suggestions of Statement No. 123. The Company has not determined if it will continue to follow APB Opinion
No. 25 or follow the guidance of Statement No. 123.
However, adoption of this pronouncement in 1996 is not expected to have a material impact on the financial statements.


NOTE 2.  RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances in cash or on deposit with Federal Reserve Banks. The total of those reserve balances was approximately $380,000 and $329,000 as of December 31, 1995 and 1994, respectively.


NOTE 3.  ACQUISITION OF ASSETS AND ASSUMPTION OF DEPOSITS

On August 26, 1994, the Bank, as part of a consortium with Landmark Bank, entered into an Insured Deposit Purchase and Assumption Agreement (Agreement) with the Federal Deposit Insurance Corporation (FDIC) for the purchase and assumption of certain assets and liabilities of Capital Bank. The Bank purchased $674,000 of assets consisting of cash and assumed $22,536,000 of deposit liabilities, principally insured and accrued interest, of the Downey branch for a premium of $185,000, including expenses. In addition, the Bank obtained a lease on the Downey branch facility of Capital Bank through May 1995 when an option to purchase the building for $650,000 was exercised. The Bank hired 12 former employees of Capital Bank, none of which were members of senior management, to staff the existing facility. The initial transaction is reflected in the consolidated statement of cash flows in the net change in deposits in 1994. The purchase of the building is reflected in the consolidated statement of cash flows in the purchases of premises and equipment in 1995.

The Bank purchased approximately $5,352,000 of net loans from the FDIC. The purchase of these loans is reflected in the consolidated statement of cash flows in the net increase in loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ---------------------------------------------------------------------

NOTE 3. ACQUISITION OF ASSETS AND ASSUMPTIONS OF DEPOSITS,
        CONTINUED

Because it views the Agreement previously described as one in which the Bank assumed the insured deposit liabilities of the Downey branch of Capital Bank and acquired certain of the Downey branch assets, management believes that a continuity of business is substantially lacking and, as a consequence, historical and pro forma financial information regarding this branch of Capital Bank would not be meaningful.


NOTE 4.  SECURITIES AVAILABLE FOR SALE

Effective December 31, 1993, the Bank adopted FASB Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The Bank classified substantially all of its investment portfolio as available for sale on December 31, 1993.

Securities available for sale as of December 31, 1995 and 1994 are summarized as follows:

                                                     1995
                           -------------------------------------------------------
                                              GROSS        GROSS
                             AMORTIZED      UNREALIZED   UNREALIZED
                               COST           GAINS        LOSSES      FAIR VALUE
                           -------------------------------------------------------
U.S. Treasury securities    $ 7,827,599      $161,197     $    218     $ 7,988,578
U.S. Government and
 agency obligations          11,795,751        53,493        6,505      11,842,739
Other                         1,191,055        24,702          509       1,215,248
                           -------------------------------------------------------

                            $20,814,405      $239,392     $  7,232     $21,046,565
                           -------------------------------------------------------
                           -------------------------------------------------------


                                                     1994
                           -------------------------------------------------------
                                              GROSS         GROSS
                             AMORTIZED     UNREALIZED     UNREALIZED
                               COST           GAINS         Losses      FAIR VALUE
                           -------------------------------------------------------

U.S. Treasury securities    $14,170,967     $122,057       $268,565    $14,024,459
U.S. Government and
 agency obligations           2,140,402        1,087         36,422      2,105,067
Other                           715,963           52         15,137        700,878
                           -------------------------------------------------------

                            $17,027,332     $123,196       $320,124    $16,830,404
                           -------------------------------------------------------
                           -------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ---------------------------------------------------------------------

NOTE 4.  SECURITIES AVAILABLE FOR SALE, CONTINUED

Securities available for sale as of December 31, 1995 by contractual maturity are shown below.

                                                Amortized
                                                   Cost             Fair Value
                                              ----------------------------------

Due in one year or less                        $ 3,494,342          $ 3,521,654
Due after one through five years                13,793,414           13,972,160
Due after five through ten years                 3,474,767            3,497,029
Due after ten years                                 51,882               55,722
                                              ----------------------------------

                                               $20,814,405          $21,046,565
                                              ----------------------------------
                                              ----------------------------------

Securities available for sale with a carrying amount of $1,100,000 and $400,000 at December 31, 1995 and 1994,
respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

There were no realized gains or losses from the sales of securities classified as available for sale for the years ended December 31, 1995 and 1994.

Federal Reserve Bank stock is carried at cost which approximates fair value.


NOTE 5.  LOANS

Major classifications of loans at December 31 are as follows:


                                                1995             1994
                                            ----------------------------
Commercial                                  $10,474,719      $11,210,049
Real estate - construction                    2,338,979        2,998,619
Real estate - other                           8,062,827        8,541,865
Real estate mortgage loans acquired           1,216,165        1,242,636
Installment                                   1,679,274        1,815,841
                                            ----------------------------
                                            $23,771,964      $25,809,010
                                            ----------------------------
                                            ----------------------------

The majority of loans have variable interest rates based on the Bank's reference rate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ---------------------------------------------------------------------

NOTE 5.  LOANS, CONTINUED


On January 1, 1995, the Bank adopted FASB Statement No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by FASB Statement No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES. There was no effect on the Bank's financial statements from this change. At January 1, 1995, the Bank classified $244,000 of its loans as impaired with a specific loss reserve of $56,000.

Impairment of loans having recorded investments of $103,000 at December 31, 1995 has been recognized. The total allowance for loan losses related to these loans was $5,200 on December 31, 1995. The average recorded investment for all impaired loans during 1995 was $276,000. Interest income of $57,000 was recognized on impaired loans in 1995 using a cash-basis method of accounting during the time within that period that the loans were impaired.


NOTE 6.  ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR OTHER
         REAL ESTATE OWNED

Changes in the allowance for loan losses during each of the three years in the period ended December 31, 1995 are summarized as follows:


                                       1995          1994          1993
                                    --------------------------------------

Balance, beginning                  $ 498,827     $ 534,625     $ 451,827
Provision charged to operating
 expense                              649,000       292,800       651,314
Loans charged off                    (785,250)     (333,173)     (629,986)
Recoveries on loans previously
 charged off                           69,982         4,575        61,470
                                    --------------------------------------

                                    $ 432,559     $ 498,827     $ 534,625
                                    --------------------------------------
                                    --------------------------------------


Changes in the reserve for other real estate owned are as follows:


                                          Years Ended December 31,
                                    --------------------------------------
                                       1995          1994          1993
                                    --------------------------------------

Balance, beginning                   $ 73,924      $ 30,000      $    --
Provision charged to other real
 estate expense                        20,000        73,924        30,000
Disposal of other real estate owned   (73,924)      (30,000)           --
                                    --------------------------------------

Balance, ending                      $ 20,000      $ 73,924      $ 30,000
                                    --------------------------------------
                                    --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 7. BANK PREMISES AND EQUIPMENT

The major classes of bank premises and equipment and the total accumulated depreciation and amortization are as follows:

                                                          December 31,
                                                    -----------------------
                                                       1995         1994
                                                    -----------------------
Land                                                $  907,143   $  417,143
Buildings                                            2,060,222    1,729,986
Building improvements                                  290,751      407,306
Furniture, fixtures and equipment                      842,202      637,590
Construction in progress                                24,042          -
                                                    -----------------------
                                                     4,124,360    3,192,025
Less accumulated depreciation and amortization         832,607      665,348
                                                    -----------------------
                                                    $3,291,753   $2,526,677
                                                    -----------------------
                                                    -----------------------


NOTE 8. DEPOSITS

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000 were $5,381,974 and $4,329,934 in 1995 and 1994, respectively. At December 31, 1995, the scheduled maturities of certificates of deposits are as follows:

Year Ending December 31,                   Amount
- ------------------------                -----------
1996                                    $12,654,400
1997                                        672,779
1998 and thereafter                         199,190
                                        -----------
                                        $13,526,369
                                        -----------
                                        -----------

NOTE 9. INCOME TAXES

On January 1, 1993, the Company changed its method of accounting for income taxes as a result of the adoption of FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES, with a cumulative effect of a benefit of $55,582 to 1993 net income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 9. INCOME TAXES, CONTINUED

The components of income tax expenses (benefits) are as follows:

                                                 1995       1994       1993
                                               ------------------------------
Currently paid or payable (refundable):
Federal                                        $ 84,000   $193,000   $(35,682)
State                                            17,000     40,000      1,600
                                               ------------------------------
                                                101,000    233,000    (34,082)
                                               ------------------------------
Deferred:
Federal                                          83,000     62,000    (22,818)
State                                            49,000     57,000    (30,600)
                                               ------------------------------
                                                132,000    119,000    (53,418)
                                               ------------------------------
                                               $233,000   $352,000   $(87,500)
                                               ------------------------------
                                               ------------------------------

The Company's income tax expenses (benefits) differed from the statutory federal rate of 35% as follows:

                                                 1995       1994       1993
                                               ------------------------------
Computed "expected" tax expenses
 (benefits)                                    $197,000   $287,000   $(97,000)
State income tax expenses (benefits),
 net of federal income tax benefit               43,000     64,000    (20,000)
Other                                            (7,000)     1,000     29,500
                                               ------------------------------
                                               $233,000   $352,000   $(87,500)
                                               ------------------------------
                                               ------------------------------

Net deferred tax assets (liabilities) consist of the following components as of December 31:

                                                    1995         1994
                                                  ---------------------
Deferred tax assets:
Property and equipment                            $ 18,000     $ 27,000
Allowance for loan losses                           51,000      118,000
Valuation allowance for other real estate owned      8,000       36,000
Unrealized loss on securities available for sale       -         81,000
State taxes                                          7,000       16,000
Other                                               32,000          -
                                                  ---------------------
                                                   116,000      278,000
                                                  ---------------------
                                                  ---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 9. INCOME TAXES, CONTINUED

Net deferred tax assets (liabilities) consist of the following components as of December 31:

                                                       1995        1994
                                                    ---------------------
Deferred tax liabilities:
 Accrual to cash basis                              $ 217,000    $135,000
 Unrealized gain on securities available for sale      96,000         -
 Accumulated discount on loans purchased               56,000      54,000
 Other                                                    -         5,000
                                                    ---------------------
                                                      369,000     194,000
                                                    ---------------------
                                                    $(253,000)   $ 84,000
                                                    ---------------------
                                                    ---------------------


NOTE 10. STOCK OPTIONS

The Company's 1993 Stock Option Plan (the Plan) provides for the issuance of up to 93,501 shares of common stock. The Plan provides for the granting of nonqualified and incentive stock options to directors, officers and other key full-time salaried employees of the Company and its subsidiary. Purchase prices are based on the fair market value of the Company's stock at the time the option is granted. Options are granted for a term of ten years and are exercisable in cumulative annual increments as the Board of Directors may determine, commencing one year after date of grant. All outstanding options are exercisable at $7.00 per share. Unless terminated at an earlier date, the Plan shall terminate ten years from the effective date of March 17, 1993.

Other pertinent information related to the Plan is as follows:

                                        1995        1994        1993
                                       ------------------------------
Under option, beginning of year        56,250      57,500      60,000
 Granted                                  -         5,000      57,500
 Terminated and canceled                  -        (6,250)    (60,000)
                                       ------------------------------
Under option, end of year              56,250      56,250      57,500
                                       ------------------------------
                                       ------------------------------
Options exercisable, end of year       56,250      56,250      57,500
                                       ------------------------------
                                       ------------------------------
Available for grant, end of year       37,251      37,251      36,001
                                       ------------------------------
                                       ------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 11. COMMITMENTS AND CONTINGENCIES

CONTINGENCIES

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. A summary of the Bank's commitments at December 31 is as follows:

                                             1995           1994
                                          -------------------------
Commitments to extend credit              $5,861,829     $3,330,071
Standby letters of credit                    210,000        212,000
Credit card commitments                      573,886        630,732
                                          -------------------------
                                          $6,645,715     $4,172,803
                                          -------------------------
                                          -------------------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income producing commercial properties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


NOTE 11. COMMITMENTS AND CONTINGENCIES, CONTINUED

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. They are issued primarily to support real estate construction projects and other business related ventures. Collateral held varies as specified above and is required in instances which the Bank deems necessary. At December 31, 1995, all of the standby letters of credit were collateralized.

CREDIT CARD COMMITMENTS

Credit card commitments are commitments on credit cards and are unsecured.

LEASES AND RELATED PARTY TRANSACTIONS

The Bank leases the Montebello branch facility from a company owned by a director of the Company under a lease agreement expiring April 1, 1998. The lease agreement requires monthly rent of $5,191 plus normal repairs and maintenance, property taxes and insurance. Future minimum annual lease payments as of December 31, 1995 are as follows:

Year Ending December 31,                           Amount
- ------------------------                          --------
1996                                              $ 62,000
1997                                                62,000
1998                                                16,000
                                                  --------
                                                  $140,000
                                                  --------
                                                  --------

Lease expense for all operating leases was $73,000, $164,000 and $147,000 in 1995, 1994 and 1993, respectively, substantially all of which was paid to the related party.

NOTE 12. EMPLOYEE STOCK OWNERSHIP PLAN

The Company has an employee stock ownership plan, established in 1987, which covers substantially all employees. The Company accrued or paid a cash contribution of $25,000 and $50,000 in 1995 and 1994, respectively. No contribution was made for 1993. The contribution is at the discretion of the Board of Directors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


NOTE 12. EMPLOYEE STOCK OWNERSHIP PLAN, CONTINUED

In the event terminated plan participants desire to sell their shares of the Company's stock, the Company may be required to purchase the shares from the participants at their fair market value established at the last valuation date. At December 31, 1995, the Plan owns approximately 22,571 shares of the Company's common stock, and the Company has a maximum contingent liability of $208,782 to repurchase all the shares from plan participants. The Company did not purchase any stock in 1995, 1994 or 1993.

NOTE 13. RELATED PARTY TRANSACTIONS

Shareholders of the Company and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. As part of its normal banking activity, the Bank has extended credit to various executive officers, directors and companies in which they have an interest. Loans to related parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and do not involve more than normal risk of collectibility.

The approximate aggregate dollar amounts and activity of these loans were as follows:

                                                  1995            1994
                                               --------------------------
Balance, beginning                             $1,066,000      $1,247,000
Advances                                          345,000         101,000
Repayments                                       (519,000)       (282,000)
                                               --------------------------
Balance, ending                                $  892,000      $1,066,000
                                               --------------------------
                                               --------------------------

These persons and companies had deposits at the Bank of approximately $1,480,000 and $1,075,000 at December 31, 1995 and 1994, respectively.

During the years ended December 31, 1995, 1994 and 1993, the Company paid to a company controlled by one of the directors approximately $60,000, $60,000 and $46,000, respectively, for insurance premiums.

It is the opinion of management that such insurance premiums were no less favorable to the Company than those which could have been obtained from persons not affiliated with the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary
- --actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1995, the Bank meets all capital adequacy requirements to which it is subject.

Under federal banking law, dividends declared by the Bank in any calendar year may not, without the approval of the Comptroller of the Currency, exceed its net income (as defined) for that year combined with its retained net income for the preceding two years.

The Bank's actual capital amounts and ratios as of December 31, 1995 and 1994 are presented in the following table:

                                                                                                       To be Well Capitalized
                                                                         For Capital                  Under Prompt Corrective
                                              Actual                  Adequacy Purposes                  Action Provisions
                                        ------------------  ----------------------------------  -----------------------------------
                                          Amount     Ratio            Amount             Ratio           Amount             Ratio
- -----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1995:
                                                            Greater              Greater        Greater              Greater
Total capital (to risk-weighted assets) $6,196,282   18.3%  Than or  $2,633,996  Than or   8.0% Than or  $3,292,495  Than or  10.0%
                                                            Equal to             Equal to       Equal to             Equal to

                                                            Greater              Greater        Greater              Greater
Tier I capital (to risk-weighted assets) 5,786,720   17.6   Than or   1,316,998  Than or   4.0  Than or   1,975,497  Than or   6.0
                                                            Equal to             Equal to       Equal to             Equal to

                                                            Greater              Greater        Greater              Greater
Tier I capital (to average assets)       5,786,720    8.4   Than or   2,753,319  Than or   4.0  Than or   3,441,649  Than or   5.0
                                                            Equal to             Equal to       Equal to             Equal to

As of December 31, 1994:

                                                            Greater              Greater        Greater              Greater
Total capital (to risk-weighted assets)  5,868,020   17.9   Than or   2,621,893  Than or   8.0  Than or   3,277,366  Than or  10.0
                                                            Equal to             Equal to       Equal to             Equal to

                                                            Greater              Greater        Greater              Greater
Tier I capital (to risk-weighted assets) 5,458,350   16.7   Than or   1,310,964  Than or   4.0  Than or   1,966,419  Than or   6.0
                                                            Equal to             Equal to       Equal to             Equal to

                                                            Greater              Greater        Greater              Greater
Tier I capital (to average assets)       5,458,350    7.7   Than or   2,847,538  Than or   4.0  Than or   3,559,422  Than or   5.0
                                                            Equal to             Equal to       Equal to             Equal to

Federal banking law also restricts the Bank from extending credit to the Company in excess of 10% of the Bank's capital stock and surplus, as defined. Any such extensions of credit are subject to strict collateral requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.  PARENT COMPANY ONLY FINANCIAL INFORMATION

The following are condensed unconsolidated financial statements of COMBANCORP:

CONDENSED BALANCE SHEETS

                                                                   December 31,
                                                  March 31,   -----------------------
                                                    1996         1995         1994
- -------------------------------------------------------------------------------------
                                                (Unaudited)
ASSETS
Cash and due from banks                          $  241,025   $  247,844   $  272,956
Investment in Commerce National Bank              5,980,602    6,137,066    5,673,671
                                                 ------------------------------------
                                                 $6,221,627   $6,384,910   $5,946,627
                                                 ------------------------------------
                                                 ------------------------------------
LIABILITIES
Shareholders' equity:
  Common stock                                   $4,453,300   $4,453,300   $4,453,300
  Retained earnings                               1,880,513    1,796,650    1,609,002
  Unrealized gain (loss) on securities
    available for sale, net                        (112,186)     134,960     (115,675)
                                                 ------------------------------------
    TOTAL SHAREHOLDERS' EQUITY                    6,221,627    6,384,910    5,946,627
                                                 ------------------------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $6,221,627   $6,384,910   $5,946,627
                                                 ------------------------------------
                                                 ------------------------------------

CONDENSED STATEMENTS OF OPERATIONS

                          Three Months Ended
                              March 31,           Year Ended December 31,
                          ----------------------------------------------------
                           1996       1995       1995        1994      1993
- ------------------------------------------------------------------------------
                              (Unaudited)
Equity in earnings
  (loss) of subsidiary    $90,682   $180,866   $354,759   $496,192   $(143,149)
Other income                1,610      2,024      7,365      6,893      57,892
Other expense              (8,429)   (12,254)   (33,029)   (34,448)    (48,501)
                          ----------------------------------------------------
    NET INCOME (LOSS)     $83,863   $170,636   $329,095   $468,637   $(133,758)
                          ----------------------------------------------------
                          ----------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOWS

                                 Three Months Ended
                                      March 31,            Year Ended December 31,
                                --------------------------------------------------------
                                  1996        1995       1995        1994        1993
- ----------------------------------------------------------------------------------------
                                    (Unaudited)
Cash Flows from
  Operating Activities
  Net income (loss)             $ 83,863   $ 170,636   $ 329,095   $ 468,637   $(133,758)
  Adjustments to reconcile
    net income (loss) to net
    cash provided by (used
    in) operating activities:
    Equity in (income)
      loss of subsidiary         (90,682)   (180,866)   (354,759)   (496,192)    143,149
                                --------------------------------------------------------

      NET CASH PROVIDED
        BY (USED IN)
        OPERATING ACTIVITIES      (6,819)    (10,230)    (25,664)    (27,555)      9,391
                                --------------------------------------------------------

Cash Flows from
  Investing Activities
  Interest bearing deposits
     in banks                          -           -           -           -      99,000
  Dividends received
    from subsidiary                    -     141,999     141,999           -           -
                                --------------------------------------------------------

      NET CASH PROVIDED
        BY INVESTING
        ACTIVITIES                     -     141,999     141,999           -      99,000
                                --------------------------------------------------------

      NET CASH (USED IN)
        ACTIVITIES --
        DIVIDENDS PAID                 -    (141,447)   (141,447)          -     (50,921)
                                --------------------------------------------------------

      NET INCREASE
        (DECREASE) IN CASH
        AND DUE FROM BANK         (6,819)     (9,678)    (25,112)    (27,555)     57,470

Cash and Due from Bank
  Beginning of year              247,844     272,956     272,956     300,511     243,041
                                --------------------------------------------------------

  End of year                   $241,025   $ 263,278   $ 247,844   $ 272,956   $ 300,511
                                --------------------------------------------------------
                                --------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the Bank's financial instruments are as follows:

                                         December 31, 1995
                                    ---------------------------
                                      Carrying
                                       Amount       Fair Value
                                    ---------------------------
Financial assets:
  Cash and short-term investments $ 8,439,763 $ 8,439,763 Interest bearing deposits in
    other financial institutions     11,755,000      11,785,000
  Federal Reserve Bank stock            120,000         120,000
  Securities available for sale      21,046,565      21,046,565
  Loans, net                         23,188,851      22,598,606
  Accrued interest receivable           526,998         526,998

Financial liabilities:
  Deposits                           62,023,797      61,965,572
  Accrued interest payable               71,469          71,469


FAIR VALUE OF COMMITMENTS

The estimated fair value of fee income on letters of credit at December 31, 1995 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 1995.

NOTE 17.  EVENT SUBSEQUENT TO THE DATE OF THE AUDITOR'S REPORT (UNAUDITED)

On May 22, 1996, the Company entered into a definitive agreement to sell 100% of its outstanding common stock to BanPonce Corporation for cash subject to shareholder and regulatory approval.

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                                                                CONFORMED COPY





                         AGREEMENT AND PLAN OF MERGER

                    DATED AS OF THE 22nd DAY OF MAY, 1996

                                BY AND AMONG

                            BANPONCE CORPORATION,

                            BANPONCE MERGER CORP.

                                    AND

                                 COMBANCORP










- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

          AGREEMENT AND PLAN OF MERGER, dated as of the 22nd day of May, 1996 (this "Plan"), by and among BanPonce Corporation, a Puerto Rico corporation (the "Acquiror"), BanPonce Merger Corp., a California corporation ("Merger Sub"), and COMBANCORP, a California corporation (the "Company").

                                    RECITALS:

          A. THE ACQUIROR. The Acquiror has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Puerto Rico, with its principal executive offices located in San Juan, Puerto Rico. The Acquiror is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

          B. MERGER SUB. Merger Sub has been duly incorporated and is an existing corporation in good standing under the laws of the State of California. All the outstanding shares of capital stock of Merger Sub are owned indirectly by the Acquiror through its wholly owned subsidiary, BanPonce Financial Corp., a Delaware corporation.

          C. THE COMPANY. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of California, with its principal executive offices located in City of Commerce, California.
As of the date hereof, the Company has 25,000,000 authorized shares of Common Stock, no par value ("Common Stock"), 565,789 shares of which were outstanding as of the date hereof and 93,501 shares of which are reserved for issuance under the Company's 1993 Stock Option Plan (the "1993 Plan"); and 5,000,000 authorized shares of Preferred Stock, none of which have been issued or are outstanding.
As of the date hereof, the Company has outstanding options to acquire 56,250 shares of Common Stock under the 1993 Plan (each such option, a "Company Option"). The Company is a bank holding company duly registered with the Federal Reserve Board under the BHC Act.

          D. BOARD APPROVALS. The respective Boards of Directors of the Acquiror, Merger Sub and the Company have duly approved this Plan and have duly authorized its execution, delivery and performance by the respective parties hereto.

          NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                            ARTICLE I.  THE MERGER

          SECTION 1.1. STRUCTURE OF THE MERGER. On the Effective Date (as defined in Section 8.1), Merger Sub will merge (the "Merger") with and into the Company, with the Company being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the California General Corporation Law ("CGCL"). At the Effective Time (as defined in Section 8.1), the articles of incorporation and by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation and by-laws of the Surviving Corporation.

          SECTION 1.2. EFFECT ON OUTSTANDING SHARES. By virtue of the Merger, automatically and without any action on the part of the holders thereof:

          (i) each share of Common Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding Shares") (other than shares the holder of which, pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares")), shall become and be converted into the right to receive an amount in cash, without interest, equal to $17.31 per share (the "Merger Consideration"), whereupon all shares of Common Stock shall be cancelled; and

         (ii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger and shall become one share of common stock of the Surviving Corporation, and all of such shares shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

          SECTION 1.3. EXCHANGE PROCEDURES. (a) At and after the Effective Time, each certificate (each a "Certificate") representing Outstanding Shares other than Dissenters' Shares shall represent the right to receive the

Merger Consideration owed in respect of such Common Stock, without interest.

          (b) As of the Effective Time, the Acquiror shall deposit, or shall cause to be deposited, with such bank or trust company as the Acquiror shall elect (which may be a subsidiary or other affiliate of the Acquiror) (the "Exchange Agent"), for the benefit of the holders of Outstanding Shares other than Dissenters' Shares, for exchange in accordance with this Section 1.3, the Merger Consideration pursuant to an escrow agreement in form satisfactory to the Acquiror and the Company.

          (c) Promptly after the Effective Time, the Acquiror shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as the Acquiror may determine; and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of any Certificate, which transfer is not registered in the transfer records of the Company, a check for the Merger Consideration may be issued to the transferee if the Certificate is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of the Acquiror, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

          (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Acquiror or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration pursuant to and in accordance with the procedures set forth in this Section 1.3.

          (e) Any portion of the Merger Consideration that remains unclaimed for twelve months after the Effective Time shall be repaid by the Exchange Agent to the Acquiror. Any holders of Certificates who have not theretofore complied with this Section 1.3 shall thereafter look only to the Acquiror for payment of their Merger Consideration in respect of each Certificate held, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Acquiror (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of the Acquiror, the Surviving Corporation, Merger Sub, the Exchange Agent or any other person shall be liable to any former holder of Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Acquiror, the posting by such person of a bond in such amount as the Acquiror may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

          SECTION 1.4. COMPANY OPTIONS. Immediately prior to the Effective Time, automatically and without any action on the part of the holder thereof, each Company Option which shall have been granted prior to the date hereof and shall be outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled and converted into the right to receive from the Company, subject to applicable withholding taxes, an amount in cash equal to $10.31 for each share of Common Stock subject to such Company Option (the "Option Consideration"); PROVIDED, HOWEVER, that such payment shall not be made to a holder of Company Options unless such payment shall be in full satisfaction of all rights of such holder under such Company Options. The holders of Company Options shall not be entitled to receive interest on any amounts to be paid with respect thereto.

                        ARTICLE II.  REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

          SECTION 2.1. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Acquiror and Merger Sub that, except as specifically set forth in the disclosure letter of the Company dated as of the date of this Plan and that is attached hereto as Schedule 2.1 (the "Company Disclosure Letter"), and which makes specific reference to the Section of this Plan for which an exception is taken:

          (a) RECITALS TRUE. The facts set forth in the Recitals of this Plan with respect to the Company are true and correct.

          (b) CAPITAL STOCK. All outstanding shares of capital stock of the Company are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. The Company has no shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements exercisable for, convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock, except as described in the Recitals of this Plan.

          (c) SUBSIDIARIES. The Company owns, directly or indirectly, no subsidiaries other than Commerce National Bank, a national banking association ("Commerce"). The Company owns all of the issued and outstanding shares of capital stock of Commerce (except for directors' qualifying shares), free and clear of all liens, claims, encumbrances and restrictions on transfer. Commerce is a national banking association duly organized, validly existing and in good standing under the laws of the United States, the deposits of which are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The authorized capital stock of Commerce consists of 500,000 shares of common stock, par value $5.00 per share, 400,000 of which shares are issued and outstanding as of the date hereof. The shares of capital stock of Commerce are duly authorized, validly issued, fully paid and (subject to 12 U.S.C. Section 55) non-assessable and have not been issued in violation of any preemptive rights of shareholders. No rights, options, warrants or other rights have been granted by the Company or Commerce or any other person to acquire any shares of capital stock of, or any security or other right that is exercisable for, convertible into or exchangeable for any shares of capital stock of, Commerce

(whether or not any such security or right currently is so exercisable, convertible or exchangeable).

          (d) AUTHORITY. Each of the Company and Commerce has full power and authority, and is duly qualified in all jurisdictions where such qualification is required, to carry on its business as it is now being conducted and to own or lease all its properties and assets, and it has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

          (e) SHAREHOLDER APPROVALS. (i) Subject to the receipt of the required shareholder approval of this Plan that is set forth in (ii) of this paragraph (e), this Plan has been authorized by all necessary corporate action of the Company. Subject to receipt of (A) such shareholder approval and (B) the required approvals, consents or waivers of governmental authorities referred to in Section 6.1(b), this Plan is a valid and binding agreement of the Company enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (ii) The affirmative vote of a majority of the outstanding shares of Common Stock is the only shareholder vote required for approval of this Plan and consummation of the Merger and the other transactions contemplated hereby.

          (f) NO VIOLATIONS. The execution, delivery and performance of this Plan by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license of the Company or Commerce or to which the Company or Commerce (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the charter or certificate or articles of association or incorporation, or by-laws, of the Company or Commerce, or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a breach or violation of, or a default under), or result in the termination of, accelerate the performance required by or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company or Commerce under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or Commerce is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 6.1(b) and (ii) the approval of the shareholders of the Company referred to in Section 2.1(e).

          (g) REPORTS. (i) As of their respective dates, neither the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "1994 10-K"), nor any other document filed subsequent to December 31, 1994 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC"), or any of the call reports or other statements filed by the Company or Commerce subsequent to December 31, 1994 with the Office of the Comptroller of the Currency (the "OCC") (collectively with the above-referenced reports filed under the Securities Exchange Act, the "Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein, or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets contained or incorporated by reference in the Reports (including in each case any related notes and schedules) fairly presented or will fairly present, as the case may be, the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, statements of cash flows and statements of shareholders' equity, contained or incorporated by reference in its Reports (including in each case any related notes and schedules), fairly presented or will fairly present, as the case may be, the results of operations, shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

          (ii) The Company and Commerce have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1991 with (i) the SEC, (ii) the Federal Reserve Board, (iii) the OCC, (iv) the FDIC,
(v) BIF, (vi) any state regulatory authority ("State Regulator") (collectively, the "Regulatory Agencies") and (vii) the National Association of Securities Dealers, Inc. and any other self-regulatory organization ("SRO"), and all other material reports and statements required to be filed by them since December 31, 1991, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve Board, the OCC, the FDIC, BIF, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency or SRO, as the case may be, with which they were filed.

          (h) TAXES. (i) For the purposes of this Plan, (A) the term "Tax" or "Taxes" shall mean any tax or governmental charge, withholding obligation, assessment, impost or levy (including, without limitation, any income, gross receipts, deposit, license, payroll, employee withholding, foreign or domestic withholding, backup withholding, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), capital stock, franchise, disability, real or personal property, sales, use, transfer, registration, ad valorem, alternative or add-on minimum, estimated or other taxes of any kind, any customs duty, unemployment insurance, social security (or similar tax) and workers' compensation), together with any related liabilities, penalties, fines, additions to tax or interest (including any penalties, fines or similar amounts related to any information return or reporting obligations, notwithstanding that no Tax is payable if such obligations are properly discharged) whether disputed or not, imposed by the United States or any state, territory or other possession, county, provincial, local or foreign government or subdivision or agency thereof, and (B) the term "Return" shall mean all reports, returns, estimates, declarations, claims for refund, information returns and statements of any nature with respect to Taxes, including all schedules and attachments thereto, and including any amendment thereof.

          (ii) All Returns required to be filed by or on behalf of the Company or of Commerce have been timely filed (taking into account all extensions) and neither the Company nor Commerce is currently the beneficiary of any extension of time within which to file any Return (other than automatic extensions) and no application for any such extension is currently pending. All such filed Returns are complete in all material respects and accurate in accordance with the governing jurisdictions' tax laws. None of the Returns have been examined by the Internal Revenue Service (the "IRS") or the appropriate state, local or foreign taxing authority. There are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of either the Company or Commerce. All Taxes of the Company and of Commerce with respect to the periods up to the date of this Plan have been paid in full or adequate provision has been made for any such Taxes on its balance sheet (in accordance with generally accepted accounting principles) and neither the Company nor Commerce is delinquent (taking into account all extensions) in the payment of any such Taxes.

          (iii) Neither the Company nor Commerce has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Neither the Company nor Commerce has filed a consent under Section 341(f) of the Code concerning collapsible corporations or is subject to any closing agreement, irrevocable election or similar agreement or decision that would restrict any of them from claiming an otherwise permissible treatment for any item of income, deduction, credit or allowance for a taxable period ending after the Effective Date. Neither the Company nor Commerce has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor Commerce is a party to any Tax sharing agreement or similar contract or arrangement, other than a Tax Sharing Agreement between the Company and Commerce, a copy of which has been furnished to the Acquiror. Neither the Company nor Commerce has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law (other than a group the common parent of which was the Company) or has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations issued pursuant to the Code (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and no material demand or claim has been made against the Company or Commerce with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which the Company or Commerce was at any time a member. There are no liens or other encumbrances for any Taxes upon any property of the Company or Commerce.

          (iv) Each of the Company and Commerce has paid or will pay in a timely manner (taking into account all extensions) and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable (taking into account all extensions), whether now or hereafter, for any period ending on, prior to or including the Effective Time shall have been paid by or on behalf of the Company and Commerce or shall be reflected on the books of the Company and Commerce as an accrued Tax liability (in accordance with generally accepted accounting principles).

          (i) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding, against the Company or Commerce, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or to hinder or delay consummation of the transactions contemplated hereby, and, to the best of its knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

          (j) ABSENCE OF REGULATORY ACTIONS. Neither the Company nor Commerce is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or savings institutions or bank holding companies or savings institution holding companies or engaged in the insurance of deposits of banks or savings institutions (including without limitation the Regulatory Agencies).

          (k) AGREEMENTS. (i) Except for arrangements made in the ordinary course of business, neither the Company nor Commerce is bound by any material contract to be performed after the date hereof that has not been disclosed to the Acquiror in the Company Disclosure Letter. Neither the Company nor Commerce is a party to an oral or written (i) consulting agreement not terminable on 30 days or less notice, (ii) agreement with any executive officer or other key employee of the Company or Commerce the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or Commerce of the nature contemplated by this Plan, (iii) agreement with respect to any executive officer of the Company or Commerce providing any term of employment or compensation guarantee extending for a period longer than one year, (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan or (v) agreement containing covenants that limit the ability of the Company or Commerce to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company or Commerce may carry on its business (other than as may be required by law or any regulatory agency).

          (ii) Neither the Company nor Commerce is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (l) LABOR MATTERS. Neither the Company nor Commerce is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or Commerce the subject of any proceeding asserting that the Company or Commerce has committed an unfair labor practice or seeking to compel the Company or Commerce to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving the Company or Commerce pending or threatened.

          (m) EMPLOYEE BENEFIT PLANS. The Company Disclosure Letter contains a complete and accurate list of all existing bonus, deferred compensation, pension retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance and welfare benefit plans, employment or severance agreements and all similar arrangements that are maintained or contributed to by the Company or Commerce or to which the Company or Commerce are obligated to contribute for the benefit of any employee or former employee or director or former director of the Company or Commerce (the "Plans"). All "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of
1974, as amended ("ERISA") maintained by the Company or Commerce or to which the Company or Commerce are obligated to contribute that cover any of the current or former employees of the Company or Commerce (hereinafter referred to collectively as the "Employee Plans"), comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; no Employee Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA; neither the Company nor Commerce has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan for which no exemptions were available that resulted in a material liability taken as a whole; no liability to the Pension Benefit Guaranty Corporation other than the payment of premiums pursuant to Sections 4006 and 4007 of ERISA has been or is expected by it or them to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an "ERISA
Affiliate"); no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the actuarial present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) of each Pension Plan does not exceed the fair market value of the assets of such Pension Plan by a material amount as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions and methods used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; neither the Company nor Commerce has provided, or is required to provide, security to any Pension
Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code; and neither the Company nor Commerce have contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26,

1980. Each Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under
Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the IRS, and the Company and Commerce are not aware of any circumstances likely to result in revocation of any such favorable determination letter; each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder; there is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan other than routine claims for benefits; there has been no announcement or legally binding commitment by the Company or Commerce to create an additional
Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee
Plan; and the Company and Commerce do not have any obligations for retiree health and life benefits under any Employee Plan other than continuation coverage pursuant to Sections 601 et seq. of ERISA, that cannot be amended or terminated without incurring any liability thereunder. The execution and delivery of this Plan and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by the Company or Commerce to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Plan, increase any benefits payable under any Plan or accelerate the time of payment or vesting of any such benefit.
With respect to each Employee Plan, the Company has made available to the Acquiror and Merger Sub a true and correct copy of (i) the most recent annual report on the applicable form of the Form 5500 series filed with the IRS,
(ii) such Employee Plan, including amendments thereto, (iii) each trust agreement and insurance contract relating to such Plan, including amendments thereto, (iv) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (v) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (vi) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan for which such letters are issued.

          (n) TITLE TO ASSETS. Each of the Company and Commerce has good and marketable title to its properties and assets (other than (i) property as to which it is lessee, as to which either the Company or Commerce, as the case may be, has a valid and enforceable lease for such property enforceable against the landlord in accordance with its terms, and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted), except for such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect.

          (o) KNOWLEDGE AS TO CONDITIONS. None of the Company, Commerce or any of their respective directors and officers knows of any reason why the approvals, consents and waivers of governmental authorities referred to in
Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto.

          (p) COMPLIANCE WITH LAWS. The Company and Commerce have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies (including without limitation the Regulatory Agencies) that are required in order to permit the Company and Commerce to carry on their respective businesses as they are presently conducted or the absence of which could, individually or in the aggregate, have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of the Company, no suspension or cancellation of any of them is threatened.

          (q) FEES. Other than services performed for the Company by The Secura Group pursuant to agreements disclosed to the Acquiror in the Company Disclosure Letter, neither the Company nor Commerce, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company or Commerce, in connection with the Plan or the transactions contemplated hereby. The Acquiror shall not be liable for any financial services advisory fees incurred by the Company, which shall be paid by the Company on or before the Effective Date.

          (r) ENVIRONMENTAL MATTERS. (1) The Company and Commerce, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in substantial compliance with all Environmental Laws (as defined below) and neither the Company nor Commerce has any knowledge of any circumstances that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance.

          (2) There is no proceeding pending or, to the knowledge of the Company, threatened before any court, governmental agency or board or other forum in which the Company, Commerce or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any applicable Environmental Law, or (ii) relating to the presence, release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by the Company, Commerce or any Participation Facility.

          (3) There is no proceeding pending or, to the Company's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or the Company or Commerce in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any applicable Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property.

          (4) To the Company's knowledge, there is no reasonable basis for any proceeding of a type described in Section 2.1(r)(2) or (3).

          (5) During the period of (i) the Company's or Commerce's ownership or operation of any of their respective current properties, (ii) the Company's or Commerce's participation in the management of any Participation Facility or
(iii) the Company's or Commerce's holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases or threatened releases of any unlawful level of any Hazardous Material in, on, from, under or affecting any such property, Participation Facility or Loan/Fiduciary Property.

          (6) To the Company's knowledge, prior to the period of (i) the Company's or Commerce's ownership or operation of any of their respective current properties, (ii) the Company's or Commerce's participation in the management of any Participation Facility or (iii) the Company's or Commerce's holding of a security or other interest in a Loan/Fiduciary Property, there were no releases or threatened releases of any unlawful level of any Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property.

          (7) The following definitions apply for purposes of this Section 2.1(r): "Loan/Fiduciary Property" means any property owned or operated by the Company or Commerce or in which the Company or Commerce holds a security or other interest (including, without limitation, a fiduciary interest), and, where required by the context, includes any such property where the Company or Commerce constitutes the owner or operator of such property; "Participation Facility" means any facility in which the Company or Commerce participates in the management and, where required by the context, includes the owner or operator of such property; "Environmental Law" means any law, regulation, order, decree, opinion, common law doctrine, requirement or agency policy relating to Hazardous Material or the protection of the environment or human health and safety; and "Hazardous Material" means any material, waste or mixture containing any substance that is listed, classified or regulated under any Environmental Law, including petroleum products and regulated levels of asbestos and polychlorinated biphenyls.

          (s) ALLOWANCES. The allowance for loan losses shown on the Company's latest audited balance sheet was, and the allowance for possible loan losses shown on each of the unaudited balance sheets in the Company's Reports for periods ending after the date of the latest audited balance sheet will be, in the opinion of management, adequate as of the date thereof, under generally accepted accounting principles applicable to banks and bank holding companies. The Company has disclosed to the Acquiror in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Company or Commerce that have been classified by the Company, Commerce or otherwise as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import, and the Company shall promptly after the end of any month inform the Acquiror of any such classification arrived at any time after the date hereof. There are no such loans, leases, advances, credit enhancements, other extensions of credit, commitments or interest-bearing assets which have been so classified by any Regulatory Agency that have not also been classified in the same manner by the Company and Commerce. The Other Real Estate Owned ("OREO") included in any non-performing assets of the Company or Commerce is carried net of reserves at the lower of cost or market value based on current independent appraisals.

          (t) MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of the Company, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or Commerce.

          (u) INSURANCE. The Company and Commerce are currently insured and, since December 31, 1991, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Each of the insurance policies and bonds maintained by the Company or Commerce is in full force and effect, neither the Company nor Commerce is in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the Company's management, such insurance coverage is adequate.

          (v) INVESTMENT SECURITIES. Except for pledges to secure public and trust deposits, and reverse repurchase agreements entered into in arm's-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the Company's latest audited balance sheet and none of the material investments made by the Company or Commerce since the date of such balance sheet is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

          (w) DERIVATIVE TRANSACTIONS. Since December 31, 1991, neither the Company nor Commerce has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a loan or other extension of credit by the Company or Commerce, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of the Company and Commerce on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company in accordance with generally accepted accounting principles consistently applied, and no open exposure of the Company or Commerce with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

          (x) INTELLECTUAL PROPERTY. Each of the Company and Commerce owns or possesses valid and binding licenses and other rights to use (without payment) all material trade secrets, trade names, trademarks, service marks, inventions and processes used in its businesses; and neither the Company nor Commerce has received any notice of conflict with respect thereto that asserts the right of others. The Company and Commerce have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (y) REGISTRATION OBLIGATIONS. Neither the Company nor Commerce is under any obligation, contingent or otherwise, that will survive the Merger by reason of any agreement to register any of its securities under the Securities Act of 1933, as amended, or any other applicable securities laws.

          (z) BOOKS AND RECORDS. The books and records of the Company and Commerce have been, and are being, maintained in accordance with applicable legal and accounting requirements (including generally accepted accounting principles, consistently applied) and reflect in all material respects the substance of events and transactions that should be included therein.

                        ARTICLE III.  REPRESENTATIONS AND
                    WARRANTIES OF THE ACQUIROR AND MERGER SUB

          SECTION 3.1. REPRESENTATIONS AND WARRANTIES. Each of the Acquiror and the Merger Sub represents and warrants to the Company that:

          (a) RECITALS TRUE. The facts set forth in the Recitals of this Plan with respect to it are true and correct.

          (b) NO VIOLATIONS. The execution, delivery and performance of this Plan by each of the Acquiror and Merger

Sub do not, and the consummation of the transactions contemplated hereby by each of the Acquiror and Merger Sub will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license of it or to which it is subject, (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or by-laws of it or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a breach or violation of, or a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of it under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of its respective properties or assets may be bound or affected, except for any of the foregoing in this clause (iii) that, neither individually or in the aggregate, would have a Materially Adverse Effect; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 6.1(b) and (ii) the approval of BanPonce Financial Corp., a wholly owned indirect subsidiary of the Acquiror, as sole shareholder of Merger Sub.

          (c) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against the Acquiror or the Merger Sub, which is reasonably likely, individually or in the aggregate, to materially and adversely hinder or delay consummation of the transactions contemplated hereby, and, to the best of their knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

          (d) ABSENCE OF REGULATORY ACTIONS. Neither the Acquiror nor Merger Sub is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or savings institutions or bank holding companies or engaged in the insurance of bank or saving institution deposits (including without limitation the Regulatory Agencies).

          (e) KNOWLEDGE AS TO CONDITIONS. Neither the Acquiror nor Merger Sub knows of any reason why the approvals, consents and waivers of governmental authorities referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto.

          (f) OWNERSHIP OF COMPANY STOCK. Neither the Acquiror nor Merger Sub is directly or indirectly the beneficial owner of more than 20 percent of the outstanding shares of Common Stock.


                     ARTICLE IV.  CONDUCT PENDING THE MERGER

          SECTION 4.1. CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Plan, during the period from the date of this Plan to the Effective Time, the Company shall, and shall cause Commerce to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) maintain insurance coverage of customary risks and in customary amounts in respect of its business and properties, (iv) perform all of its obligations under all material contracts, leases and other commitments to which it is a party or by which it or any of its properties or assets may be bound, (v) comply with and perform all obligations and duties imposed upon it by applicable federal, state and local laws, rules, regulations and ordinances, and (vi) take no action which would adversely affect or delay the ability of the Company, the Acquiror or Merger Sub to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Plan.

          SECTION 4.2. COVENANTS OF THE COMPANY. During the period from the date of this Plan to the Effective Time, the Company shall not, and shall not permit Commerce, without the prior written consent of the Acquiror, to:

          (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, or make any loan or advance;

          (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any person any right to acquire any shares of its capital stock, except for dividends paid by Commerce to the Company; or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for shares of its capital stock;

          (c) other than in the ordinary course of business consistent with past practice and pursuant to policies in effect on the date hereof, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than Commerce, or cancel, release or assign any indebtedness of any such person or any claims held by any such person, except pursuant to contracts or agreements in force at the date of this Plan;

          (d) other than in the ordinary course of business consistent with past practice, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any person; PROVIDED that the Company shall make no acquisition of equity securities or business operations without the Acquiror's prior consent;

          (e) other than in the ordinary course of business consistent with past practice, enter into or terminate any lease, contract or agreement, or make any change in any of its leases, contracts or agreements;

          (f) except to the extent required by law, increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than general increases in compensation in the ordinary course of business consistent with past practice not in excess of 4% in any 12-month period, or voluntarily accelerate the vesting of any compensation or benefit;

          (g) settle any claim, action or proceeding involving any liability of the Company or Commerce if any such settlement, individually or in the aggregate with other such settlements, either (i) could have a Material Adverse Effect on the Company, (ii) result in material restrictions upon the operations of the Company or Commerce or (iii) would be reasonably likely to change materially the terms of the Plan, the Merger or the other transactions contemplated hereby;

          (h) except as contemplated by Section 5.2, modify in any material respect the manner in which the Company and Commerce have heretofore conducted or accounted for their business;

          (i)  amend its articles of incorporation or its by-laws;

          (j) except in the ordinary course of business, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

          (k) other than in the ordinary course of business consistent with past practice and in conformity with all applicable policies and procedures, make, renegotiate, renew, increase, extend the term of or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except loans or advances as to which the Company or Commerce has a legally binding obligation to make such loan or advance as of the date hereof and a description of which has been provided by the Company in writing to the Acquiror prior to the execution of this Plan; or

          (l) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.


                              ARTICLE V.  COVENANTS

          SECTION 5.1. ACQUISITION PROPOSALS. The Company agrees that neither it nor Commerce nor any of the respective officers, directors and employees of the Company or Commerce shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or Commerce) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or Commerce (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised by such board's outside counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The
Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1. The Company will notify the Acquiror immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company.

          SECTION 5.2. CERTAIN POLICIES OF THE COMPANY. At the request of the Acquiror, the Company shall modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves including allowances for loan losses) after the date on which the last required approval of a Regulatory Agency is received for the Merger and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of the Acquiror. The Company's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2.

          SECTION 5.3. EMPLOYEES. Subject to Section 6.1(e) and prior notice to the Chief Executive Officer of the Company, the Acquiror shall have the right (but not the obligation) to offer employment, as officers and employees of the Surviving Corporation or other subsidiaries of Acquiror immediately following the Effective Time, to any and all persons who are officers and employees of the Company or Commerce immediately before the Effective Time.

          SECTION 5.4. ACCESS AND INFORMATION. Upon reasonable notice, the Company shall (and shall cause Commerce to) afford to the Acquiror and its representatives (including, without limitation, directors, officers and employees of the Acquiror and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties and personnel and to such other information as the Acquiror may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made herein. The Acquiror will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to this Plan or the consummation of the transactions contemplated by this Plan.

          SECTION 5.5. CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. The Acquiror, Merger Sub and the Company shall (a) promptly make any filings and applications required to be made in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby and (b) cooperate with one another (i) in promptly determining the filings that are required to be made or the approvals, consents or waivers that are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers. The Acquiror or Merger Sub shall deliver to the Company, and the Company shall deliver to the Acquiror, copies of the publicly available portions of all such filings and applications made by them or it, as the case may be, promptly after such filings are made.

          SECTION 5.6. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan as promptly as practicable, including to use efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, to effect all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and to obtain any required contractual consents and regulatory approvals.

          SECTION 5.7. PUBLICITY. The initial press release announcing this Plan shall be a joint press release and thereafter the Company and the Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the other or the transactions contemplated hereby and in making any filings with any governmental authority or with any national securities organization with respect thereto.

          SECTION 5.8. COMPANY SHAREHOLDERS' MEETING. The Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and by-laws, to convene as promptly as practicable a meeting (the "Company Meeting") of the holders of Common Stock for the purpose of considering the Merger and this Plan and taking action required by this Plan. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's outside counsel, the board of directors of the Company shall recommend that the holders of Common Stock vote in favor of and approve the Merger and adopt this Plan at the Company Meeting, and the Company shall use its reasonable efforts to solicit from shareholders of the Company proxies to vote their shares in favor of the Merger and this Plan and shall take all other action in its judgment necessary or appropriate to obtain the approval of shareholders required to effect the Merger.

          SECTION 5.9. PROXY STATEMENT. As soon as practicable after the date hereof, the Company shall prepare a proxy statement to take shareholder action on the Merger and this Plan (the "Proxy Statement"), file the Proxy Statement with the SEC, respond to comments of the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of Common Stock. The Company represents and covenants that the Proxy Statement and any amendment or supplement thereto, at the date of mailing to shareholders of the Company and the date of the meeting of the Company's shareholders to be held in connection with the Merger, will be in compliance with all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the Company makes no representations or covenants with respect to information provided to the Company in writing by the Acquiror specifically for inclusion in the Proxy Statement. The Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement.

          SECTION 5.10. COMPANY OPTIONS. Prior to the Effective Time, the Company shall either (a) obtain, from each holder of Company Options, such holder's consent to receive in the Merger, for each Company Option held by such holder, the Option Consideration or (b) duly amend the 1993 Plan and the agreements entered into pursuant thereto to provide that at the Effective Time each outstanding Company Option granted prior to the date hereof shall be converted into the right to receive the Option Consideration, in each case in full satisfaction of the rights of such holder and subject to federal and state tax withholding obligations.

          SECTION 5.11. MERGER SUB SHAREHOLDER ACTION. The Acquiror shall cause its indirect subsidiary, BanPonce Financial Corp., as sole shareholder of Merger Sub, to vote in favor of the Merger and this Plan.

          SECTION 5.12. BOARD OF DIRECTORS; OFFICERS. The directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation.

          SECTION 5.13. NOTIFICATION OF CERTAIN MATTERS. (a) The Company shall give prompt notice to the Acquiror of any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or Commerce subsequent to the date of this Plan and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of the Company and Commerce taken as a whole to which the Company or Commerce is a party or is subject.

          (b) The Company shall give prompt notice to the Acquiror of any change, or any series of changes, in the financial condition, properties, business or results of operations of the Company and Commerce taken as a whole which would have a Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change.

          (c) Each of the Company, the Acquiror and Merger Sub shall give prompt notice to the other party of any notice or other communication from any third party challenging the legality of this Plan or any of the transactions contemplated hereby or alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Plan.


                     ARTICLE VI.  CONDITIONS TO CONSUMMATION

          SECTION 6.1. CONDITIONS TO ALL PARTIES' OBLIGATIONS. The respective obligations of the Acquiror, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

          (a) The Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company and by BanPonce Financial Corp. as the sole shareholder of Merger Sub in accordance with applicable law.

          (b) The Acquiror shall have procured the required approvals, consents or waivers with respect to the Plan and the transactions contemplated hereby by the Federal Reserve Board and all other Regulatory Agencies the approval, consent or waiver of which is required with respect to the Plan and the transactions contemplated hereby, and all applicable statutory waiting periods shall have expired; and the parties shall have procured any other regulatory approvals, consents or waivers of governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by the Plan; PROVIDED, HOWEVER, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, (i) would result in a Material Adverse Effect on the Company, the Surviving Corporation or any of its subsidiaries (on a combined basis giving effect to the Merger and the other transactions contemplated by this Plan),
(ii) would not permit the Acquiror to retain the Surviving Corporation as a direct or indirect subsidiary or (iii) would, in the reasonable determination of the Acquiror, materially reduce the benefits of the transactions contemplated by the Plan to the Acquiror.

          (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Plan, and no litigation or proceeding shall be pending against the Acquiror or the Company or any of their respective subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

          (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered or promulgated by any governmental authority which prohibits, restricts or makes illegal the consummation of the Merger or any other transaction contemplated by this Plan.

          (e) Merger Sub shall have entered into severance agreements with Richard F. Demerjian and Esther G. Wilson in the form attached hereto as Exhibit 6.1(e).

          SECTION 6.2. CONDITIONS TO OBLIGATIONS OF THE ACQUIROR AND MERGER SUB. The obligations of the Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) Each of the representations and warranties of the Company contained in this Plan shall, in all material respects, be true on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Company shall have performed, in all material respects, each of its covenants and agreements contained in this Plan; and the Acquiror shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to the foregoing effect.

          (b)  There shall have been no event or circumstances since
December 31, 1995 that has resulted in, or is reasonably likely to result in, a Material Adverse Effect on the Company or Commerce.

          (c) The Acquiror and Merger Sub shall have received from McGlinchey Stafford Lang, A Professional Limited Liability Company, as counsel for the Company, a letter in form and substance satisfactory to the Acquiror, dated as of the Effective Date (as defined in Section 8.1), advising the Acquiror and Merger Sub that such counsel reviewed the Proxy Statement and participated in conferences with the Company, its accountants and financial advisor at which the contents of the Proxy Statement were discussed and that, on the basis of such participation, the Proxy Statement and any amendment or supplement thereto, at the date of mailing to shareholders of the Company and the date of the meeting of the Company's shareholders to be held in connection with the Merger, complied as to form in all material respects with all relevant rules and regulations of the SEC and no facts came to its attention which caused it to believe that the Proxy Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel expresses no opinion with respect to the financial statements and other financial data relating to the Company and the information provided to the Company in writing by the Acquiror specifically for inclusion in the Proxy Statement).

          SECTION 6.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) Each of the representations and warranties of the Acquiror and the Merger Sub contained in this Plan shall, in all material respects, be true on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); each of the Acquiror and the Merger Sub shall have performed, in all material respects, each of its covenants and agreements contained in this Plan; and the Company shall have received a certificate signed by an authorized officer of the Acquiror, dated the Effective Date, to the foregoing effect.

          (b) The Company shall have received a letter from its financial advisor referred to in Section 2.1(q), dated on or within 5 days prior to the date the Proxy Statement is first mailed to shareholders of the Company, in form satisfactory to the Company, confirming such financial advisor's prior written opinion to the Board of Directors of the Company to the effect that the Merger Consideration is fair to the shareholders of the Company from a financial point of view.


                            ARTICLE VII.  TERMINATION

          SECTION 7.1. TERMINATION. This Plan may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of the Company and Merger Sub:

          (a) by the mutual consent of the Acquiror and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board; or

          (b) by the Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the shareholders of the Company to approve the Plan at the Company Meeting called to consider such approval or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach by the other party; or

          (c) by the Acquiror or the Company by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Plan; or

          (d) by the Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by January 6, 1997, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Plan by the party seeking to terminate.

          SECTION 7.2. EFFECT OF TERMINATION. In the event of the termination of this Plan by either the Acquiror or the Company, as provided above, this Plan shall thereafter become void and, subject to the provisions of Section 9.2, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of willful misrepresentation by any other party or the willful breach by any other party of any covenant contained in this Plan, and except that the agreements of the parties in Section 9.6 shall survive such termination.

                        ARTICLE VIII.  EFFECTIVE DATE AND
                                 EFFECTIVE TIME

          SECTION 8.1. EFFECTIVE DATE AND EFFECTIVE TIME. On the last business day of the month during which the expiration of all applicable waiting periods in connection with approvals of governmental authorities shall occur and all conditions to the consummation of this Plan are satisfied or waived, or on such earlier or later date as may be agreed by the parties, an agreement of merger substantially in the form attached hereto as Exhibit 8.1 shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or, if the parties shall so agree, on such date as may be specified in such articles of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be as set forth in such agreement of merger.


                           ARTICLE IX.  OTHER MATTERS

          SECTION 9.1. CERTAIN DEFINITIONS; INTERPRETATION. As used in this Plan, the following terms shall have the meanings indicated:

          (a) "material" means material to the Acquiror or the Company (as the case may be) and its respective subsidiaries, taken as a whole.

          (b) "Material Adverse Effect", with respect to a person, means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (1) the financial condition, properties, business, results of operations or prospects of such person and its subsidiaries, taken as a whole, without regard to costs and expenses incurred by the Company in connection with this Plan and the consummation of the transactions contemplated hereby, or (2) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Plan.

          (c) "person" includes an individual, corporation, partnership, association, trust, limited liability company or unincorporated organization.

          (d) "subsidiary", with respect to a person, means any other person controlled by such person.

          When a reference is made in this Plan to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Plan unless otherwise indicated. The headings contained in this Plan are for ease of reference only and shall not affect the meaning or interpretation of this Plan. Whenever the words "include", "includes", or "including" are used in this Plan, they shall be deemed followed by the words "without limitation". Any singular term in this Plan shall be deemed to include the plural, and any plural term shall be deemed to include the singular.

          SECTION 9.2. SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Plan and shall not survive the Effective Time.

          SECTION 9.3. WAIVER. Prior to the Effective Time, any provision of this Plan may be: (i) waived by the party benefitted by the provision; or
(ii) amended or modified at any time (including a change to the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the shareholders of the Company, no amendment may be made that would contravene California law.

          SECTION 9.4. COUNTERPARTS. This Plan may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          SECTION 9.5. GOVERNING LAW. THIS PLAN SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

          SECTION 9.6. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby.

          SECTION 9.7. NOTICES. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to the Company, to:

COMBANCORP
6001 East Washington Boulevard
City of Commerce, California  90040
Telecopy:  (213) 724-8818

Attention:  Richard F. Demerjian
            Chairman of the Board, President
            and Chief Executive Officer

With a copy to:

Alan Jacobs, Esq.
McGlinchey Stafford Lang,
  A Professional Limited Liability Company
2777 Stemmons Freeway, Suite 925
Dallas, Texas  75207
Telecopy:  (214) 638-4354


If to the Acquiror or Merger Sub, to:

BanPonce Corporation
P.O. Box 362708
San Juan, Puerto Rico  00936-2708
Telecopy:  (809) 751-8645

Attention:  Richard L. Carrion
            Chairman of the Board, President
            and Chief Executive Officer

With a copy to:

Stanley F. Farrar, Esq.
Sullivan & Cromwell
444 South Flower Street
Los Angeles, California  90071
Telecopy:  (213) 683-0457


          SECTION 9.8. ENTIRE AGREEMENT; ETC. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

          SECTION 9.9. ASSIGNMENT. This Plan may not be assigned by any party hereto without the written consent of the other parties and any purported assignment shall be void; PROVIDED, HOWEVER, that without the prior consent of the Company, the Acquiror may assign its rights hereunder to any of its subsidiaries, which assignment shall not relieve the Acquiror of any of its obligations hereunder.

          IN WITNESS WHEREOF, the parties have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.



                                       BANPONCE CORPORATION


                                       By: /s/ Jorge A. Junquera
                                          -----------------------------------
                                       Name:   Jorge A. Junquera
                                       Title:  Senior Executive Vice
                                               President



                                       BANPONCE MERGER CORP.


                                       By: /s/ Jorge A. Junquera
                                          -----------------------------------
                                       Name:   Jorge A. Junquera
                                       Title:  Vice President



                                       COMBANCORP


                                       By: /s/ Richard F. Demerjian
                                          -----------------------------------
                                       Name:   Richard F. Demerjian
                                       Title:  Chairman, President and
                                               Chief Executive Officer

                                                                  Exhibit 6.1(e)
                       [Commerce National Bank letterhead]




                                   __________, 1996


[Richard F. Demerjian
1812 Paseo del Mar
Palos Verdes Estates, CA 90274
[or]
Esther G. Wilson
23035 Rolling Meadows Drive
Pervis, CA 92590]

Dear [Mr. Demerjian or Ms. Wilson]:

          This letter agreement sets forth the severance benefits which Commerce National Bank (the "Bank") agrees will be provided to you in the event your employment with the Bank is terminated under the circumstances described below.

          1. RIGHT TO TERMINATE. Except as otherwise provided below, the Bank or you may terminate your employment at any time.

          2. TERM OF AGREEMENT. This Agreement shall commence on the Effective Date, as defined in the Agreement and Plan of Merger (the "Plan of Merger"), dated May 22, 1996, among BanPonce Corporation, BanPonce Merger Corp. and COMBANCORP, and shall continue in effect for one year following the Effective Date.

          3. TERMINATION. You shall be entitled to the benefits provided in Section 4 hereof upon the termination of your employment with the Bank at any time during the term of this Agreement, unless such termination is (a) because of your death or Retirement, (b) by the Bank for Cause
[DELETE FOR DEMERJIAN --or Disability] or (c) by you other than for Good Reason (as all such capitalized terms are defined below).

          (a) RETIREMENT. Termination by you or by the Bank of your employment based on "Retirement" shall mean termination on or after your attainment of age sixty-five (65).

          (b) CAUSE. Termination by the Bank of your employment for "Cause" shall mean termination upon

     (i) the willful and continued failure by you to perform substantially your duties with the Bank (other than any such failure resulting from your Disability) after (x) a written demand for substantial performance is delivered to you by any authorized officer of the Bank, and (y) the expiration of a 30 day period following the receipt of such notice in which to cure such failure, (ii) your willful commission of an act of fraud, embezzlement or theft, or your breach of fiduciary duty involving personal profit in connection with your duties or in the course of your employment with the Bank, or (iii) a material breach by you of any provision of this Agreement and continuance of such material breach after (x) the Bank has delivered to you written notice specifying such material breach and (y) the expiration of a 30 day period following the receipt of such notice in which to cure such material breach.

          (c) DISABILITY. Termination by the Bank of your employment based on "Disability" shall mean termination because of your absence from your duties with the Bank on a full time basis for thirty (30) consecutive days as a result of your incapacity due to physical or mental illness.

          (d) GOOD REASON. Termination by you of your employment for "Good Reason" shall mean termination based on:

               (i) a substantial and adverse change in your position as [President or Chief Financial Officer] of the Bank, including, without limitation, any substantial diminution in your duties or responsibilities or the assignment to you of any duties or responsibilities which are substantially inconsistent with such position (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

              (ii) a material breach by the Bank of any provision of this Agreement and continuance of such material breach after (x) you shall have provided the Bank with written notice specifying such material breach and (y) the expiration of a 30 day period following the receipt of such notice in which to cure such material breach;

             (iii) a reduction by the Bank in your base salary or the level of employee benefits as in effect immediately prior to the Effective Date; or

              (iv) a change in the principal location of your work to any location which is in excess of 25 miles from the location thereof immediately prior to the Effective Date, or the Bank shall require you to travel away from your office in the course of discharging your responsibilities or duties significantly more (in terms or either consecutive days or aggregate days in any calendar year) than is required immediately prior to the Effective Date without, in either case, your prior consent.

          4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. (a) During any period that you fail to perform your duties as a result of Disability, you shall continue to receive your salary at the rate then in effect and any benefits under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraph 3(c) hereof. [FOR DEMERJIAN -- Upon such termination, you shall be entitled to receive the payment provided in
Section 4(c)(2) below.] [FOR WILSON --Thereafter, your benefits shall be determined in accordance with the Plans then in effect.]

          (b) If your employment shall be terminated for Cause, the Bank shall pay you your salary through the date of termination at the rate in effect just prior to the termination plus any benefits which pursuant to the terms of any Plans have been earned and are otherwise payable, but which have not yet been paid to you. Thereupon, the Bank shall have no further obligations to you under this Agreement.

          (c) Subject to Sections 6 and 7 hereof, if your employment by the Bank shall be terminated (i) by the Bank other than for Cause [DELETE FOR DEMERJIAN --, Disability] or Retirement or (ii) by you for Good Reason, then the Bank shall pay to you, without regard to any contrary provisions of any Plan, the following:

          (1) your salary through the date of termination at the rate in effect just prior to the time a notice of termination is given plus any benefits which pursuant to the terms of any Plans have been earned and are otherwise payable, but which have not yet been paid to you; and

          (2) as severance pay and in lieu of any further salary for periods subsequent to the date of termination, an amount in cash equal to your annual base salary in effect immediately prior to the date of termination, plus [FOR DEMERJIAN -- $25,000 OR, FOR WILSON -- $12,500], plus the annualized amount of other employee benefits paid or accrued during the preceding year.

          (d) The amount of any payment provided for in this Section 4 shall not be reduced, offset or subject to recovery by the Bank by reason of any compensation earned by you as the result of employment by another employer after the date of termination, or otherwise.

          (e) For purposes of this Section 4, "Plan" shall mean any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Bank intended to benefit employees.

          5. SUCCESSORS; BINDING AGREEMENT. (a) For purposes of this Agreement, the "Bank" shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Bank ceases to exist.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, guardians, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

          6. TAXES. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

          7. OTHER LIMITATIONS ON PAYMENTS. Any payments made to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

          8. SURVIVAL. The respective obligations of, and benefits afforded to, the Bank and you as provided in Sections 4, 5(b), 6, 7, 12 and 13 of this Agreement shall survive termination of this Agreement.

          9. NOTICE. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the

Bank, to 6001 E. Washington Blvd., City of Commerce, CA 90040 or, in the case of the undersigned employee, to the address first set forth above, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          10. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and an authorized officer of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California applied without regard to conflict of laws principles.

          11. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          12. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the County of Los Angeles, State of California by one mutually agreed upon arbitrator in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

          13. EMPLOYEE'S COMMITMENT. You agree that subsequent to your period of employment with the Bank, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Bank, any confidential information concerning COMBANCORP or the Bank or their businesses, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of COMBANCORP or the Bank; it being understood, however, that the obligations of this Section 13 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.

          14. RELATED AGREEMENTS. To the extent that any provision of any other agreement between the Bank and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

          15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Bank the enclosed copy of this letter which will then constitute our agreement on this subject.

                         Sincerely,

                         COMMERCE NATIONAL BANK



                         By
                            -------------------------------------
                            Name:
                            Title:


Agreed to this     day
of           , 1996.



- -------------------------
[Richard F. Demerjian or
Esther G. Wilson]

                                                                     EXHIBIT 8.1
                             AGREEMENT OF MERGER



          This Agreement of Merger is entered into between COMBANCORP, a California corporation, and BanPonce Merger Corp., a California corporation.

          1. BanPonce Merger Corp. shall be merged into COMBANCORP, with COMBANCORP being the surviving corporation.

          2. Each share of common stock of BanPonce Merger Corp. issued and outstanding immediately prior to the Effective Time (as defined below) of the merger shall remain outstanding and unchanged after the merger and shall become one share of common stock of COMBANCORP, and all of such shares shall thereafter constitute all of the issued and outstanding shares of the capital stock of the COMBANCORP.

          3. Each share of common stock of COMBANCORP issued and outstanding immediately prior to the Effective Time of the merger shall be canceled and shall become and be converted into the right to receive an amount in cash, without interest, equal to $17.31 per share; no shares of COMBANCORP shall be issued in exchange for the shares of common stock of BanPonce Merger Corp.

          4. The "Effective Time" shall mean the time this Agreement of Merger is filed with the Secretary of State pursuant to Section 1103 of the California Corporations Code.

          IN WITNESS WHEREOF the parties have executed this Agreement this ___ day of ________, 1996.


                                   COMBANCORP


                                   By:
                                      -----------------------------------
                                   [Chairman, President or Vice
                                    President]



                                   By:
                                      -----------------------------------
                                   [Secretary or Assistant
                                    Secretary]


                                   BANPONCE MERGER CORP.



                                   By:
                                      -----------------------------------
                                   [Chairman, President or Vice
                                    President]



                                   By:
                                      -----------------------------------
                                   [Secretary or Assistant
                                    Secretary]

                                                                  APPENDIX B

                               [LETTERHEAD]


July 31, 1996

Board of Directors
COMBANCORP
6001 E. Washington Blvd.
City of Commerce, California 90040

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to COMBANCORP ("CNB") and its shareholders of the financial terms of the proposed merger ("Proposed Merger") between CNB and BanPonce Corporation ("BanPonce").

The terms of the agreement and plan of merger dated as of May 22, 1996 ("the Agreement"), by and between CNB and BanPonce indicate that the consummation of the Proposed Merger is subject to receipt of approvals from the shareholders of CNB and various regulatory agencies, and is further subject to the satisfaction of certain other conditions. As provided for in the Agreement, BanPonce Merger Corp, a wholly owned subsidiary of BanPonce (the "Merger Corp"), will merge with and into CNB, with CNB being the surviving corporation. Under the terms of the Agreement, each outstanding share of common stock, no par value, of CNB will have the right to receive cash equal to $17.31. Each issued and outstanding option to purchase shares of CNB common stock will be canceled for a cash payment equal to $10.31.

The Secura Group ("Secura") is a financial advisory and consulting firm that specializes in the financial services industry. As part of our financial advisory and consulting services, we are engaged in the valuation of securities and companies in connection with mergers, acquisitions and other corporate transactions. Secura is familiar with CNB, having acted as financial advisor to CNB's Board of Directors in connection with and having participated in, the negotiations leading to the Agreement.

In arriving at our opinion described herein, we have, among other things:

    a) Reviewed CNB's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1995, and CNB's Quarterly Report on Form 10-Q and the related unaudited financial information for the quarterly period ended March 31, 1996;
    b) Reviewed BanPonce's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1995, and

Board of Directors
COMBANCORP
July 31, 1996
Page 2 of 3


        BanPonce's Quarterly Report on Form 10-Q and the related unaudited financial information for the quarterly period ended March 31, 1996;
    c) Reviewed certain other internal information prepared by CNB including, but not limited to, nonperforming asset reports, interest rate risk exposure reports and financial forecasts, relating to the business, earnings, assets and future prospects of CNB, furnished to us by CNB;
    d) Conducted discussions with members of senior management of CNB and BanPonce concerning their respective businesses, operations, regulatory condition and future prospects;
    e) Reviewed the historical market prices and trading activity for CNB common stock and compared them with that of certain publicly traded companies which we deemed to be relevant;
    f) Compared the results of operation of CNB and BanPonce with that of certain companies which we deemed to be relevant;
    g) Compared the proposed financial terms of the Proposed Merger contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;
    h) Analyzed the pro forma impact of the transaction on BanPonce's earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios;
    i)  Reviewed the Agreement; and
    j) Reviewed such other financial information, including unaudited financial information as of June 30, 1996, studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary to the rendering of this opinion.

In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by CNB and BanPonce, and we have not assumed any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of CNB or BanPonce or any of their subsidiaries, nor have we been furnished any such evaluation or appraisal.
We have also assumed that there has been no material change in CNB's or BanPonce's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us by CNB and BanPonce, respectively. We have relied on advice of counsel to CNB as to all legal matters with respect to CNB, CNB's Board of Directors, the Proposed Merger, and the Agreement.

We have also relied upon the management of CNB as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed with your consent that such forecasts, including, without limitations, financial forecasts, underperforming and nonperforming assets, net charge-offs and the adequacy of reserves, projections regarding future economic conditions and results of operations reflect the best currently available

Board of Directors
COMBANCORP
July 31, 1996
Page 3 of 3


estimates and judgments of CNB management and that such projections and forecasts will be realized in the amounts and the time periods currently estimated by CNB management. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan and lease losses of CNB or BanPonce, nor have we reviewed any individual credit files. We have also assumed that the conditions to the Proposed Merger as set forth in the Agreement would be satisfied and that the Proposed Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

We have been retained by the Board of Directors of CNB as an independent contractor to act as financial advisor to CNB with respect to the Proposed Merger and will receive a fee for our services, including providing this opinion.

Our opinion is directed to the Board of Directors of CNB and does not constitute a recommendation to any shareholder of CNB as to how such shareholder should vote at any shareholder meeting of CNB held in connection with the Proposed Merger. It is understood that this opinion may be included by CNB's Board of Directors in the proxy statement or registration statement to the shareholders of CNB in connection with the Proposed Merger so long as the opinion is quoted in full.

Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, we are of the opinion on the date hereof, that the consideration to be paid by BanPonce pursuant to the terms of the Agreement is fair, from a financial point of view, to the shareholders of CNB.

                              Very truly yours,

                              /s/ THE SECURA GROUP

                              The Secura Group

                                                                      APPENDIX C


                       CALIFORNIA GENERAL CORPORATION LAW

                         CHAPTER 13. DISSENTERS' RIGHTS


Section 1300. REORGANIZATION OR SHORT-FORM MERGER, DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation is entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph); were voted against the reorganization, or which were held of record on the effective date of a short-form merger, provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
     Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

Section 1301. NOTICE OF HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

     (a) If, in the case of reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to acquire the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other cases within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of which such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of the fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFIED SECURITIES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305. REPORT OF APPRAISERS; CONFIRMATIONS; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon, at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

Section 1306.  PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307.  DIVIDENDS ON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw demand for payment unless the corporation consents thereto.

Section 1309.  TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

Section 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311.  EXEMPT SHARES

     This chapter, except 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

     (a) No shareholder of a corporation who has right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1302, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter, but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholders' shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

DDD09760

                                  PROXY
                                COMBANCORP
                    SPECIAL MEETING OF SHAREHOLDERS
                             AUGUST 29, 1996


    THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby constitutes and appoints Richard F. Demerjian and Jack Minasian, or either of them, as proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated below, all the shares of common stock of COMBANCORP held of record by the undersigned on July 19, 1996, at the Special Meeting of Shareholders (the "Special Meeting") to be held on August 29, 1996, or at any adjournments thereof.





                 PLEASE SIGN AND DATE ON REVERSE SIDE.

                                                              Please mark
                                                            your votes as  /X/
                                                             indicated in
                                                             this example

1.  A proposal to approve and adopt an Agreement      FOR   AGAINST   ABSTAIN
    and Plan of Merger, dated as of May 22, 1996,     / /      / /      / /
    by and among BanPonce Corporation, a Puerto
    Rico corporation, BanPonce Merger Corp., a
    California corporation and a wholly-owned indirect subsidiary of BanPonce ("Merger Sub"), and COMBANCORP, a California corporation, and related Agreement of Merger between COMBANCORP and Merger Sub.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 SET FORTH HEREIN.

The undersigned hereby ratifies and confirms all that said proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Special Meeting. The undersigned acknowledges receipt of the notice of the Special Meeting and the proxy statement accompanying said notice.

                                          I (we) expect to attend    / /
                                          the Special Meeting.

                                          Number of Persons: ________

Signature(s)_________________________________________   Dated___________, 1996

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

August 5, 1996



TO PARTICIPANTS IN THE COMBANCORP EMPLOYEE STOCK OWNERSHIP PLAN

The COMBANCORP Employee Stock Ownership Plan (the "Plan") provides that each participant shall be entitled to vote the shares of common stock of COMBANCORP allocated to his or her account on any matter submitted to a vote of the shareholders of COMBANCORP. Accordingly, at any meeting of shareholders, the Trustee for the COMBANCORP Employee Stock Ownership Trust, which holds all shares acquired pursuant to the plan, will vote all shares held in your account as you instruct. Any shares for which the Trustee receives no instructions, and all unallocated shares, will be voted by the Trustee as directed by the Administrative Committee for the Plan (the "Committee").

     The Board of Directors of COMBANCORP has fixed August 29, 1996 as the date for a Special Meeting of Shareholders (the "Special Meeting"). At the Special Meeting, shareholders will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 22, 1996, which provides for the acquisition of COMBANCORP by BanPonce Corporation ("BanPonce") through a merger of a wholly-owned indirect subsidiary of BanPonce with and into COMBANCORP, and a related Agreement of Merger. Pursuant to the terms of the proposed merger, each outstanding share of COMBANCORP Common Stock (other than dissenters' shares) will be converted into the right to receive $17.31 in cash. All shareholders of record on July 19, 1996 are entitled to notice of, and to vote at, the Special Meeting. On such date, the Trustee held a total of 24,788 shares of COMBANCORP Common Stock. In order for the Trustee to vote such shares in accordance with the terms of the Plan, the Committee has enclosed herewith a Participant Voting Instruction Card and a Notice and Proxy Statement for the Special Meeting. The Proxy Statement includes important information regarding the matters to be acted upon at the Special Meeting. YOU SHOULD REVIEW THE PROXY STATEMENT CAREFULLY BEFORE COMPLETING THE ENCLOSED CARD.

     In order to instruct the Trustee how to vote your allocated shares of COMBANCORP Common Stock at the Special Meeting, you must complete, date and sign the enclosed card and return it to the Committee in the enclosed pre-addressed envelope. Current employees may use the internal Company mail. The completed card must be received by the Committee at the Company's executive office in the City of Commerce, California by no later than the close of business on August 24, 1996. The enclosed card indicates the number of allocated shares (including, as a single number, both vested and non-vested shares) of COMBANCORP Common Stock with respect to which you have the right to give voting instructions. IF YOU DO NOT GIVE ANY VOTING INSTRUCTIONS, YOUR SHARES WILL BE VOTED BY THE TRUSTEE AS DIRECTED BY THE COMMITTEE, WHICH INTENDS TO DIRECT THE TRUSTEE TO VOTE "FOR" THE PROPOSED MERGER.

PARTICIPANTS
August 5, 1996
Page 2



     At any time prior to the foregoing deadline, voting instructions given in respect to the proposal to be acted upon at the Special Meeting may be revoked by a subsequently dated and properly signed and completed card, which gives new instructions as to the voting of the applicable shares on the proposal to be acted upon at the meeting. Revocations received after the foregoing deadline will not be effective. Additional cards are available upon request from the Committee at the executive offices of COMBANCORP.

     Your vote is important. Please complete, sign and return the enclosed Participant Voting Instruction Card as soon as possible.

     If you desire any additional information concerning the above voting procedures, the Special Meeting, or the matter proposed for action at the meeting, please feel free to contact me at (213) 724-7271.

                              Sincerely,



                              Richard F. Demerjian, Chairman
                              Administrative Committee

                    COMBANCORP EMPLOYEE STOCK OWNERSHIP PLAN
                      PARTICIPANT VOTING INSTRUCTION CARD

FOR USE IN CONNECTION WITH THE VOTING OF ALLOCATED SHARES OF COMBANCORP COMMON STOCK AT THE SPECIAL MEETING OF SHAREHOLDERS

    This card is furnished by the Plan's Administrative Committee. It is not being furnished by or on behalf of the Board of Directors of COMBANCORP and is not intended to constitute the solicitation of a proxy.

    The undersigned participant in the COMBANCORP Employee Stock Ownership Plan (the "ESOP") hereby directs the ESOP's Administrative Committee (the "Committee") to instruct the ESOP's Trustee that all of those shares of the common stock, no par value, of COMBANCORP allocated to the ESOP account(s) of the undersigned (the aggregate number of which shares is set forth below the undersigned's name on the reverse hereof) be voted at the Special Meeting of Shareholders of COMBANCORP to be held on August 29, 1996 (the "Special Meeting"), and at any adjournment thereof, as indicated on the reverse hereof with respect to the proposal therein set forth. In giving this direction, the undersigned hereby acknowledges (i) receipt of the letter, dated August 5, 1996, from the Committee to participants in the ESOP and the Proxy Statement referred to therein and (ii) that more complete information with respect to the proposal set forth on the reverse hereof is contained in such documents.

    Please complete, date, sign and promptly return this card to the Committee. IF THE COMMITTEE DOES NOT RECEIVE TIMELY A PROPERLY COMPLETED, DATED AND SIGNED CARD, ALL OF THE SHARES REFERRED TO ABOVE WILL BE VOTED FOR OR AGAINST THE PROPOSAL BY THE TRUSTEE AS DIRECTED BY THE COMMITTEE. THE COMMITTEE CURRENTLY INTENDS TO INSTRUCT THE TRUSTEE TO VOTE "FOR" SUCH PROPOSAL. The direction set forth on the reverse hereof with respect to such proposal may be revoked by a subsequently dated and properly completed and signed card that is RECEIVED TIMELY BY THE COMMITTEE, giving direction as to such proposal.

    Please specify your choice on the proposal, date and sign (all on the reverse hereof) and return in the enclosed envelope.

                          (Continued on reverse side)

       (Continued from other side, which contains important information)

1. A proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 22, 1996, by and among BanPonce Corporation, a Puerto Rico corporation ("BanPonce"), BanPonce Merger Corp., a California corporation and a wholly-owned indirect subsidiary of BanPonce ("Merger Sub"), and COMBANCORP, a California corporation, and related Agreement of Merger between COMBANCORP and Merger Sub, pursuant to which Merger Sub will be merged with and into COMBANCORP and each share of COMBANCORP common stock then outstanding (other than dissenters' share) will be converted into the right to receive $17.31 in cash.

             FOR [ ]             AGAINST [ ]             ABSTAIN [ ]

                                         Dated: ____________, 1996

                                         _______________________________________
                                                       (Signature)

                                         Please  sign  EXACTLY   as  your   name
                                         appears on this card.